Exhibit 10.52

**Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

EXECUTION COPY

SECOND AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

between

REGULUS THERAPEUTICS INC.

And

SANOFI

SECOND AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into this February 4, 2014 (the “Second Restatement Date”), by and between SANOFI (formerly, SANOFI-AVENTIS), a French Corporation (“Sanofi”) having a place of business at 54, rue la Boétie, 75008, Paris, France, registered in the Paris Trade and Company Register under no. 395 030 844, and REGULUS THERAPEUTICS INC., a Delaware Corporation (“Regulus”) having a place of business at 3545 John Hopkins Court, Suite 210, San Diego, California 92121-1121. Sanofi and Regulus each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Regulus possesses certain patent rights, know-how and technology with respect to therapeutic microRNA Compounds;

WHEREAS, Regulus and Sanofi entered into a Collaboration and License Agreement (the “Original Agreement”) dated June 21, 2010 (the “Effective Date”), under which the Parties agreed to conduct a Research Program to identify one or more Licensed Compounds for a limited number of Collaboration Targets and Regulus granted Sanofi exclusive rights to Licensed Compounds and Products arising from the Research Program;

WHEREAS, Regulus and Sanofi amended and restated the Original Agreement pursuant to an Amended and Restated Collaboration and License Agreement (the “First Restated Agreement”) dated July 16, 2012 (the “First Restatement Date”), under which the Parties agreed to expand the scope of the Research Program;

WHEREAS, Sanofi and Regulus now desire to amend and restate the Restated Agreement with this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Parties are entering into a Stock Purchase Agreement dated as of the Second Restatement Date, pursuant to which Sanofi is purchasing $10 million of shares of Regulus’ common stock (the “Stock Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in APPENDIX 1, or if not listed in APPENDIX 1, the meaning designated in places throughout the Agreement.

ARTICLE 2

GRANT OF RIGHTS; EXCLUSIVITY

Section 2.1 Mir-21 Licenses and Options.

2.1.1 License to Mir-21 Compounds and Products. Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.1.3, Section 2.1.4, Section 2.3, Section 3.4.3(a) and Section 9.4.1), Regulus hereby grants to Sanofi a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses as set forth in Section 2.4 below, under the Regulus Know-How and Regulus Patents to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Mir-21 Compounds, Mir-21 Products, and Companion Diagnostics for use with Mir-21 Products; in each case, in the Product Field (the “Mir-21 License”).

2.1.2 Mir-21 POC Program Research License. Subject to the terms and conditions of this Agreement, Sanofi hereby grants to Regulus, (i) a worldwide, royalty-free, co-exclusive (with Sanofi) sublicense, without the right to grant further sublicenses (other than in connection with the use of subcontractors or consultants in accordance with Section 3.9.4), under the Regulus Know-How and Regulus Patents licensed to Sanofi under Section 2.1.1, and (ii) a worldwide, royalty-free, co-exclusive (with Sanofi) license, without the right to grant further sublicenses (other than in connection with the use of subcontractors or consultants in accordance with Section 3.9.4), under Sanofi Inventions and Sanofi Program Patents; in each case, solely to perform the Mir-21 POC Program activities for which Regulus is responsible as specified in the applicable Mir-21 POC Program Plan during the applicable Mir-21 POC Program Term. For clarity, upon termination of a Mir-21 POC Program pursuant to Section 3.4, the license granted by Sanofi to Regulus under this Section 2.1.2 shall terminate and be of no further force or effect.

2.1.3 Mir-21 POC Program Options. On a Mir-21 POC Program-by Mir-21 POC Program basis, upon expiration of the POC Program Term for a particular Mir-21 POC Program, Regulus shall deliver to Sanofi the POC Study Report for such Mir-21 POC Program, and an invoice for both the Option Exercise Fee and POC Program Reimbursement Amount for such POC Program (which invoices shall be payable in accordance with Section 6.5 and Section 6.7, respectively, only in the event Sanofi exercises the Mir-21 Option in accordance with this Section 2.1.3), and Sanofi may elect to continue the Development of any Mir-21 POC Program Product that is the subject of such Mir-21 POC Program, the Mir-21 Compound(s) contained in any such Mir-21 POC Program Product, and Companion Diagnostics for use with any such Mir-21 POC Program Product after expiration of the applicable POC Program Term, in accordance with the terms and conditions of this Agreement (each, a “Mir-21 Option”), by: (a) delivering written notice of such election to Regulus prior to expiration of the Option Period for such POC Program; and (b) paying to Regulus the applicable Option Exercise Fee and POC Program Reimbursement Amount for such POC Program in accordance with Section 6.5 and Section 6.7, respectively.

2.1.4 Consequences of Failure to Exercise Mir-21 Option. On a Mir-21 POC Program-by-Mir-21 POC Program basis, in the event that Sanofi fails to exercise its Mir-21 Option with respect to a particular Mir-21 POC Program in accordance with Section 2.1.3 prior

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to expiration of the applicable Option Period, then, effective as of expiration of such Option Period:

(a) the Mir-21 Option with respect to such Mir-21 POC Program shall terminate and be of no further force or effect;

(b) the Mir-21 License shall terminate solely with respect to any Mir-21 POC Program Product that was the subject of such Mir-21 POC Program, the Mir-21 Compound(s) contained in any such Mir-21 POC Program Product, and Companion Diagnostics for use with any such Mir-21 POC Program Product (collectively, “Expired Mir-21 Program Products”), but shall otherwise continue in full force and effect in accordance with its terms; and

(c) Sanofi shall, and it hereby does, grant to Regulus an exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, with the right to grant sublicenses, under Sanofi’s intellectual property rights in or to the Research Results from the Sanofi Program Activities in the POC Program Plan for such Mir-21 POC Program and from the Sanofi Independent Activities (in each case, including, without limitation, Sanofi Product Specific Patents and Program Patents claiming or disclosing any such Research Results existing as of expiration of such Option Period), solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import the applicable Expired Mir-21 Program Products in the Product Field. In addition, Sanofi shall promptly disclose to Regulus any and all Research Results from the Sanofi Program Activities in the POC Program Plan for such Mir-21 POC Program, to the extent not previously disclosed to Regulus pursuant to Section 3.8.

Notwithstanding the survival of the Mir-21 License with respect to Mir-21 Compounds, Mir-21 Products and associated Companion Diagnostics other than the Expired Program Products as provided in the preceding paragraph, from and after expiration of the Option Period for such Mir-21 POC Program and for as long as Regulus (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Develop or Commercialize such Expired Program Products, Sanofi covenants that neither it nor any of its Affiliates will, directly or indirectly, itself or through any of its sublicensees, submit or cause to be submitted to any Regulatory Authority any preclinical or clinical data generated by or on behalf of Regulus (other than by Sanofi) in the performance of such Mir-21 POC Program in support of any IND, Approval or application for Approval of any Mir-21 Compound, Mir-21 Product or associated Companion Diagnostic; provided, however, that Sanofi (and its Affiliates and sublicensees) shall not be prohibited from submitting to any Regulatory Authority any safety data (but not efficacy data) generated by or on behalf of Regulus (other than by Sanofi) in the performance of such Mir-21 POC Program that is legally required to be submitted to or is otherwise requested by a Regulatory Authority in connection with any IND, Approval or application for Approval with respect to any Mir-21 Compound, Mir-21 Product or associated Companion Diagnostic that, in each case, is not an Expired Program Product.

Section 2.2 Mir-221/222 Licenses and Option.

2.2.1 Mir-221/222 POC Program Research License. Subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi, a worldwide, royalty-free,

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co-exclusive (with Regulus) license, without the right to grant sublicenses (other than in connection with the use of subcontractors or consultants in accordance with Section 3.9.4), under the Regulus Know-How and Regulus Patents solely to perform the Mir-221/222 POC Program activities for which Sanofi is responsible as specified in the Mir-221/222 POC Program Plan during the applicable POC Program Term. For clarity, upon termination of the Mir-221/222 POC Program pursuant to Section 3.4, the license granted by Regulus to Sanofi under this Section 2.1.2 shall terminate and be of no further force or effect.

2.2.2 Mir-221/222 POC Program Option.

(a) Option Grant. Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.1.3, Section 3.4.3(a) or Section 3.4.3(b), as applicable), Regulus hereby grants to Sanofi an exclusive, non-transferable (except in connection with a permitted assignment of this Agreement pursuant to Section 13.1) option (the “Mir-221/222 Option”), exercisable during the Option Period in accordance with Section 2.2.2(a), to obtain a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses as set forth in Section 2.4 below, under the Regulus Know-How and Regulus Patents to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Mir-221/222 Compounds, Mir-221/222 Products, and Companion Diagnostics for use with Mir-221/222 Products; in each case, in the Product Field (the “Mir-221/222 License”).

(b) Option Exercise. Upon expiration of the POC Program Term for the Mir-221/222 POC Program, Regulus shall deliver to Sanofi the POC Study Report for such Mir-21 POC Program, and an invoice for both the Option Exercise Fee and POC Program Reimbursement Amount for such POC Program (which invoices shall be payable in accordance with Section 6.5 and Section 6.7, respectively, only in the event Sanofi exercises the Mir-221/222 Option in accordance with this Section 2.2.2(b)), and Sanofi may exercise its Mir-221/222 Option by: (i) delivering written notice of such exercise to Regulus prior to expiration of the Option Period for the Mir-221/222 POC Program; and (ii) paying to Regulus the applicable Option Exercise Fee and POC Program Reimbursement Amount for the Mir-221/222 POC Program in accordance with Section 6.5 and Section 6.7, respectively.

(c) Program License Grant Upon Option Exercise. Subject to the terms and conditions of this Agreement (including, without limitation, Section 9.4.1 or 9.4.2, as applicable), and effective only upon exercise of the Option for the Mir-221/222 POC Program in accordance with Section 2.2.2(a) (including timely payment of the Option Exercise Fee and POC Program Reimbursement Amount), Regulus hereby grants to Sanofi the Mir-221/222 License.

2.2.3 Consequences of Failure to Exercise Mir-221/222 Option. In the event that Sanofi fails to exercise its Mir-221/222 Option in accordance with Section 2.2.2(a) prior to expiration of the applicable Option Period, then, effective as of expiration of such Option Period:

(a) the Mir-221/222 Option and all licenses and rights granted by Regulus to Sanofi under this Agreement with respect to Mir-221/222 Compounds, Mir-221/222 Products and associated Companion Diagnostics shall terminate and be of no further force or effect; and

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(b) Sanofi shall, and it hereby does, grant to Regulus an exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, with the right to grant sublicenses, under Sanofi’s intellectual property rights in or to the Research Results from the Sanofi Program Activities in the Mir-221/222 POC Program Plan (including, without limitation, Sanofi Product Specific Patents and Program Patents claiming or disclosing any such Research Results existing as of expiration of such Option Period), solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Mir-221/222 Compounds, Mir-221/222 Products and associated Companion Diagnostics; in each case, in the Product Field. In addition, Sanofi shall promptly disclose to Regulus any and all Research Results from the Sanofi Program Activities in the Mir-221/222 POC Program Plan, to the extent not previously disclosed to Regulus pursuant to Section 3.8.

Section 2.3 Regulus Co-Promotion Option. Subject to the terms and conditions of this Agreement, on a POC Program-by-POC Program basis, Sanofi hereby grants to Regulus an exclusive, non-transferable (even in connection with a permitted assignment of this Agreement pursuant to Section 13.1) option with respect to each POC Program Product (each, a “Co-Promote Option”), exercisable […***…] for such POC Program Product as set forth below, to obtain a co-exclusive (with Sanofi), royalty-bearing right and license, without the right to sublicense, under the Regulus Know-How, Regulus Patents, Sanofi Inventions, Sanofi Program Patents and other necessary Patents or know-how Controlled by Sanofi, in each case, solely to promote each POC Program Product in the U.S. in accordance with APPENDIX 10 (such right and license, a “Co-Promote Right”). Sanofi shall deliver written notice of its intent to file the first NDA for each POC Program Product at least […***…] months before the date Sanofi anticipates filing such NDA. Regulus may exercise its Co-Promote Option with respect to such POC Program Product by delivering written notice of such exercise to Sanofi within […***…] months after Sanofi delivers written notice of its intent to file such NDA. Effective upon Regulus’ exercise of its Co-Promote Option for a POC Program Product, Sanofi hereby grants to Regulus the Co-Promote Right for such POC Program Product, and the Parties shall negotiate in good faith and enter into a Co-Promotion Agreement governing such co-promotion activities no later than […***…] months prior to Sanofi’s good faith estimate of the POC Program Product launch date in the U.S. Such Co-Promotion Agreement shall include, without limitation, the terms set forth in APPENDIX 10 hereto.

Section 2.4 Sublicenses. Each Program License is sublicensable only in connection with a sublicense of a Licensed Compound, Product or Companion Diagnostic licensed to Sanofi under such Program License to any Affiliate of Sanofi or to any Third Party, in each case to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import such Licensed Compound, Product or Companion Diagnostic in the Product Field in accordance with the terms of this Agreement; provided, however, that Sanofi shall not have the right to sublicense a POC Program Product in the U.S. unless and until […***…].

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Section 2.5 Exclusivity.

2.5.1 During the Term, on a Collaboration Target-by-Collaboration Target basis, so long as any Program License or Option with respect to a Collaboration Target is in effect, Regulus agrees that it will not […***…].

2.5.2 During the Term, on a Collaboration Target-by-Collaboration Target basis, so long as any Program License with respect to a Collaboration Target is in effect, Sanofi may, subject to the terms and conditions of this Agreement (including the financial provisions set forth in Article 6), […***…], provided, however, that, on a POC Program-by-POC Program basis, during the applicable POC Program Term , Sanofi agrees that it will not […***…]; and (ii) with respect to a POC Program Product that is the subject of such POC Program where the applicable POC Program Product […***…]; in each case (both (i) and (ii) above), only in the […***…] for which the applicable POC Program Product is being developed and/or commercialized.

Section 2.6 License Conditions; Limitations.

2.6.1 If Sanofi fails to meet its obligations to use Commercially Reasonable Efforts under ARTICLE 5 for a particular Licensed Compound or Product, Regulus will have the termination rights set forth in Section 9.4.1 or 9.4.2, as applicable.

2.6.2 Each Program License, and the exclusivity granted under Section 2.5 with respect to the applicable Collaboration Target, are subject to and limited by the (i) […***…], solely to the extent Regulus has, prior to the Effective Date, provided Sanofi the provisions of such agreements in unredacted form.

2.6.3 Without limiting this Section 2.6, Regulus’ ability to conduct research and development on […***…], and […***…]

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[…***….]. To the extent the […***…] POC Program Plan contemplates the potential research and development of […***…], Regulus will use commercially reasonable efforts (and will exercise its rights under the […***…]) to secure the right to conduct research and development on […***…], and grant Sanofi a […***…] Option under Section 2.2.1 to obtain a […***…] under Section 2.2.2(b) with respect to […***…], and to grant such […***…] upon exercise of such […***…], to the fullest extent contemplated by this Agreement.

2.6.4 Pursuant to the […***…], Regulus has a non-exclusive license under certain Patents and Know How of […***…]. Regulus has the right to request from […***…] permission to grant a sublicense to Sanofi and its Affiliates under the […***…], and to provide Sanofi and its Affiliates access to the […***…], in connection with the development, manufacture and commercialization of Products that are Development Candidates, on a Development Candidate-by-Development Candidate basis. On a Development Candidate-by-Development Candidate basis: (a) with respect to Development Candidates that are POC Program Products, promptly following IND filing for such Development Candidate, Regulus shall use commercially reasonable efforts (and will exercise its rights under the […***…]) to obtain […***…] permission (i) to grant to Sanofi and its Affiliates a sublicense under the […***…] for such POC Program Products, and (ii) to provide Sanofi and its Affiliates access to the […***…] pursuant to Section 4.3 for such POC Program Products; provided, however, that, notwithstanding Regulus’ receipt of such permission from […***…], such sublicense grant to Sanofi under the […***…] would not become effective, and Regulus would not be obligated to provide such access to the […***…] to Sanofi, in each case ((i) and (ii)) unless and until […***…]; and (b) with respect to Products that are not POC Program Products, […***…], Regulus shall use commercially reasonable efforts (and will exercise its rights under the […***…]) to grant to Sanofi and its Affiliates a sublicense under the […***…], and to provide Sanofi and its Affiliates access to the […***…].

2.6.5 Subject to Section 2.5, Regulus retains the right to grant Permitted Licenses.

2.6.6 The […***…] granted to Sanofi under the […***…] Agreement is subject to the terms of the […***…] Agreement (including for the avoidance of doubt the […***…] obligation vis-à-vis […***…] to provide reports in accordance with […***…]Agreement, and to keep records as set forth in Article 10 of the […***…] Agreement, provided that Regulus agrees to directly comply with the reporting obligations under the […***…] Agreement with respect to progress of research and development). To the extent necessary to comply with the reporting obligations under the […***…] Agreement, Sanofi agrees to provide Regulus with reports of Sanofi’s progress through the JSC for so long as the

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JSC in place, and thereafter as reasonably requested by Regulus, in each case, at intervals and with reasonable lead-times reasonably necessary for Regulus to comply with the […***…] Agreement. Based on the information reported by Sanofi pursuant to the preceding sentence, Regulus will prepare the necessary reports and submit them to […***…]. However, if […***…] insists that Sanofi provide written progress, Sanofi agrees to do so. The Parties shall cooperate in good faith to facilitate compliance with the Existing Regulus Agreements. Notwithstanding the foregoing, Regulus shall make a good faith effort to […***…] that the […***…] of the […***…] the reporting obligations that Sanofi has to Regulus under this Agreement.

ARTICLE 3

COLLABORATION

Section 3.1 Objective. During the Research Term, the Parties collaborated in carrying out a program to discover and preclinically develop certain Licensed Compounds (as further provided for in the R&D Plan, the “Research Program”). Beginning as of the Second Restatement Date, Regulus will carry out, in cooperation with Sanofi, each of the following development programs, for the potential further clinical Development and Commercialization of Licensed Compounds from such POC Program by Sanofi as Products.

3.1.1 a program to develop certain Mir-21 Compounds meeting the applicable Development Candidate Criteria in one or more Indications in the Fibrosis Field with the objective of demonstrating Proof of Concept with respect to a Mir-21 Compound Development Candidate in such Indication(s) (as further provided for in the Mir-21 Fibrosis POC Program Plan, the “Mir-21 Fibrosis POC Program”). The Mir-21 POC Fibrosis Program will be carried out in accordance with a written research and development plan (the “Mir-21 Fibrosis POC Program Plan”). The initial Mir-21 Fibrosis POC Program Plan that has been agreed to by the Parties as of the Second Restatement Date is attached as APPENDIX 6A hereto;

3.1.2 a program to develop certain Mir-21 Compounds meeting the applicable Development Candidate Criteria in one or more Indications in the Oncology Field with the objective of demonstrating Proof of Concept with respect to a Mir-21 Compound Development Candidate in such Indication(s) (as further provided for in the Mir-21 Oncology POC Program Plan, the “Mir-21 Oncology POC Program”). The Mir-21 Oncology POC Program will be carried out in accordance with a written research and development plan (the “Mir-21 Oncology POC Program Plan”). The initial Mir-21 Oncology POC Program Plan that has been agreed to by the Parties as of the Second Restatement Date is attached as APPENDIX 6B hereto; and

3.1.3 a program to develop certain Mir-221/222 Compounds meeting the applicable Development Candidate Criteria in one or more Indications in the Oncology Field with the objective of demonstrating Proof of Concept with respect to a Mir-221/222 Compound Development Candidate in such Indication(s) (as further provided for in the Mir-221/222 POC Program Plan, the “Mir-221/222 POC Program”). The Mir-221/222 POC Program will be carried out in accordance with a written research and development plan (the “Mir-221/222 POC

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Program Plan”). The initial Mir-221/222 POC Program Plan that has been agreed to by the Parties as of the Second Restatement Date is attached as Appendix 6C hereto.

Section 3.2 POC Program Plans. Each POC Program will be carried out in accordance with a written program plan (each, a “POC Program Plan”). The initial POC Program Plans have been agreed to by the Parties as of the Effective Date and are attached as APPENDIX 6 hereto. The purpose of each POC Program Plan is: (a) to detail the responsibilities and activities of Regulus with respect to carrying out the applicable POC Program, including the Development Candidate Criteria, POC Criteria and Target Product Profile for such POC Program; and (b) if applicable, to detail those specific studies and/or activities under such POC Program that are to be carried out by Sanofi (“Sanofi Program Activities”). Regulus will be responsible for all activities under each POC Program Plan through Achievement of Proof of Concept (except for Sanofi Program Activities, if any), and Sanofi will be responsible for all Sanofi Program Activities (if any) under each POC Program Plan. A POC Program Plan, including the Development Candidate Criteria, POC Criteria, Target Product Profile and Sanofi Program Activities for such POC Program, may be amended with the approval of the JSC, subject to paragraph 8 of the JSC Charter. Each POC Program Plan will be updated and amended from time to time as necessary. In addition, at such time (if ever) as Sanofi exercises its Option with respect to a POC Program in accordance with Section 2.2.2(a), the JSC will meet to update the applicable POC Program Plan to implement the Manufacturing Technology transfer under Section 4.3 and to secure supply of API to support further clinical trials after the Achievement of Proof of Concept, the cost of which will be borne solely by Sanofi. If the Parties cannot agree to updates or amendments to a POC Program Plan, the Parties will first pursue the dispute resolution provisions of the JSC Charter and thereafter follow the provisions of Section 13.4.

Section 3.3 POC Program Term. Each POC Program will be carried out during the applicable POC Program Term, subject to the earlier termination of such POC Program pursuant to Section 3.4.1 or Section 3.4.2.

Section 3.4 Early Termination of POC Program.

3.4.1 By Sanofi. On a POC Program-by-POC Program basis, Sanofi will have the right to terminate a POC Program at any time upon written notice to Regulus.

3.4.2 By the Parties. On a POC Program-by-POC Program basis, the Parties may mutually agree in writing to terminate a POC Program if they determine in good faith, and after consultation via the JSC, that, based on the results generated under the POC Program Plan, the further pursuit of such POC Program would be scientifically or clinically unwarranted (e.g., due to target validation issues, Development Candidate delivery issues, potency issues or safety issues); provided, however, that, in the event Regulus believes, on the basis of results generated under the POC Program Plan, that further pursuit of such POC Program is not scientifically justifiable, but Sanofi does not agree to terminate such POC Program, then, upon Regulus’ written request, the matter shall be submitted to the Expert Panel as set forth in Section 13.4.5 of this Agreement for resolution of whether or not further pursuit of such POC Program is scientifically justifiable, and if the Expert Panel rules in favor of Regulus, such POC Program shall be deemed terminated by such ruling.

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3.4.3 Consequences of Early Termination of POC Program.

(a) Mir-21 POC Program. On a Mir-21 POC Program-by-Mir-21 POC Program basis, in the event of termination of a particular Mir-21 POC Program pursuant to Section 3.4.1 or Section 3.4.2 (such Mir-21 POC Program, the “Terminated Mir-21 POC Program”), then, effective as of termination of such Mir-21 POC Program:

(i) the Mir-21 POC Program research license granted to Regulus pursuant to Section 2.1.2 with respect to the Terminated Mir-21 POC Program shall terminate and be of no further force or effect;

(ii) the Mir-21 Option with respect to the Terminated Mir-21 POC Program shall terminate and be of no further force or effect;

(iii) the Mir-21 License shall terminate solely with respect to any Mir-21 POC Program Product that was the subject of the Terminated Mir-21 POC Program, the Mir-21 Compound(s) contained in any such Mir-21 POC Program Product, and Companion Diagnostics for use with any such Mir-21 POC Program Product (collectively, “Terminated Mir-21 Program Products”), but shall otherwise continue in full force and effect in accordance with its terms; and

(iv) Sanofi shall, and it hereby does, grant to Regulus an exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, with the right to grant sublicenses, under Sanofi’s intellectual property rights in or to the Research Results from the Sanofi Program Activities in the POC Program Plan for the Terminated Mir-21 POC Program and from the Sanofi Independent Activities (in each case, including, without limitation, Sanofi Product Specific Patents and Program Patents claiming or disclosing any such Research Results existing as of termination of such Mir-21 POC Program), solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import the applicable Terminated Mir-21 Program Products in the Product Field. In addition, Sanofi shall promptly disclose to Regulus any and all Research Results from the Sanofi Program Activities in the POC Program Plan for such Terminated Mir-21 POC Program, to the extent not previously disclosed to Regulus pursuant to Section 3.8.

Notwithstanding the survival of the Mir-21 License with respect to Mir-21 Compounds, Mir-21 Products and associated Companion Diagnostics other than the Terminated Mir-21 Program Products as provided in the preceding paragraph, from and after termination of the Terminated Mir-21 POC Program and for as long as Regulus (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Develop or Commercialize such Terminated Mir-21 Program Products, Sanofi covenants that neither it nor any of its Affiliates will, directly or indirectly, itself or through any of its sublicensees, submit or cause to be submitted to any Regulatory Authority any preclinical or clinical data generated by or on behalf of Regulus (other than by Sanofi) in the performance of such Terminated Mir-21 POC Program in support of any IND, Approval or application for Approval of any Mir-21 Compound, Mir-21 Product or associated Companion Diagnostic; provided, however, that Sanofi (and its Affiliates and sublicensees) shall not be prohibited from submitting to any Regulatory Authority any safety data (but not efficacy data) generated by or on behalf of Regulus (other than by Sanofi) in the

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performance of such Terminated Mir-21 POC Program that is legally required to be submitted to or is otherwise requested by a Regulatory Authority in connection with any IND, Approval or application for Approval with respect to any Mir-21 Compound, Mir-21 Product or associated Companion Diagnostic that, in each case, is not a Terminated Mir-21 Program Product.

(b) Mir-221/222 POC Program. In the event of termination of the Mir-221/222 POC Program pursuant to Section 3.4.1 or Section 3.4.2, then, effective as of termination of the Mir-221/222 POC Program:

(i) the Option with respect to the Mir-221/222 POC Program and all licenses and rights granted by Regulus to Sanofi under this Agreement with respect to Mir-221/222 Compounds, Mir-221/222 Products and associated Companion Diagnostics shall terminate and be of no further force or effect; and

(ii) Sanofi shall, and it hereby does, grant to Regulus an exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, with the right to grant sublicenses, under Sanofi’s intellectual property rights in or to the Research Results from the Sanofi Program Activities in the POC Program Plan for the Mir-221/222 POC Program (including, without limitation, Sanofi Product Specific Patents and Program Patents claiming or disclosing any such Research Results existing as of termination of such Mir-221/222 Program), solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Mir-221/222 Compounds, Mir-221/222 Products and associated Companion Diagnostics; in each case, in the Product Field. In addition, Sanofi shall promptly disclose to Regulus any and all Research Results from the Sanofi Program Activities in the POC Program Plan for the Mir-221/222 POC Program, to the extent not previously disclosed to Regulus pursuant to Section 3.8.

3.4.4 End of POC Program Term. Upon the expiration of the POC Program Term for such POC Program (whether as a result of termination of such POC Program or otherwise), Regulus will not be obligated to continue to perform work under the POC Program.

Section 3.5 Joint Steering Committee. The Parties will establish and maintain a joint steering committee (the “JSC”) to oversee the conduct of the POC Programs, including, but not limited to approving any changes to the POC Program Plans. The JSC will be established, operated and governed in accordance with the policies and procedures set forth in APPENDIX 4 attached hereto (the “JSC Charter”). The JSC Charter may be amended with the unanimous approval of the JSC members. As needed, the JSC will establish subcommittees and working groups that will report to the JSC to further the objectives of the POC Programs. The JSC and any subcommittees and working groups established by the JSC will automatically dissolve at such time as all of the Options granted hereunder either have been exercised, or have expired or terminated without exercise.

Section 3.6 Program Contributions.

3.6.1 Research Program. The Parties acknowledge and agree that their respective staffing, funding and performance obligations with respect to the Research Program have been fulfilled prior to the Second Restatement Date.

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3.6.2 POC Program Contributions By Regulus. During the POC Program Term for a POC Program, Regulus will dedicate Regulus employees and/or Third Party contractors to perform activities in support of and in accordance with the then-current POC Program Plan. Regulus will bear all costs, including costs related to research supplies, consumables and animals, incurred in performing its obligations under each POC Program Plan. For clarity, during the POC Program Term for a POC Program, Regulus will perform, and bear all costs of performing, all IND-Enabling Studies to the extent required by the FDA to support the IND for the Target Product Profile for such POC Program as set forth in the version of the POC Program Plan in effect immediately prior to the start of such IND-Enabling Studies; provided, however, that Regulus shall not be responsible for performing, or for the costs of performing, any IND-Enabling Study that is identified as a Sanofi Program Activity in the applicable POC Program Plan. During the applicable POC Program Term, Regulus shall use Commercially Reasonable Efforts to develop to Proof of Concept (i) at least one Mir-21 Compound in an Indication in the Fibrosis Field, (ii) at least one Mir-21 Compound in an Indication in the Oncology Field, and (iii) at least one Mir-221/222 Compound in an Indication in the Oncology Field; in each case consistent with the applicable POC Program Plan.

3.6.3 POC Program Contributions By Sanofi. During the applicable POC Program Term, Sanofi shall use Commercially Reasonable Efforts to conduct and complete the Sanofi Program Activities (if any) for each POC Program in accordance with the then-current POC Program Plan. Sanofi will bear all costs, including costs related to research supplies, consumables and animals, incurred in performing Sanofi Program Activities under each POC Program Plan, subject to Section 4.1 and Section 6.6.

Section 3.7 Records. Each Party and its contractors will maintain complete and accurate records of all work conducted in the performance of the Research Program and each POC Program, and all results, data, inventions and developments made in the performance of the Research Program and each POC Program. All such records maintained by each Party and its contractors will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Upon reasonable prior written notice, Regulus will provide Sanofi the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of Sanofi’s obligations or the exercise of Sanofi’s rights under this Agreement. Upon reasonable prior written notice, and solely with respect to Sanofi Program Activities and/or Discontinued Products, Sanofi will provide Regulus the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of Regulus’ obligations or the exercise of Regulus’ rights under this Agreement. In addition, Sanofi and its contractors will maintain complete and accurate records of all work conducted by or on behalf of Sanofi with respect to Mir-21 Compounds and Other Mir-21 Products independently of the Mir-21 POC Programs during the applicable Option Period(s) (“Sanofi Independent Activities”). In each case, each Party will maintain such records and the information it receives from the other Party in confidence in accordance with Article 7 hereof and will not use such records or information except to the extent otherwise permitted by this Agreement.

Section 3.8 Disclosure of Results. The results of all work performed by the Parties as part of the Research Program and each POC Program will be promptly disclosed to the other Party in a reasonable manner as such results are obtained. In addition, Regulus will periodically

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provide Sanofi with written reports of the work performed under the Research Program and each POC Program, and the results achieved by Regulus, and Sanofi will periodically provide Regulus with written reports of Sanofi Program Activities performed under each POC Program, and the results achieved by Sanofi. Regulus and Sanofi will provide reports and analyses at each JSC meeting, and more frequently on reasonable request by the JSC, detailing the current status of each POC Program. The results, reports, analyses and other information regarding the Research Program and each POC Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. Upon reasonable request by Sanofi, Regulus will provide Sanofi with additional data, results and other information with respect to the work performed by Regulus in the performance of the Research Program and each POC Program. Upon reasonable request by Regulus, Sanofi will provide Regulus with additional data, results and other information with respect to the work performed by Sanofi in the performance of the Sanofi Program Activities. Any reports required, excluding reports needed for submission to a Regulatory Agency, under this Section 3.8 may take the form of and be recorded in minutes of the JSC that will contain copies of any slides relating to the results and presented to the JSC. Reports needed to support regulatory submissions and updates to a Regulatory Agency will be provided in a timely manner and in a format as agreed upon by the JSC. During the POC Program Term for any Mir-21 POC Program, Sanofi will provide […***…] written summaries of the Sanofi Independent Activities performed (if any) and the results obtained over the past […***…] with respect to Other Mir-21 Products. Sanofi will provide to Regulus such additional information regarding such Sanofi Independent Activities and results obtained as Sanofi may determine to be necessary or useful for the performance of the Mir-21 POC Program(s), which information may be used by Regulus only in accordance with the rights granted and other terms and conditions under this Agreement. Except as expressly set forth in this Section 3.8 or as otherwise expressly provided in Section 3.11 or Section 5.2, Sanofi shall not be required to disclose to Regulus the results of work performed by Sanofi as part of the Sanofi Independent Activities.

Section 3.9 Research Efforts; Resources, Scientific Manner. Each Party will use Commercially Reasonable Efforts to perform each POC Program, including its responsibilities under each POC Program Plan.

3.9.1 Throughout each POC Program Term, each Party will assign qualified and reasonably sufficient personnel resources to the performance of such Party’s obligations under the applicable POC Program Plan. The mixture of skills and levels of such employees will be appropriate to the objectives of such Party’s responsibilities under such POC Program Plan.

3.9.2 Each Party will maintain laboratories, offices, administrative support and all other facilities at its own expense and risk necessary to carry out its responsibilities under each POC Program Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of each POC Program. Sanofi and Regulus will cooperate with each other in carrying out each POC Program, and each Party will contribute its relevant know-how and experience necessary to carry out each POC Program.

3.9.3 Each POC Program will be conducted by each Party in good scientific manner, and in compliance with all applicable GCP, GLP and GMP, and applicable legal

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requirements, to attempt to achieve efficiently and expeditiously the objectives of such POC Program. Each Party will comply with all Applicable Laws, in the performance of work under this Agreement.

3.9.4 Neither Party will perform any of its obligations under any POC Program Plan through subcontractors or consultants, without the prior written approval of the other Party, such approval not to be unreasonably withheld; except that (i) Regulus may enter Permitted Licenses; and (ii) each Party may engage consultants and subcontractors in the ordinary course that generally support such Party’s research and development infrastructure, provided that (a) each such consultant and subcontractor agrees in writing to assign to such Party all Know-How and Patents conceived made or reduced to practice in performing services for such Party, and (b) subject to Section 6.6 and Section 6.7.2, such Party will solely bear any costs associated with such Party’s use of such consultants and subcontractors.

Section 3.10 Materials Transfer. In order to facilitate the Programs, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Programs. All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

Section 3.11 Pharmacovigilance; Safety Database. If Sanofi exercises its Option with respect to any POC Program, then prior to IND transfer with respect to any Product under such POC Program, designated staff from the respective Headquarter Pharmacovigilance Department shall be requested by the Joint Steering Committee to establish a detailed Safety Data Exchange Agreement (“SDEA”) for the Products to be in place prior to Sanofi starting any clinical development. Notwithstanding the foregoing, the Parties agree to the following principles:

3.11.1 If Sanofi exercises its Option with respect to a POC Program, Sanofi will establish the global safety database for the applicable Licensed Compounds/Products that will be used for regulatory reporting and responses to safety queries from Regulatory Authorities. For that purpose, Regulus will promptly transfer all safety information regarding the applicable Licensed Compounds or Products, including, if applicable, adverse events, and drug exposure during pregnancy data that it has regarding the Licensed Compounds or Products to Sanofi for entry into the global safety database upon request from Sanofi. The timelines, format and content of such transfer shall be agreed in the SDEA.

3.11.2 Regulus maintains a database that includes information regarding the safety and tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Regulus Database”).

3.11.3 Safety Monitoring. In an effort to maximize understanding of the safety profile and pharmacokinetics of Regulus compounds, Sanofi will cooperate with Regulus and forward safety information to Regulus designated contact persons. This includes transmission of serious adverse events collected from Sanofi sponsored studies in a timely fashion as agreed in

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the SDEA. Vice versa Regulus shall promptly inform Sanofi on any safety issue or class effect that may come to its attention including those from other license partners to the extent Regulus is not precluded by written agreement with the applicable partner from sharing such information with Sanofi. This includes also nonclinical safety information.

3.11.4 Studies/Regulatory Documents. To the extent collected by Sanofi and in the form in which Sanofi uses/stores such information for its own purposes, Sanofi will provide Regulus with the results from each of the nonclinical (e.g., toxicology, pharmacokinetics, and safety pharmacology studies) and the clinical studies of each Licensed Compound and Product as soon as practicable following the date such information is available to Sanofi (but not later than […***…] days after Sanofi’s receipt of such information). The clinical results will include, but will not be limited to, subject demographics and characteristics, medical history, prior and concomitant medication usage, adverse event reports and laboratory test results. The clinical results will be accompanied by the clinical study protocol (original and all amendments) and an annotated case report form (CRF) that identifies the variable names in the transferred data associated with each of the data fields in the CRF. In connection with any reported serious adverse event, Sanofi will provide Regulus all serious adverse event reports (including initial, interim, follow-up, amended, and final reports) promptly following the time these reports are submitted to Regulatory Authorities. In addition, with respect to each Licensed Compound and Product, Sanofi will provide Regulus with copies of annual safety updates filed with each IND and the safety sections of any final clinical study reports within […***…] days following the date such information is filed or is available to Sanofi, as applicable. Furthermore, Sanofi will promptly provide Regulus with any supporting data and answer any follow-up questions reasonably requested by Regulus.

3.11.5 Confidentiality. All such information disclosed by Sanofi to Regulus will be Sanofi Confidential Information; provided, however, that Regulus may disclose any such Sanofi Confidential Information to Regulus’ other partners pursuant to ARTICLE 7 below if such information is regarding class generic properties of microRNA Compounds, and/or any Third Party, in each case, so long as Regulus does not disclose the identity of the Product, or Sanofi.

3.11.6 Contacts. Sanofi will deliver all such information to Regulus for the Regulus Database to 3545 John Hopkins Court, Suite 210, San Diego, California 92121-1121, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Regulus).

ARTICLE 4

MANUFACTURING

Section 4.1 Supply of microRNA Compound for Programs. Regulus agrees to manufacture and supply all microRNA Compounds for use in support of each POC Program until the exercise by Sanofi of its Option with respect to such POC Program in accordance with Section 2.1.3 or Section 2.2.2(b), as applicable. Regulus will bear its own costs for the manufacture of all microRNA Compound needed for POC Program Plan activities for each POC Program until such Option exercise, including the costs of manufacture of all microRNA

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Compound needed for Sanofi Program Activities. For clarity, Regulus will not be required to manufacture and supply API or drug product for any human clinical trial of any Licensed Compound or Product conducted by Sanofi.

4.1.1 Contract Manufacture. If Regulus intends to contract one or more Third Parties to conduct any manufacturing activities with respect to any Licensed Compound or Product in support of a POC Program, and prior to entering into a definitive agreement with a Third Party with respect to the conduct of such manufacturing activities, in each case, Regulus shall so notify Sanofi no later than the time Regulus submits a request for quotation or proposal to any such Third Party(ies) for those manufacturing activities, shall provide Sanofi with the same information that Regulus provides to any such Third Party(ies) for the purpose of such Third Party’s(ies’) preparation of such quotation or proposal, and shall inform Sanofi of the date by which Regulus expects to select a contract manufacturer to perform such manufacturing activities (collectively, the “Request for Proposal”). If Sanofi is interested in performing, or having one of its Affiliates perform, such manufacturing activities, Sanofi may, in its sole discretion, submit a quotation or proposal to Regulus. Regulus shall consider in good faith such quotation or proposal from Sanofi, but Regulus shall be free to select the quotation or proposal (whether of Sanofi or of any Third Party) that Regulus, in its sole discretion, deems to be in Regulus’ best interests, provided, however, that Regulus shall not select any Third Party quotation or proposal that (taken as a whole) is less favorable to Regulus than the last quotation or proposal received from Sanofi and Regulus shall give Sanofi the opportunity to match any Third Party quotation or proposal that (taken as a whole) is more favorable to Regulus than the last quotation or proposal received from Sanofi. If Regulus accepts a quotation or proposal provided by Sanofi, the Parties shall negotiate and enter into a separate agreement governing the performance such manufacturing activities. If Sanofi does not submit a quotation or proposal to Regulus within […***…] days after the Request for Proposal, or notify Regulus that it wishes to match a more favorable Third Party quotation or proposal within […***…] days after Regulus communicates such Third Party proposal to Sanofi, then Regulus shall be free to enter into a definitive agreement with a Third Party with respect to the conduct of such manufacturing activities. For clarity, this Section 4.1.1 shall not apply to any manufacturing activities with respect to which Regulus has contracted with any Third Party as of the Second Restatement Date, and in the case of any manufacturing activities with respect to which Regulus is in discussions with any Third Party as of the Second Restatement Date, Regulus shall not be obligated to wait more than […***…] days after the Request for Proposal to receive a quotation or proposal from Sanofi, or to consider accepting a quotation or proposal provided by Sanofi, for such manufacturing activities if doing so would delay Regulus’ timeline for initiation of such manufacturing activities.

Section 4.2 Clinical and Commercial Manufacturing and Supply of Licensed Compound and Product.

4.2.1 Product Manufacturing Responsibility. Except as otherwise provided in Section 4.1 or elsewhere in this Agreement, the Parties acknowledge and agree that Sanofi will be solely responsible for the manufacturing of Licensed Compound and Product for all clinical trials and commercial supply, including management of the overall manufacturing strategy and tactics, formulation, internal or contract manufacturer selection for API and finished

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Product, associated audits, stability testing, pricing, relationship with contract manufacturer(s) and any work proposals or contract negotiations or contracts themselves.

4.2.2 Supply of Finished Drug Product. Except as otherwise specified in the R&D Plan or a POC Program Plan, the Parties acknowledge and agree that Sanofi will be solely responsible for the manufacturing, stability testing and supply of finished drug Product.

Section 4.3 Transfer of Manufacturing Technology and Assistance. On a Product-by-Product basis (a) with respect to POC Program Products, if Sanofi exercises its Option with respect to a particular POC Program pursuant to Section 2.1.3 or Section 2.2.2(b) (as applicable); and (b) with respect to Products that are not POC Program Products, upon Sanofi’s written notice to Regulus that such Product meets Sanofi’s internal criteria as a development candidate, in each case ((a) or (b)), promptly after such Option exercise or notice that a Product meets Sanofi’s internal criteria as a development candidate, as applicable, Regulus shall disclose (and provide copies, as applicable) to either Sanofi or a Third Party manufacturer designated by Sanofi all Manufacturing Technology that is required for the manufacture (including the development of the manufacturing process) of Products (including the Licensed Compound(s) contained therein) and is reasonably necessary or useful to enable Sanofi or such Third Party manufacturer (as appropriate) to manufacture such Licensed Compounds and Products. The steps, planning and obligations of the Parties regarding the transfer of the Manufacturing Technology for each Product (including the Licensed Compound(s) contained therein) will be set forth in a “Technology Transfer Master Plan API” to be executed between the Parties promptly after Sanofi’s exercise of the Option for such POC Program or notice that a Product meets Sanofi’s internal criteria as a development candidate, as applicable. Upon request, Regulus will at all times use diligent efforts to provide Sanofi with any additional information or on-site support as may be required by Sanofi and its Affiliates in connection with the transfer of the Manufacturing Technology for such Product. Sanofi shall reimburse Regulus for any on-site support rendered at the FTE-Day Rate per FTE-day, provided further Regulus shall in no event be obliged to provide more than […***…] in total, unless the Parties otherwise agree in writing. For purposes of this Agreement “Manufacturing Technology” shall mean, with respect to a particular Product, the Know-How Controlled by Regulus that is reasonably available and reasonably necessary for the Manufacture (including formulation, processing, filling and packaging) of such Product (including the Licensed Compound(s) contained therein). Sanofi and its Third Party manufacturer may use the Manufacturing Technology only in support of the applicable Program License(s) and only for so long as such Program License(s) are in effect, and will not use the Manufacturing Technology in connection with any other compound or product. Sanofi will be responsible and liable to Regulus for any practice of the Manufacturing Technology by Sanofi’s Third Party manufacturer that breaches this Section 4.3.

ARTICLE 5

DEVELOPMENT & COMMERCIALIZATION

Section 5.1 Development, Commercialization and Regulatory Responsibilities. Except as otherwise specified in a POC Program Plan or a Co-Promotion Agreement, (a) in the case of a Mir-21 POC Program Product, during such time from and after exercise of the Option for the applicable Mir-21 POC Program as Program License for such Mir-21 POC Program

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Product is in effect, and (b) in the case of any other Product for a particular Collaboration Target, during such time as a Program License with respect to such Collaboration Target is in effect pursuant to Section 2.1 or Section 2.2, Sanofi will have sole responsibility, including without limitation sole responsibility for all funding, resourcing and decision-making, for all Development and Commercialization with respect to the Licensed Compounds and Products licensed to Sanofi under such Program License, and Sanofi hereby assumes all regulatory responsibilities in connection with Licensed Compounds and Products licensed to Sanofi under such Program License, including sole responsibility for all Regulatory Documentation and for obtaining all Approvals. Sanofi will comply with all Applicable Laws in connection with the Development and Commercialization of Licensed Compounds and Products. Sanofi (by itself or through its Affiliates, sublicensees, (sub)contractors or agents, as applicable) will use Commercially Reasonable Efforts to achieve Initiation of a Phase 2 Trial or Phase 3 Trial as soon as practicable following Sanofi’s exercise of its Option (or at least one of its Options) for a given Collaboration Target, and will use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Compound or Product for each such Collaboration Target; provided, however, that if the Mir-21 License terminates with respect to Mir-21 POC Program Products from both Mir-21 POC Programs, then Sanofi (by itself or through its Affiliates, sublicensees, (sub)contractors or agents, as applicable) will use Commercially Reasonable Efforts to identify an Other Mir-21 Product as a candidate for Development as soon as practicable thereafter, and will use Commercially Reasonable Efforts to Develop and Commercialize at least one Mir-21 Compound (other than a Mir-21 Compound that was the subject of a Mir-21 POC Program) or Other Mir-21 Product. Regulus will make all IND filings for POC Program Products in accordance with the POC Program Plans in Regulus’ name. Once Sanofi pays Regulus the applicable Option Exercise Fee and POC Program Reimbursement Amount under Section 6.5 and Section 6.7.2, respectively, for a POC Program, Regulus will and hereby does assign to Sanofi, and Sanofi will own, all INDs, NDAs, MAAs and other regulatory filings and Approvals for POC Program Products that are the subject of such POC Program, subject to Regulus reversion rights under ARTICLE 10. Sanofi will be solely responsible for making all IND filings for Other Mir-21 Products licensed to Sanofi under the Mir-21 License and will own all INDs, NDAs, MAAs and other regulatory filings and Approvals for Other Mir-21 Products, subject to Regulus reversion rights under ARTICLE 10.

Section 5.2 Reports by Sanofi after Option Exercise. After Sanofi’s exercise of its Option (or at least one of its Options) for a given POC Program with respect to POC Program Products, and for as long as Sanofi is conducting Sanofi Independent Activities with respect to Other Mir-21 Products, Sanofi will provide a reasonably detailed […***…] report to Regulus summarizing Sanofi’s activities over the past […***…] with respect to such Licensed Compounds and Products and an appropriate number of representatives from each Party will meet at least once every year to review Development activities. Sanofi will provide to Regulus such additional information regarding such activities as Regulus may reasonably request to allow Regulus to ascertain whether Sanofi is in compliance with its obligations to use Commercially Reasonable Efforts under Section 5.1, and will consider Regulus’ input regarding such activities.

Section 5.3 Product Development Plans; Integrated Product Plans. For each Product that Sanofi is clinically developing under this Agreement, Sanofi will prepare a development plan outlining key aspects of the clinical development of such Product through Approval. Each development plan will contain information customarily contained in Sanofi’s

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development plans for its similar products at similar stages of development (each a “Product Development Plan”). In addition, prior to the launch of a Product, Sanofi will prepare a global integrated Product plan outlining the key aspects of market launch and commercialization (the “Integrated Product Plan” or “IPP”). Sanofi will prepare each IPP at the same time and containing information and target markets as customarily contained in Sanofi’s Commercialization plans for its similar products at similar stages of development. Each Product Development Plan and IPP will be updated annually by Sanofi. Sanofi will provide to Regulus a copy of the final draft of the Product Development Plans and IPPs (original and updates) for each of the U.S., each Major European Country and Japan, if available. Such copies of Product Development Plans and IPPs provided to Regulus may be redacted to the extent necessary to preserve the confidentiality of Sanofi confidential information related to products that are not Products. Sanofi and Regulus will meet on a yearly basis to discuss the draft of each Product Development Plan and IPP and Sanofi will consider, in its sole discretion, any proposals and comments made by Regulus for incorporation in the final Product Development Plan or IPP (as the case may be).

Section 5.4 Class Generic Claims. To the extent Sanofi intends to make any claims in a Product label that are class generic to microRNA Compounds, Sanofi will provide such claims to Regulus in advance and will consider any proposals and comments made by Regulus.

ARTICLE 6

FINANCIAL PROVISIONS

Section 6.1 Up-Front Payment. The Parties acknowledge that, in consideration for the licenses and other rights granted under this Agreement, Sanofi paid to Regulus, prior to the First Restatement Date, an irrevocable, non-creditable and nonrefundable technology access fee equal to $25,000,000 ($[…***…] of which Regulus allocated to the access to Mir-21 in the detailed amounts set forth on APPENDIX 9, and $[…***…] of which Regulus allocated to the rest of the Research Program in the detailed amounts set forth on APPENDIX 9). The Parties hereby agree that, as of the First Restatement Date, neither Party shall owe any obligation to the other Party under this Section 6.1.

Section 6.2 Research Program Funding. The Parties acknowledge that all Research Program funding payments due Regulus under the Original Agreement and the First Restated Agreement were made prior to the Second Restatement Date, and the Parties hereby agree that, as of the Second Restatement Date, neither Party shall owe any obligation to the other Party under this Section 6.2.

Section 6.3 No Target Designation Milestone. The Parties acknowledge that, prior to the Second Restatement Date, no microRNA other than Mir-21 was designated as a Collaboration Target, and the Parties hereby agree that, as of the Second Restatement Date, neither Party shall owe any obligation to the other Party under this Section 6.3.

Section 6.4 Stock Purchase. In partial consideration for the Options and the performance by Regulus of the POC Program, on the Second Restatement Date, Sanofi shall

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purchase from Regulus, and Regulus shall issue and sell to Sanofi, $10 million of shares of Regulus’ common stock on the terms and conditions set forth in the Stock Purchase Agreement.

Section 6.5 Option Exercise Fee. On a POC Program-by-POC Program basis, if Sanofi exercises its Option with respect to a POC Program, then Sanofi shall pay Regulus an irrevocable, non-creditable, and non-refundable Option exercise payment in the applicable amount for such POC Program set forth below (the “Option Exercise Fee”), subject to Section 6.6 (to the extent applicable), which Option Exercise Fee must be paid to Regulus prior to expiration of the applicable Option Period:

POC Program	Option Exercise Fee
First Mir-21 POC Program with respect to which Sanofi exercises its Option (“First Mir-21 POC Program”)	$	[…***…	]
Second Mir-21 POC Program with respect to which Sanofi exercises its Option (“Second Mir-21 POC Program”)	$	[…***…	]
Mir-221/222 POC Program	$	[…***…	]

Section 6.6 Option Exercise Fee Credits.

(a) Option Letter Credit. Regulus hereby grants to Sanofi a one-time credit in the amount of $1.25 million which may be applied solely to the first Option Exercise Fee payable hereunder, and which is in full satisfaction of Regulus’ obligations to Sanofi with respect to the creditable portion of the non-refundable fee of $2.5 million paid by Sanofi to Regulus pursuant to the Option Letter; and

(b) Sanofi Program Cost Credit. On a POC Program-by-POC Program basis, Regulus hereby grants to Sanofi a one-time credit in an amount equal to the reasonable and documented internal and external costs and expenses actually incurred by Sanofi in performing Sanofi Program Activities completed by Sanofi for a POC Program (“Sanofi Program Costs”), which credit may be applied solely to the Option Exercise Fee for such POC Program; provided, however, that the aggregate amount of Sanofi Program Costs that may be credited under this Section 6.6(b) against the aggregate Option Exercise Fees for all POC Programs is $[…***…].

(i) Ongoing Sanofi Program Cost Reporting. On a POC Program-by-POC Program basis, within […***…] days after the end of each Calendar Quarter during which any Sanofi Program Activities for a POC Program are performed by Sanofi, Sanofi shall provide to Regulus an itemised statement reflecting all Sanofi Program Costs incurred by Sanofi or for its account during such Calendar Quarter.

(ii) Sanofi Program Credit Amount. On a POC Program-by-POC Program basis, if Sanofi elects to exercise its Option with respect to a POC Program, Sanofi’s notice of exercise of such Option shall be accompanied by a final report of the total Sanofi Program Costs incurred by Sanofi for such POC Program that Sanofi is entitled to credit against the Option Exercise Fee for such POC Program pursuant to, and subject to the limitation set forth in, the first paragraph of this Section 6.6(b) (the “Sanofi Program Credit Amount”).

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(iii) Audit.

(1) Records. On a POC Program-by-POC Program basis until one year after Sanofi’s exercise of its Option with respect to a POC Program (or, if Sanofi does not exercise its Option with respect to a POC Program, until expiration of the applicable Option Period), Sanofi shall keep complete and accurate records pertaining to Sanofi Program Costs for such POC Program in sufficient detail to permit Regulus (A) prior to exercise of such Option, to confirm the accuracy of Sanofi’s reports delivered pursuant to Section 6.6(b)(i), and (B) after exercise of such Option, to confirm the accuracy of the Sanofi Program Credit Amount taken by Sanofi against the Option Exercise Fee for such POC Program pursuant to the first paragraph of this Section 6.6(b).

(2) Sanofi Program Cost Reports. On a POC Program-by-POC Program basis, upon the written request of Regulus and not more than once in each Calendar Year during the applicable POC Program Term for a POC Program (but prior to Sanofi’s delivery of notice of exercise of its Option for such POC Program), Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense, to have access during normal business hours to such records of Sanofi as may be reasonably necessary to verify the accuracy of Sanofi’s reports delivered pursuant to Section 6.6(b)(i). Regulus will provide Sanofi with a copy of the accounting firm’s written report within 30 days of completion of such report. These audit rights will terminate upon Sanofi’s delivery of notice of exercise of its Option for such POC Program, whereupon Regulus shall have the audit rights set forth in Section 6.6(b)(iii)(3).

(3) Sanofi Program Credit Amount. On a POC Program-by-POC Program basis, upon the written request of Regulus not more than once after Sanofi’s delivery of notice of exercise of its Option for such POC Program, Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense, to have access during normal business hours to such records of Sanofi as may be reasonably necessary to verify the accuracy of the Sanofi Program Credit Amount taken by Sanofi against the Option Exercise Fee for such POC Program. These audit rights will terminate on the first anniversary of Sanofi’s delivery of notice of exercise of its Option for such POC Program. Regulus will provide Sanofi with a copy of the accounting firm’s written report within […***…] days of completion of such report. If such accounting firm concludes that the amount credited by Sanofi against such Option Exercise Fee was higher or lower than the actual Sanofi Program Costs that Sanofi was entitled to credit against such Option Exercise Fee in accordance with the first paragraph of this Section 6.6(b), then the owing Party will pay the amount due within 30 days of the date Regulus delivers to Sanofi such accounting firm’s written report so concluding. Regulus will bear the full cost of such audit unless such audit discloses that the amount credited by Sanofi against such Option Exercise Fee was equal to or greater than […***…]% of the actual Sanofi Program Costs that Sanofi was entitled to credit against such Option Exercise Fee in accordance with the first paragraph of this Section 6.6(b), in which case Sanofi will pay the reasonable fees and expenses charged by the accounting firm.

(4) Confidentiality. All financial information subject to review under this Section 6.6(b) will be the Confidential Information of Sanofi hereunder and

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will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Regulus’ audit rights under this Section 6.6(b)(iii), Regulus’ accounting firm will enter into a confidentiality agreement with Sanofi obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement.

Section 6.7 POC Program Costs.

6.7.1 Ongoing POC Program Cost Reporting. On a POC Program Plan-by-POC Program Plan basis, within […***…] days after the end of each Calendar Quarter during which any POC Program activities are performed, Regulus shall provide to Sanofi an itemised statement reflecting all POC Program Costs incurred by Regulus or for its account during such Calendar Quarter.

6.7.2 POC Program Cost Reimbursement. On a POC Program-by-POC Program basis, within […***…] days after Achievement of Proof of Concept for a POC Program (or, if earlier, within […***…] days after Sanofi’s written request in the event that Sanofi wishes to exercise its Option for such POC Program at any time prior to Achievement of Proof of Concept), Regulus shall deliver to Sanofi a written invoice for an amount equal to […***…]% of Regulus’ POC Program Costs for such POC Program (the “POC Program Reimbursement Amount”). If Sanofi does exercise its Option with respect to such POC Program, Sanofi shall pay Regulus the applicable POC Program Reimbursement Amount, which POC Program Reimbursement Amount must be paid to Regulus prior to expiration of the applicable Option Period.

6.7.3 Audit.

(a) Records. On a POC Program-by-POC Program basis until one year after Sanofi’s exercise of its Option with respect to a POC Program (or, if Sanofi does not exercise its Option with respect to a POC Program, until one year after expiration of the applicable Option Period), Regulus shall keep complete and accurate records pertaining to POC Program Costs for such POC Program in sufficient detail to permit Sanofi (i) prior to exercise of such Option, to confirm the accuracy of Regulus’ reports delivered pursuant to Section 6.7.1, and (ii) after exercise of such Option, to confirm the accuracy of the POC Program Reimbursement Amount invoiced by Regulus pursuant to Section 6.7.2.

(b) POC Program Cost Reports. On a POC Program-by-POC Program basis, upon the written request of Sanofi and not more than once in each Calendar Year during the applicable POC Program Term for a POC Program (but prior to Sanofi’s delivery of notice of exercise of its Option for such POC Program), Regulus will permit an independent certified public accounting firm of nationally recognized standing selected by Sanofi and reasonably acceptable to Regulus, at Sanofi’s expense, to have access during normal business hours to such records of Regulus as may be reasonably necessary to verify the accuracy of Regulus’ reports delivered pursuant to Section 6.7.1. Sanofi will provide Regulus with a copy of the accounting firm’s written report within […***…] days of completion of such report. These audit rights will terminate upon Sanofi’s delivery of notice of exercise of its Option for such POC Program, whereupon Sanofi shall have the audit rights set forth in Section 6.7.3(c).

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(c) POC Program Reimbursement Amount. On a POC Program-by-POC Program basis, upon the written request of Sanofi not more than once after Sanofi’s delivery of notice of exercise of its Option for such POC Program, Regulus will permit an independent certified public accounting firm of nationally recognized standing selected by Sanofi and reasonably acceptable to Regulus, at Sanofi’s expense, to have access during normal business hours to such records of Regulus as may be reasonably necessary to verify the accuracy of the POC Program Reimbursement Amount invoiced by Regulus pursuant to Section 6.7.2. These audit rights will terminate on the first anniversary of Sanofi’s delivery of notice of exercise of its Option for such POC Program. Sanofi will provide Regulus with a copy of the accounting firm’s written report within 30 days of completion of such report. If such accounting firm concludes that the POC Program Reimbursement Amount invoiced by Regulus was higher or lower than […***…]% of Regulus’ POC Program Costs for such POC Program, then the owing Party will pay the amount due within […***…] days of the date Sanofi delivers to Regulus such accounting firm’s written report so concluding. Sanofi will bear the full cost of such audit unless such audit discloses that the POC Program Reimbursement Amount invoiced by Regulus was equal to or greater than […***…]% of Regulus’ POC Program Costs for such POC Program, in which case Regulus will pay the reasonable fees and expenses charged by the accounting firm.

(d) Confidentiality. All financial information subject to review under this Section 6.7.3 will be the Confidential Information of Regulus hereunder and will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Sanofi’s audit rights under this Section 6.7.3, Sanofi’s accounting firm will enter into a confidentiality agreement with Regulus obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement.

Section 6.8 Milestone Payments by Sanofi.

6.8.1 Mir-21.

(a) Mir-21 POC Program Products. Sanofi will give Regulus written notice of the first achievement (by Sanofi, its sublicensees or their respective Affiliates) of each of the milestone events set forth below for the first Mir-21 POC Program Product to achieve such milestone event within […***…] after such achievement. After receiving such written notice of the achievement of any such milestone event, Regulus shall submit an invoice to Sanofi for the amount of the milestone payment corresponding to the applicable milestone event set forth below, and Sanofi will pay Regulus such milestone payment amount within […***…] days after receipt of such invoice. Subject to Section 6.8.2, each of the milestone payments set forth below in this Section 6.8.1 shall be payable only one time, and only for the first Mir-21 POC Program Product to achieve the applicable milestone event (whether or not such Mir-21 POC Program Product is the same Mir-21 POC Program Product that achieved any preceding milestone event, except in the case of the second Approval milestone event below, which may only be achieved by a Mir-21 POC Program Product other than the Mir-21 POC Program Product that achieved the First Mir-21 POC Program Product Approval. Any Mir-21 POC Program Product that contains more than one Mir-21 Compound will be counted as a single Mir-21 POC Program Product. If the first POC Program Product to achieve NDA Filing or Approval contains both a Mir-21 Compound and a Mir-221/222 Compound, such POC Program Product shall be considered a Mir-21 POC Program Product for purposes of this Section 6.8.1

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(and not a Mir-221/222 Product for purposes of Section 6.8.2), and only the milestone payment corresponding to such milestone event under this Section 6.8.1 shall be payable with respect to achievement of such milestone by such POC Program Product.

Milestone Event	Milestone Payment
1. […***…]	$	[…***…	]
2. […***…]	$	[…***…	]
3. […***…]	$	[…***…	]
4. […***…]	$	[…***…	]

In addition, after the first achievement of milestone event 4 in the table above, if a Mir-21 POC Program Product (whether the same or a different Mir-21 POC Program Product that first achieved milestone 2, 3 and/or 4 in the table above) subsequently achieves milestone event 2 and/or 3 for any Indication(s) other than the Indication(s) for which a Mir-21 POC Program Product previously achieved milestone event 2, 3 and/or 4 (each, an “Additional Mir-21 POC Program Product Indication”), then Sanofi will promptly notify Regulus and will pay Regulus an additional milestone payment in an amount equal to […***…]% of the applicable milestone payment(s) set forth in the table above for the achievement of milestone event 2 and/or 3 in the table above by such Mir-21 POC Program Product for each Additional Mir-21 POC Program Product Indication. For clarity, the milestone payment corresponding to milestone event 4 in the table above shall be payable one time only.

(b) Other Mir-21 Products. Sanofi will give Regulus written notice of the first achievement (by Sanofi, its sublicensees or their respective Affiliates) of each of the milestone events set forth below for the first Mir-21 Product that is not a Mir-21 POC Program Product (an “Other Mir-21 Product”) to achieve such milestone event within […***…] after such achievement. After receiving such written notice of the achievement of any such milestone event, Regulus shall submit an invoice to Sanofi for the amount of the milestone payment corresponding to the applicable milestone event set forth below, and Sanofi will pay Regulus such milestone payment amount within […***…] days after receipt of such invoice. Except as expressly set forth in the last paragraph of this Section 6.8.1(b) with respect to milestone events 5 and 6, each of the milestone payments set forth below in this Section 6.8.1(b) shall be payable only one time, and only for the first Other Mir-21 Product to achieve the applicable milestone event (whether or not such Other Mir-21 Product is the same Other Mir-21 Product that achieved any preceding milestone event).

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Milestone Event	Milestone Payment
1. […***…]	$	[…***…	]
2. […***…]	$	[…***…	]
3. […***…]	$	[…***…	]
4. […***…]	$	[…***…	]
5. […***…]	$	[…***…	]
6. […***…]	$	[…***…	]

In addition, after the first achievement of milestone event 5 and/or 6 in the table above by the first Other Mir-21 Product for any Indication, if an Other Mir-21 Product (whether the same or a different Other Mir-21 Product) subsequently achieves such milestone event(s) for any additional Indication(s) (each, an “Additional Other Mir-21 Indication”), then Sanofi will promptly notify Regulus and will pay Regulus an additional milestone payment in an amount equal to […***…]% of the applicable milestone payment(s) set forth in the table above for the achievement of milestone event 5 and/or 6 in the table above by such Other Mir-21 Product for each Additional Other Mir-21 Indication.

6.8.2 Mir-221/222. Sanofi will give Regulus written notice of the first achievement (by Sanofi, its sublicensees or their respective Affiliates) of each of the milestone events set forth below for the first Mir-221/222 Product to achieve such milestone event within […***…] after such achievement. After receiving such written notice of the achievement of any such milestone event, Regulus shall submit an invoice to Sanofi for the amount of the milestone payment corresponding to the applicable milestone event set forth below, and Sanofi will pay Regulus such milestone payment amount within […***…] days after receipt of such invoice. Each of the milestone payments set forth below in this Section 6.8.1(b) shall be payable only one time, and only for the first Mir-221/222 Product to achieve the applicable milestone event (whether or not such Mir-221/222 Product is the same Mir-221/222 Product that achieved the preceding milestone event). Any Mir-221/222 Product that contains more than one Mir-221/222 Compound will be counted as a single Mir-221/222 Product.

Milestone Event	Milestone Payment
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]

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6.8.3 Sales Milestones. Each of the milestone payments set forth below will be payable by Sanofi to Regulus for the first achievement of the specified milestone events by Sanofi, its sublicensees or their Affiliates for (i) the first Mir-21 Product to achieve the specified milestone event; and (ii) the first Mir-221/222 Product to achieve the specified milestone event. If the first POC Program Product to achieve an annual Net Sales milestone event set forth below contains both a Mir-21 Compound and a Mir-221/222 Compound, the milestone payment corresponding to such milestone event below shall be payable only one time with respect to achievement of such milestone by such POC Program Product, and such milestone payment would only be paid a second time if the corresponding milestone event is subsequently achieved by a different POC Program Product (whether such POC Program Product is a Mir-21 POC Program Product, a Mir-221/222 Product, or a combination thereof).

Milestone Event	Milestone Payment

1. Annual Net Sales […***…]	$	[…***…	]
2. Annual Net Sales […***…]	$	[…***…	]

Section 6.9 Royalty Payments by Sanofi.

6.9.1 U.S. Net Sales. Subject to the other provisions of this Agreement, during the Royalty Term, Sanofi will pay to Regulus royalties on Net Sales of each POC Program Product in the U.S., including its territories and possessions (“U.S. Net Sales”) at the rate of […***…]%. On a POC Program Product-by- POC Program Product basis, in the case of any POC Program Product with respect to which Regulus exercises its Co-Promote Option, Regulus may, in its sole discretion, elect to receive […***…]% of U.S. Profits (as defined in APPENDIX 11) for such POC Program Product in lieu of royalties under this Section 6.9.1; provided, however, that, unless Regulus’ notice of exercise of such Co-Promote Option expressly states that Regulus elects to receive […***…]% of U.S. Profits in lieu of royalties under this Section 6.9.1, Sanofi will pay royalties to Regulus on U.S. Net Sales of such POC Program Product in accordance with this Section 6.9.1, and APPENDIX 11 shall not apply to such POC Program Product.

6.9.2 Ex-U.S. Net Sales. Subject to the other provisions of this Agreement, during the Royalty Term, Sanofi will pay to Regulus royalties on worldwide Net Sales of each POC Program Product other than U.S. Net Sales of such Product (“Ex-U.S. Net Sales”) at the applicable rate(s) set forth below based on the level of Ex-U.S. Net Sales of such POC Program Product in a given Calendar Year period by Sanofi, its Affiliates and sublicensees, with the royalty rate tiered based upon the level of such Ex-U.S. Net Sales in such Calendar Year period of such Product as set forth in the table below.

Annual Ex.-U.S. Net Sales	Royalty Rate
For the portion of Ex-U.S. Net Sales that is […***…]	[…***…	]%
For the portion of Ex-U.S. Net Sales that is […***…]	[…***…	]%

For example, in the instance of a full Calendar Year, if annual Ex-U.S. Net Sales of a POC Program Product in such Calendar Year worldwide are $[…***…], the royalty due will be

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$[…***…] ([…***…]% of the first $[…***…] in the first increment, plus […***…]% of the next $[…***…] in the second increment).

6.9.3 Other Mir-21 Products. Subject to the other provisions of this Agreement, during the Royalty Term, Sanofi will pay to Regulus royalties on Net Sales of each Other Mir-21 Product at the applicable rate(s) set forth in the table below. The royalty rate payable with respect to each particular Other Mir-21 Product will be based on the level of annual worldwide Net Sales of such Other Mir-21 Product in a given Calendar Year period by Sanofi, its Affiliates and sublicensees, with the royalty rate tiered based upon the level of such worldwide Net Sales in such Calendar Year period of such Other Mir-21 Product as set forth in the table below.

Annual Worldwide Net Sales	Royalty Rate
For the portion that is […***…]	[…***…	]%
For the portion that is […***…]	[…***…	]%
For the portion that is […***…]	[…***…	]%

For example, in the instance of a full Calendar Year, if annual worldwide Net Sales of an Other Mir-21 Product in such Calendar Year worldwide are $[…***…], the royalty due will be $[…***…] in the first increment, plus […***…]% of the next $[…***…] in the second increment).

Section 6.10 Existing Third Party Payment Obligations.

6.10.1 Existing Regulus Agreements. Sanofi acknowledges that certain of the Regulus Technology Controlled by Regulus as of the Effective Date were in-licensed, or otherwise acquired by Regulus, from Third Parties under the Existing Regulus Agreements, and that Regulus is obligated to pay In-License Royalties and/or In-License Milestones to the Licensor(s) under such Existing Regulus Agreements as a result of the Development or Commercialization of Products by Sanofi or any of its Affiliates or sublicensees to the extent that such Products are covered by the applicable Third Party Patents. The Parties acknowledge and agree that Regulus will be responsible for paying […***…]% of the In-License Royalties, In-License Milestones and Other In-License Payments that become due to the Licensor(s) under the Existing Regulus Agreements.

6.10.2 Existing Sanofi Agreements. The Parties acknowledge and agree that, if and to the extent that there are any Existing Sanofi Agreements, Sanofi will be responsible for paying […***…]% of the In-License Royalties, In-License Milestones and Other In-License Payments that become due to the Licensor(s) under such Existing Sanofi Agreements, and […***…] of such payments will be creditable against any payment due to Regulus hereunder.

Section 6.11 Future Third Party Agreements.

6.11.1 Identification of Necessary Patents. Subject to Section 6.11.5, if, after the Effective Date, a Party identifies any Patent that:

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(a) is not Controlled by either Party;

(b) covers (i) the […***…](each, a “[…***…] Invention”), (ii) the […***…] (each, a “[…***…] Invention”), (iii) a […***…] (each, a “[…***…] Invention”), or (iv) […***…] that is necessary to […***…] to the […***…] in order to […***…], excluding […***…] (each, a “[…***…] Invention”); and

(c) such Party believes in good faith is, or is likely to be, necessary for the Development or Commercialization of a Product;

then, such Party will inform the other Party thereof, and the Parties (via the JSC for so long as the JSC is in place) shall promptly confer with each other, and attempt in good faith to reach consensus regarding, as to whether in-licensing or acquiring other rights to such Patent is, or is likely to be, necessary for the Development or Commercialization of a Product. […***…] with respect to either or both Parties. The […***…], as well as […***…]. The Parties will initially […***…] the […***…], provided that promptly after the […***…], the Party whose […***…] the other Party an […***…] of the […***…] (such that the […***…] the other Party), and each Party […***…].

If the […***…] the Party that […***…], then such Party shall be […***…], provided that (1) such Party shall be responsible for […***…] of the […***…], (2) if such Party is Sanofi, none of such payments will be creditable against any payment due to Regulus hereunder, and (3) if such Party is Regulus, then notwithstanding any other provision of this Agreement to the contrary, such […***…].

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6.11.2 Responsible Party. If the Parties mutually agree, or […***…], that in-licensing or acquiring other rights to a Patent meeting the criteria set forth in Section 6.11.1 is necessary for the Development or Commercialization of a Product (each, a “Necessary Patent”), the Party that will be responsible for in-licensing or acquiring other rights to such Necessary Patent (the “Responsible Party”) will be determined based on whether such Necessary Patent covers a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, as follows:

Mir-21:

[…***…]

Mir-221/222:

[…***…]

Any agreement entered into by a Responsible Party pursuant to this Section 6.11.2 shall be deemed a “Future Regulus Agreement” if Regulus is the Responsible Party, and a “Future Sanofi Agreement” if Sanofi is the Responsible Party.

6.11.3 Consultation; Cooperation. The Responsible Party will consult with the other Party and consider in good faith the reasonable comments and suggestions of the other Party regarding the financial terms of any Future Regulus Agreement or Future Sanofi Agreement (as applicable), and in negotiating such Future Regulus Agreement or Future Sanofi Agreement with the applicable Licensor(s) shall use commercially reasonable efforts to minimize any In-License Royalties, In-License Milestones and Other In-License Payments that (a) are to be borne, in whole or in part, by the other Party pursuant to Section 6.12, (b) are creditable against any amounts payable to Regulus hereunder in accordance with Section 6.14.1 or Section 6.14.4, and/or (c) in the case of In-License Royalties, are to be considered in […***…]. Except as set forth in Section 6.11.2 or Section 6.13, Regulus will not enter any Future Regulus Agreement that would impose any additional financial

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obligations on Sanofi beyond those set forth in this Agreement without first obtaining Sanofi’s prior written consent.

6.11.4 Copy of Agreement. Upon entering into any Future Regulus Agreement or Future Sanofi Agreement that includes In-License Royalties, In-License Milestones and/or Other In-License Payments that (a) are to be borne, in whole or in part, by the other Party pursuant to Section 6.12, (b) where Sanofi is the Responsible Party, are creditable against any amounts payable to Regulus hereunder in accordance with Section 6.14.1 or Section 6.14.4, and/or (c) in the case of In-License Royalties, are to be considered […***…], the Responsible Party shall provide to the other Party a copy of the portion of such agreement which sets forth the relevant In-License Royalties, In-License Milestones and/or Other In-License Payments.

6.11.5 Sanofi Sole Responsibility for […***…] and […***…]. In the event that after the Effective Date, Sanofi identifies any Patent not Controlled by either Party that covers any […***…] that Sanofi determines, in its sole discretion, to be necessary for the Development or Commercialization of a Product, Sanofi shall have the sole responsibility for in-licensing or acquiring other rights to such Patent, including sole responsibility for negotiation and execution of a license or other agreement with respect thereto. Sanofi will be solely responsible for paying 100% of the In-License Royalties, In-License Milestones and Other In-License Payments that become due to the Licensor(s) under such agreement, and no such payments, nor any portion thereof, will be creditable against any of Sanofi’s payment obligations to Regulus under this Agreement.

Section 6.12 Allocation of Payments.

6.12.1 In-License Royalties. In-License Royalties payable to Licensors under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties based on (a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), and/or (c) Indication, as follows:

Mir-21:

[…***…]

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Mir-221/222:

[…***…]

6.12.2 In-License Milestones. In-License Milestones payable to Licensors under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties based on (a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), and/or (c) Indication, as follows:

Mir-21:

[…***…]

Mir-221/222:

[…***…]

6.12.3 Other In-License Payments. Other In-License Payments payable to Licensors under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties, or among the Parties and one or more Third Parties (as applicable) based on

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(a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), (c) Indication, and/or (d) whether the applicable Third Party Patents are licensed to any Third Party(ies) as follows:

Mir-21:

[…***…]

Mir-221/222:

[…***…]

6.12.4 Payment Process. Sanofi will directly pay to Regulus any amounts payable under a Future Regulus In-License in connection with a Product to the extent such amounts are allocated to Sanofi under this Section 6.12. Sanofi will pay directly the applicable Third Party any amounts payable under a Future Sanofi In-License in connection with a Product; provided, to the extent any royalty payments are allocated to Regulus under this Section 6.12, Sanofi will be entitled to the royalty reduction as further set forth in Section 6.14.1.

Section 6.13 New Core Technology. After the Effective Date, Regulus may wish to in-license or acquire rights to Patents from a Third Party, which Patents, if in-licensed or acquired, would be within the scope of the definition of […***…] Patent (“New Core Patents”), with or without associated Know-How. In such event, Regulus shall […***…]

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[…***…] Sanofi’s consent, to negotiate and enter into an in-license or other agreement with the Third Party with respect to such New Core Patents and related Know-How, if any (collectively, “New Core Technology”). In such event (and to the extent permitted by Regulus’ confidentiality agreement with the applicable Third Party), Regulus will notify Sanofi regarding the nature of the […***…] Technology and status of negotiations related to the New Core Technology through the JSC. Once Regulus and such Third Party have executed an agreement with respect to such New Core Technology (“New Core Technology Agreement”), Regulus will offer such New Core Technology to Sanofi (including a description of the upfront and other ongoing non-royalty, non-milestone payments and, except as set forth in Section 6.13.2(b), the royalties and milestone payments paid or potentially payable by Regulus thereunder).

6.13.1 In the case of any such New Core Technology comprising a Target Invention, Compound Invention, Method Invention or Formulation Invention or patent rights claiming any of the foregoing (in each case, “Section 6.9.1 Technology”), if Sanofi wishes to include such Section 6.9.1 Technology in the Regulus Technology licensed to Sanofi under Section 2.1, Sanofi will notify Regulus of its desire to do so within […***…] days after receipt of notice from Regulus, whereupon such Section 6.9.1 Technology shall be included in the Regulus Technology licensed to Sanofi under Section 2.1, and the upfront, royalty, milestone and other ongoing payments paid or potentially payable by Regulus under such New Core Technology Agreement shall be […***…] in accordance with […***…], mutatis mutandis. If Sanofi […***…] such notification to Regulus within such […***…]-day period, then notwithstanding any other provision of this Agreement to the contrary, the applicable Section 6.9.1 Technology will […***…] the Regulus Technology licensed to Sanofi under Section 2.1.

6.13.2 In the case of any New Core Technology other than Section 6.9.1 Technology (“Section 6.9.2 Technology”), if Sanofi wishes to include such Section 6.9.2 Technology in the Regulus Technology licensed to Sanofi under Section 2.1, Sanofi will notify Regulus of its desire to do so within […***…] days after receipt of notice from Regulus, whereupon the Parties will negotiate in good faith regarding:

(a) a fair and commercially reasonable […***…] (and/or among the Parties and any Regulus Third Party sublicensee(s) of such Section 6.9.2 Technology) of upfront and other ongoing non-royalty, non-milestone payment obligations (which […***…] of such payment obligations). As part of this […***…], Regulus will share with Sanofi, in reasonable detail, the assumptions and methodology Regulus used to create the […***…]; and

(b) the royalties and milestone payments to be […***…] with respect to Licensed Compounds and Products, the Development, manufacture or Commercialization of which is within the scope of Regulus’ in-license or other rights to the applicable Section 6.9.2 Technology. For the avoidance of doubt, Regulus will […***…] to Sanofi the nature or amount of any of Regulus’ royalty and milestone payment obligations to such Third Party.

If the Parties mutually agree in writing to the […***…] in Section 6.13.2(a) and the royalties and milestone payments to be […***…] as described in

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Section 6.13.2(b), then the applicable Section 6.9.2 Technology will be included in the Regulus Technology licensed to Sanofi under Section 2.1. If the Parties […***…] to the foregoing, then notwithstanding any other provision of this Agreement to the contrary, the applicable Section 6.9.2 Technology will […***…] the Regulus Technology licensed to Sanofi under Section 2.1. For purposes of clarification, any payment obligations […***…] under this Section 6.13.2 will be in addition to, and will not be creditable in whole or in part against, Sanofi’s payment obligations set forth in this Agreement.

6.13.3 In the event of a dispute between the Parties as to whether a particular Patent of a Third Party constitutes a New Core Patent, or whether any particular New Core Technology constitutes Section 6.9.1 Technology or Section 6.9.2 Technology, such dispute shall be referred to an Intellectual Property Panel for resolution in accordance with the provisions of Section 6.11.1, mutatis mutandis.

Section 6.14 Royalty Reductions; […***…] Royalty.

6.14.1 Reduction for Third Party Royalties. Subject to Section 6.14.3, Sanofi’s royalty obligations under Section 6.9 above with respect to a particular Product in a particular country will be reduced by the applicable percentage (if any) of the amount of aggregate In-License Royalties paid by Sanofi to Licensor(s) under Future Sanofi-Agreements on sales of such Product in such country for which Regulus is responsible, as set forth in Section 6.12; provided, however, that the application of any such reduction shall not reduce the royalties payable by Sanofi under this Agreement with respect to such Product in such country for any given Calendar Quarter below the greater of (i) 50% of the applicable royalty rates stated in Section 6.9; […***…].

6.14.2 Generic Competition. Subject to Section 6.14.3, if a Generic Product corresponding to a Product is approved for sale by the applicable Regulatory Authority and then sold in a particular country and the Percentage Reduction of Net Sales is greater than […***…]% for any given Calendar Quarter in such country, then the royalty rate applicable to such Product and such country under Section 6.9 for such Calendar Quarter will be reduced to […***…]%; […***…]. As used herein, the “Percentage Reduction of Net Sales” of a Product in a country for any particular Calendar Quarter means the quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the […***…] such applicable Calendar Quarter from the […***…] by (B) the […***…]. For clarity, this Section 6.14.2 will operate and will be applied on a Calendar Quarter-by-Calendar Quarter Basis such that, for example, in the first Calendar Quarter in a year the royalty rate set forth in Section 6.9 applicable to a particular Product and particular country for such Calendar Quarter may be reduced to […***…]%; but, in the second Calendar Quarter in such year the full royalty rate set forth in Section 6.9 will be

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applicable to a particular Product if the […***…]% in such country for such second Calendar Quarter. In addition, if (i) there […***…] Generic Product sold by a Third Party, and (ii) […***…], then such Generic Product will […***…] the royalty reduction under this Section 6.14.2.

6.14.3 […***…] Royalties. Notwithstanding any other provision of this Agreement to the contrary (including, without limitation, Sections 6.14.1 and 6.14.2), in no event shall the royalties payable by Sanofi to Regulus with respect to Net Sales of a particular Product in a particular country for any Calendar Quarter […***…] the sum of: (a) […***…], and (b) […***…] ([…***…] Royalties”).

6.14.4 Credit for Excess Royalties Paid by Sanofi. If Sanofi’s obligation to pay […***…] Royalties with respect to a Product in a country under Section 6.14.3 is triggered and, as a result, the sum of all royalties Sanofi pays to Regulus on sales of such Product in such country (the “Supported Amount”) exceeds the amount of royalties Sanofi would, but for the operation of Section 6.14.3, otherwise be responsible under this ARTICLE 6 in connection with sales of such Product in such country (the “Base Amount”), then Sanofi shall be entitled to credit such excess amount (i.e., the Supported Amount minus the Base Amount) against any future sales milestone payment payable by Sanofi to Regulus under Section 6.8.3, regardless of which Product triggers such sales milestone payment obligation.

6.14.5 No Payments to Sanofi. For purposes of clarification, and notwithstanding any other provision of this Agreement, in no event shall the credits to which Sanofi may be entitled under this Section 6.14 result in Regulus being obligated to make any payment to Sanofi.

Section 6.15 Royalty Term. Royalties payable under Section 6.9 (subject to and including any applicable reductions under Section 6.14) will be payable on a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a country until the date that is the later of (i) 10 years after the First Commercial Sale of such Product in such country or (ii) the expiration of the last to expire Valid Claim within the Regulus Patents which would be infringed by the sale of such Product in such country by an unauthorized party. Such period during which royalties are payable with respect to a Product in a country, including giving effect to any applicable reductions under Section 6.14, is referred to herein as the “Royalty Term” for such Product in such country. Notwithstanding expiration of the Royalty Term with respect to a particular Product in a country, Sanofi will continue to pay to Regulus all royalties payable by Regulus to Licensor(s) under the Existing Regulus Agreements with respect to Net Sales of such Product in such country.

Section 6.16 Royalty Report and Payment. During the Royalty Term following the First Commercial Sale of any Product, within […***…] days after the end of each Calendar Quarter,

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Sanofi will provide Regulus with a royalty report for such Quarter showing, on a Product-by-Product and country-by-country basis:

(a) the Net Sales of Products sold by Sanofi, its sublicensees and their respective Affiliates during such Calendar Quarter reporting period;

(b) the royalties which will have accrued hereunder with respect to such Net Sales;

(c) the amount of any applicable credits taken against royalties under Section 6.14.1 and the amount of any applicable credits accrued against future sales milestone payments under Section 6.14.4;

(d) any adjustment for Generic Products under Section 6.14.2; and

(e) any other information related to the calculation of Net Sales of Products reasonably requested by Regulus that (i) is contained in a report and format that is regularly generated by Sanofi’s accounting department in its normal course of business and (ii) is reasonably necessary for Regulus to comply with an Existing Regulus Agreement or an Additional Regulus Third Party Agreement.

Sanofi will keep, and will require its sublicensees and their respective Affiliates to keep, complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Upon reasonable request by Regulus (but no more frequently than once in any […***…]-month period), Sanofi will report to Regulus the quantity of Product not subject to royalties distributed by Sanofi, its Affiliates or sublicensees as part of an expanded access program to include compassionate use, named patients or other similar use or as part of Phase 4 Trials or as bona fide samples. All information disclosed by Sanofi to Regulus under this Section 6.16 will be Sanofi Confidential Information.

Section 6.17 Manner of Payment and Exchange Rate. Except as otherwise provided in this Agreement, Regulus shall invoice Sanofi for all milestone, royalty and other payments hereunder and Sanofi shall pay all such milestone, royalty and other payments that are due within thirty (30) days after the receipt of the applicable invoice. All payments to be made by Sanofi to Regulus hereunder will be made by deposit of U.S. Dollars by wire transfer in immediately available funds in the requisite amount to such bank account Regulus may from time to time designate by notice to Sanofi. For sales that were made in a currency other than U.S. Dollars, such amounts will be converted into U.S. Dollars using the average exchange rates as calculated and utilized by Sanofi’s group reporting system and published accounts for the applicable royalty period. All invoices to be provided by Regulus to Sanofi under this Agreement shall include a breakdown of the goods, services and/or activities for which payment is due, as well is payment instructions and shall be sent by express courier service to:

Sanofi

Direction Comptable Holding

54 rue la Boétie

75008 Paris

France

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Section 6.18 Audits, including Audits of Royalty Reports.

6.18.1 Audits of Royalty Reports. Upon the written request of Regulus and not more than once in each Calendar Year, Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense to have access during normal business hours to such records of Sanofi and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than 36 months prior to the date of such request. These audit rights (but not any obligation to pay unpaid royalties for such periods) with respect to any Calendar Year will terminate 3 years after the end of such Calendar Year. Regulus will provide Sanofi with a copy of the accounting firm’s written report within 30 days of completion of such report.

6.18.2 If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within 30 days of the date Regulus delivers to Sanofi such accounting firm’s written report so correctly concluding. Regulus will bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by Sanofi for the audited period is more than […***…]% of the amount of the royalties paid for that audited period, in which case Sanofi will pay the reasonable fees and expenses charged by the accounting firm.

6.18.3 Sanofi will use Commercially Reasonable Efforts to include in each sublicense granted by it to any sublicensee a provision requiring the sublicensee to maintain records of sales made pursuant to such license and to grant access to such records by Sanofi’s independent accountant to the same extent and under substantially similar obligations as required of Sanofi under this Agreement. Sanofi will advise Regulus in advance of each audit of any sublicensee with respect to Product sales. Sanofi will provide Regulus with a summary of the results received from the audit and, if Regulus so requests, a copy of the audit report with respect to Product sales. Sanofi will pay the reasonable fees and expenses charged by the accounting firm, except that Regulus will pay for all additional services requested exclusively by Regulus from Sanofi’s independent accountant unless the audit discloses that the additional payments payable to Regulus for the audited period differ by more than […***…]% from the amount of the royalties otherwise paid.

6.18.4 All financial information subject to review under this Section or under any license agreement with a sublicensee will be Sanofi Confidential Information and will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Regulus’ audit rights under this Section, Regulus’ accounting firm will enter into a confidentiality agreement with Sanofi obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. Regulus may provide Third Parties to which Regulus owes royalties on Products information in such audit report that are relevant and required to comply with such Third Party’s audit rights under the applicable license agreement between Regulus and such Third Party, provided that such Third Party agrees in writing to keep such information confidential under terms no less restrictive than Regulus’ obligations of confidentiality under this Agreement.

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Section 6.19 Taxes.

6.19.1 Sanofi will make all payments to Regulus under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

6.19.2 Sanofi will promptly pay on behalf of Regulus any tax required to be withheld on amounts payable under this Agreement to the appropriate governmental authority, and Sanofi will furnish Regulus with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Regulus.

6.19.3 Sanofi and Regulus will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Sanofi to secure a reduction in the rate of applicable withholding taxes.

Section 6.20 Sublicenses. In the event Sanofi grants licenses or sublicenses to a sublicensee to sell Products which are subject to royalties under Section 6.9, such licenses or sublicenses will include an obligation for the sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Sanofi.

Section 6.21 Interest. If Sanofi fails to make any payment due to Regulus under this Agreement, then interest will accrue on a daily basis at the greater of an annual rate equal to the […***…] (or such lower interest rate to the extent necessary to comply with Applicable Law).

Section 6.22 Sanofi Founding Company License. Notwithstanding any other provision in this Agreement, in the event that Sanofi is granted a license (each such license a “Sanofi Founding Company License”) pursuant to Section 15.3 of the Founding Company License Agreement (entitled “Effects of Termination”) from either of the Founding Companies, then, in addition to, and not in lieu of, any other or remedies available to Sanofi:

6.22.1 […***…] amounts payable to either of the Founding Companies pursuant to proviso “(ii)” of the final sentence of Section 15.3, […***…]; and

6.22.2 subject to Section 6.14.3, any royalty or milestone amounts (including both sales milestones and development milestones) payable to either of the Founding Companies under any Sanofi Parent License, to the extent not […***…] than were Regulus’ royalty and milestone payment obligations under the Founding Company License Agreement, […***…] under this Agreement. If royalty or milestone amounts payable by Sanofi to either of the Founding Companies under any Sanofi Parent License […***…] Regulus’ royalty or milestone payment obligations under the Founding Company License Agreement, Sanofi […***…].

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ARTICLE 7

CONFIDENTIALITY; PRESS RELEASES & PUBLICATIONS

Section 7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to, trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

7.1.1 was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

7.1.4 was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

Section 7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of its rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Licensed Compounds, Products, and/or Discontinued Products, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has

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used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications (subject to Section 8.6 below) that the Disclosing Party has the right to file or prosecute under Section 8.2; complying with applicable governmental regulations; obtaining Approvals, conducting clinical trials, and marketing Products, in each case, for Products that the Disclosing Party has the right to Develop and Commercialize; or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of a medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, arm’s-length financial investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; (v) to prosecute or defend litigation as permitted by this Agreement; or (vi) to the extent mutually agreed to in writing by the Parties.

Section 7.3 Press Release; Disclosure of Agreement. Sanofi agrees that Regulus may issue a press release (which will not be a joint press release) announcing the execution of this Agreement in substantially the form attached as APPENDIX 12 (the “Second Restatement Press Release”). From and after the Second Restatement Date, except for the Second Restatement Press Release, or to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 7.3, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld. Notwithstanding the foregoing, (a) except for scientific presentations and publications (which will be governed by Section 7.5 below) each Party or its Affiliates may, without the other Party’s approval, make disclosures pertaining solely to Products (as to Sanofi) licensed to Sanofi or Discontinued Products (as to Regulus), provided, however, that Sanofi will immediately notify (and provide as much advance notice as possible to) Regulus of any event materially related to Products (including in such notice any disclosure of clinical data or results, material regulatory filings or Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event, any press release or other similar public communication by Sanofi related to efficacy or safety data and/or results regarding a Licensed Compound or Product will be submitted to Regulus for review at least five (5) Business Days (to the extent permitted by law) in advance of such proposed public disclosure, Regulus will have the right to expeditiously review and recommend changes to such communication and Sanofi will in good faith consider any changes that are timely recommended by Regulus and (b) to the extent information regarding this Agreement, a Licensed Compound or Product has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the

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consent of the other Party. Each Party will give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

Section 7.4 Remedies. Notwithstanding Section 12.4, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 7.

Section 7.5 Publications.

7.5.1 Prior to Mir-221/222 Option Exercise. Prior to Sanofi’s exercise of its Mir-221/222 Option, Regulus may, consistent with its practice with its other compounds and products, publish and present data regarding such Collaboration Target and Licensed Compounds and/or Products directed to such Collaboration Target; provided, however, that Regulus will provide any such proposed publication to Sanofi at least […***…] days prior to submission for publication or presentation. During such […***…]-day period, Sanofi will have the right to review and comment on any such publications and Regulus will give due consideration to Sanofi’s requested changes. In addition, if Sanofi identifies potentially patentable Program Inventions disclosed within such proposed publication or presentation for which Sanofi desires that a patent application be filed in accordance with the applicable provision of Section 8.2, then by written notice to Regulus delivered within such […***…]-day period, Sanofi may require Regulus to delay such publication or presentation for up to an additional […***…] days to permit the preparation and filing of such patent application in accordance with Section 8.2. Notwithstanding the foregoing, Regulus may not publish or present any data or information that contains any of Sanofi’s Confidential Information without Sanofi’s prior written consent.

7.5.2 During Term of Program License. During such time as a Program License with respect to a particular Collaboration Target is effective, and subject to this Section 7.5.2, Sanofi will have the right to publish summaries of results from any human clinical trials conducted by or on behalf of Sanofi with respect to the Licensed Compounds or Products for such Collaboration Target without obtaining the consent of Regulus and, except as required under Law, Regulus may not publish any of such data, without the prior consent of Sanofi; provided, however, that, prior to Sanofi’s exercise of its Option with respect to a Mir-21 POC Program, Sanofi will not have the right to publish summaries of results from any human clinical trial conducted by or on behalf of Sanofi with respect to a Mir-21 Compound or Mir-21 Product that is the subject of such Mir-21 POC Program, without obtaining the consent of Regulus (which Regulus may withhold in its sole discretion). The Parties acknowledge that scientific lead time is a key element of the value of the Research Program and Products under this Agreement and further agree to use commercially reasonable efforts to control public scientific disclosures of the results of the research and Development activities under this Agreement (including but not limited to any such summaries of human clinical trials data and results as required on the clinical trial registry) to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party an early draft of all such publications, whether

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they are to be presented orally or in written form, at least […***…] days prior to submission for publication including, without limitation, to facilitate the publication of any summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party. Each Party will review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Research Program. If, as soon as reasonably possible, but no longer than […***…] days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication. In addition, if at any time during such […***…]-day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the Research Program under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patents or Know-How solely owned or Controlled by such other Party, then such Party will either (a) delay such proposed publication, for up to […***…] days from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication.

Section 7.6 Acknowledgment. Unless otherwise agreed upon in writing by the Parties, each Party will acknowledge in any press release, public presentation or publication regarding a Collaboration Target, Licensed Compound and/or Product, the other Party’s role in discovering and developing the Collaboration Target, Licensed Compound or Product, as applicable, and that such Collaboration Targets, Licensed Compounds or Products are under license from Regulus (including, if requested by Regulus, Regulus’ stock ticker) and otherwise acknowledge the contributions from the other Party.

ARTICLE 8

PATENTS

The provisions of this Article 8 (excluding Section 8.1) as they relate to Regulus Patents that are licensed to Regulus under any Existing Regulus Agreement are subject in all respects to the terms of such Existing Regulus Agreement. In the event of any inconsistency between Regulus’ obligations under any Existing Regulus Agreement and the rights conferred on Sanofi by this Article 8 (excluding Section 8.1) with respect to the Regulus Patents that are subject to such Existing Regulus, the Existing Regulus Agreement shall control, and the provisions of this Article 8 shall, to the extent inconsistent with the Existing Regulus Agreement, be of no force or effect.

Section 8.1 Ownership of Inventions and Patents.

8.1.1 Title to inventions, discoveries, improvements and other technology, whether or not patentable, conceived, made or reduced to practice in the performance of the Research Program or the POC Programs under this Agreement (collectively, the “Program Inventions”) and any Patents claiming such Program Inventions (“Program Patents”), are retained by the Party that is the employer of the inventor(s) (or, in the case of consultants and

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(sub)contractors, the Party for which the consultant or (sub)contractor is providing its services). Each Party will ensure that every employee, consultant, and (sub)contractor employed or contracted by that Party in the performance of the Research Program and the POC Programs has a written obligation to assign all Know-How and Patents conceived, made or reduced to practice by each such employee, consultant, and (sub)contractor to such Party. The Parties agree that the United States federal patent law on inventorship will determine the inventorship of any Program Invention and the names of the inventors on any Program Patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement. Sanofi will own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Sanofi (the “Sanofi Inventions”) and any Patents claiming such Program Inventions (the “Sanofi Program Patents”). Regulus will own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Regulus (the “Regulus Inventions”) and any Patents claiming such Program Inventions (the “Regulus Program Patents”). Regulus and Sanofi will own jointly such Program Inventions invented jointly by employees, consultants and/or (sub)contractors of Regulus and Sanofi (the “Joint Inventions”) and any Patents claiming such Program Inventions (the “Joint Patents”). Regulus will promptly disclose to Sanofi any such Regulus Invention or Joint Invention, and Sanofi will promptly disclose to Regulus any Sanofi Invention or Joint Invention, arising from or made in the performance of the Research Program and any patent or patent application claiming such Program Invention. It is understood that except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing, neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Invention by reason of joint ownership of any such Joint Invention, and may otherwise undertake all activities a sole owner might undertake with respect to such inventions without the consent of and without accounting to the other joint owner, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such consent or accounting.

8.1.2 CREATE Act. Notwithstanding anything to the contrary in this Article 8, neither Party will have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 8 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

Section 8.2 Filing, Prosecution and Maintenance of Patents. For purposes of this Section 8.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, the control of any interferences, reissue proceedings, oppositions and reexaminations with respect to such Patent.

8.2.1 Product Specific Patents.

(a) Before Option Exercise. On a Collaboration Target-by-Collaboration Target basis, for Product Specific Patents filed prior to Sanofi’s exercise of its Option (or at least one of its Options) for a given Collaboration Target (and Sanofi’s payment to

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Regulus of the applicable Option Exercise Fee and POC Program Reimbursement Amount), Regulus will be responsible for the preparation, filing, prosecution and maintenance of Product Specific Patents (including Product Specific Patents that are Joint Patents) directed to such Collaboration Target or to Licensed Compounds or Products that target or mimic (as applicable) such Collaboration Target. Regulus will use Commercially Reasonable Efforts to prepare, file, prosecute and maintain such Product Specific Patents in at least the countries listed in APPENDIX 7 (each, a “Listed Country”), at Regulus’ expense; provided, however, that if the applicable patent office in any Listed Country, other than […***…] and […***…], requires […***…] of patent applications […***…], Sanofi shall reimburse Regulus for costs incurred by Regulus for […***…] of Product Specific Patents […***…]. If Sanofi requests in writing that Regulus prepare, file, prosecute and maintain any Product Specific Patent in any country that is not a Listed Country (each, a “Sanofi Nominated Country”), Regulus will use Commercially Reasonable Efforts to prepare, file, prosecute and maintain such Product Specific Patent in such Sanofi Nominated Country, at Sanofi’s expense, provided, however, that if Sanofi is not the sole licensee or sublicensee of Regulus under such Product Specific Patent, Regulus will be responsible for such expenses and Sanofi will reimburse Regulus for the amount that is equal to the total of such expenses divided by the number of licensee(s) or sublicense(s) under such product specific patent (such number to also include Regulus). Regulus, or its outside counsel, will provide Sanofi with (i) a reasonably detailed annual update of the filing, prosecution and maintenance status for each such Product Specific Patent and (ii) any further information reasonably requested by Sanofi from time to time regarding such Product Specific Patent; provided, however, that if such Product Specific Patent is licensed to Regulus by a Third Party, Regulus will not be obligated to make disclosure of information regarding such Product Specific Patent to the extent that such disclosure would constitute a breach of Regulus’ confidentiality obligations to the Third Party licensor.

(b) After Option Exercise. On a Collaboration Target-by-Collaboration Target basis, for Product Specific Patents filed after Sanofi’s exercise of its Option (or at least one of its Options) for a given Collaboration Target (and Sanofi’s payment to Regulus of the applicable Option Exercise Fee and POC Program Reimbursement Amount), Sanofi will be responsible for the preparation, filing, prosecution and maintenance of such Product Specific Patents (including Product Specific Patents that are Joint Patents) directed to such Collaboration Target or to Licensed Compounds or Products that target or mimic (as applicable) such Collaboration Target, at Sanofi’s expense; provided, however, that if Sanofi is not the sole licensee or sublicensee of Regulus under such Product Specific Patent, Regulus will be responsible for such expenses and Sanofi will reimburse Regulus for the amount that is equal to the total of such expenses divided by the number of licensee(s) or sublicense(s) under such product specific patent (such number to also include Regulus). Sanofi, or its outside counsel, will provide Regulus with (i) a reasonably detailed monthly update of the filing, prosecution and maintenance status for each such Product Specific Patent and (ii) any further information reasonably requested by Regulus from time to time regarding such Product Specific Patent.

(c) Cooperation. The Party responsible for preparing, filing, prosecuting and maintaining any Product Specific Patent (including any Product Specific Patent that is a Joint Patent) under Section 8.2.1(a) or Section 8.2.1(b) above (the “Lead Party”) will consider in good faith all reasonable requests or recommendations of the other Party regarding the preparation, filing, prosecution and maintenance of Product Specific Patents. During such

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time as a Program License with respect to a particular Collaboration Target is effective, Regulus will consider in good faith, and give effect to, all reasonable requests or recommendations of Sanofi regarding the preparation, filing, prosecution and maintenance of the applicable Product Specific Patents.

(d) Election Not to File, Prosecute, or Maintain Product Specific Patents. In the event that the Lead Party decides not to pursue or continue the filing, prosecution or maintenance of any Product Specific Patent in any country, the Lead Party, or its outside counsel, will provide the other Party with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and the other Party will provide the Lead Party with prompt notice as to whether the other Party desires to assume responsibility and costs for such filing, prosecution or maintenance of such Product Specific Patent. The Lead Party will not knowingly permit any such Product Specific Patent to be abandoned in any Listed Country (or, in the case of Regulus, any Sanofi Nominated Country for which Sanofi is bearing the expense of preparation, filing, prosecution and maintenance of Product Specific Patents), or elect not to file a new patent application claiming priority to a patent application within the Product Specific Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without the other Party’s written consent or without the other Party otherwise first being given an opportunity to assume full responsibility (at the other Party’s expense) for the continued prosecution and maintenance of such Product Specific Patents, or the filing of such new patent application. In the event that the other Party assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, the other Party will not be liable to the Lead Party in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain. In the event that Sanofi assumes responsibility for the preparation, filing, prosecution or maintenance of any such Product Specific Patent as set forth above, Regulus will assign such Product Specific Patent to Sanofi, for no additional consideration, and such Product Specific Patent (if later granted) will be disregarded for the purposes of calculating the Royalty Term under Section 6.15.

8.2.2 Regulus Core Technology Patents Other Than Joint Patents. Regulus (or its Third Party licensors of Regulus Core Technology Patents, as applicable) will be solely responsible for the preparation, filing, prosecution and maintenance of Regulus Core Technology Patents (other than Joint Patents that are Regulus Core Technology Patents), at Regulus’ sole expense. At Sanofi’s reasonable request from time to time, Regulus, or its outside counsel, will promptly provide Sanofi with an update of the filing, prosecution and maintenance status for each of such Regulus Core Technology Patents, including without limitation an update of APPENDIX 3.

8.2.3 Joint Core Technology Patents. This Section 8.2.3 will apply only to: (i) Regulus Core Technology Patents that are Joint Patents (each, a “Joint Core Technology Patent”); and (ii) any Joint Invention that is not claimed by any patent application in a country, provided that if a patent application claiming such Joint Invention were filed in such country, such patent application would be a Joint Core Technology Patent (such Joint Invention, a “Joint Core Technology Invention”).

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(a) Regulus First Right to File, Prosecute and Maintain. Regulus will have the first right to prepare, file, prosecute and maintain any new patent application claiming a Joint Core Technology Invention, at Regulus’ expense. Regulus shall consult with Sanofi as to the preparation, filing, prosecution and maintenance of Joint Core Technology Patents and draft patent applications claiming Joint Core Technology Inventions reasonably prior to any deadline or action with any patent office, shall furnish to Sanofi copies of all relevant documents reasonably in advance of such consultation, and shall consider in good faith the reasonable comments and suggestions of Sanofi. Regulus, or its outside counsel, will provide Sanofi with an update of the filing, prosecution and maintenance status for each Joint Core Technology Patent on a periodic basis, and will provide to Sanofi copies of any papers relating to the filing, prosecution and maintenance of such Joint Core Technology Patents promptly upon their being filed or received.

(b) Disclosure; Cooperation. Regulus or its outside counsel, will provide Sanofi with (i) a reasonably detailed monthly update of the filing, prosecution and maintenance status for such Joint Core Technology Patent and (ii) any further information reasonably requested by Sanofi from time to time regarding such Joint Core Technology Patent. Regulus will consider in good faith all reasonable requests or recommendations of Sanofi regarding the preparation, filing, prosecution and maintenance of Joint Core Technology Patents.

(c) Election Not to File, Prosecute, or Maintain Joint Core Technology Patents. In the event that Regulus decides not to pursue or continue the filing, prosecution or maintenance of any Joint Core Technology Patent in any country, Regulus, or its outside counsel, will provide Sanofi with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and Sanofi will provide Regulus with prompt notice as to whether Sanofi desires to assume responsibility and costs for such filing, prosecution or maintenance of such Joint Core Technology Patent. Regulus will not knowingly permit any such Joint Core Technology Patent to be abandoned, or elect not to file a new patent application claiming priority to a patent application within the Joint Core Technology Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Sanofi’s written consent or without Sanofi otherwise first being given an opportunity to assume full responsibility (at Sanofi’s expense) for the continued prosecution and maintenance of such Joint Core Technology Patent, or the filing of such new patent application. In the event that Sanofi assumes responsibility for the preparation, filing, prosecution or maintenance of any Joint Core Technology Patent as set forth above, such Joint Core Technology Patent (if later granted) will be disregarded for the purposes of calculating the Royalty Term under Section 6.11, provided that Regulus shall retain its joint ownership interest in such Joint Core Technology Patent.

8.2.4 Joint Patents Other Than Joint Core Technology Patents and Product Specific Patents. This Section 8.2.4 will apply only to: (i) Joint Patents that are neither Joint Core Technology Patents nor Product Specific Patents (each, an “Other Joint Patent”); and (ii) any Joint Invention that is not claimed by any patent application in a country, provided that if a patent application claiming such Joint Invention were filed in such country, such patent application would be neither a Joint Core Technology Patent nor a Product Specific Patent (such Joint Invention, an “Other Joint Invention”).

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(a) Sanofi First Right to File, Prosecute and Maintain. Sanofi will have the first right to prepare, file, prosecute and maintain any new patent application claiming an Other Joint Invention, at Sanofi’s expense. Sanofi shall consult with Regulus as to the preparation, filing, prosecution and maintenance of Other Joint Patents and draft patent applications claiming Other Joint Inventions reasonably prior to any deadline or action with any patent office, shall furnish to Regulus copies of all relevant documents reasonably in advance of such consultation, and shall consider in good faith the reasonable comments and suggestions of Regulus. Sanofi, or its outside counsel, will provide Regulus with an update of the filing, prosecution and maintenance status for each Other Joint Patent on a periodic basis, and will provide to Regulus copies of any papers relating to the filing, prosecution and maintenance of such Other Joint Patents promptly upon their being filed or received.

(b) Election Not to File, Prosecute, or Maintain Other Joint Patents. In the event that Sanofi decides not to pursue or continue the filing, prosecution or maintenance of any Other Joint Patent in any country, Sanofi, or its outside counsel, will provide Regulus with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and Regulus will provide Sanofi with prompt notice as to whether Regulus desires to assume responsibility and costs for such filing, prosecution or maintenance of such Other Joint Patent. Sanofi will not knowingly permit any such Other Joint Patent to be abandoned, or elect not to file a new patent application claiming priority to a patent application within the Other Joint Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Regulus’ written consent or without Regulus otherwise first being given an opportunity to assume full responsibility (at Regulus’ expense) for the continued prosecution and maintenance of such Other Joint Patent, or the filing of such new patent application. In the event that Regulus assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, Regulus will not be liable to Sanofi in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain.

8.2.5 Cooperation. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents pursuant to this Section 8.2. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to exercise its rights and perform its obligations under this Section 8.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

Section 8.3 Patent Term Extension. Regulus and Sanofi will each cooperate with one another and will use Commercially Reasonable Efforts in obtaining patent term restorations and/or extensions (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering those Products licensed by Sanofi hereunder. If elections with respect to obtaining such patent term extensions or supplemental protection are to be made, Sanofi will have the right to make such election, provided that (i) such election will be made in accordance

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with applicable Law so as to maximize the period of marketing exclusivity for the Product, and (ii) Sanofi may not elect to extend a Regulus Core Technology Patent (other than a Joint Core Technology Patent) under this Section 8.3 without Regulus’ prior written consent.

Section 8.4 Enforcement of Patents

8.4.1 Product Specific Patents.

(a) Enforcement by Sanofi. In the event that Regulus or Sanofi becomes aware of a suspected infringement of any Product Specific Patent, or any such Product Specific Patent is challenged in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above), such Party will notify the other Party promptly, and following such notification, the Parties will confer and determine an appropriate course of action in response to such suspected infringement or action or proceeding. During such time as a Program License with respect to a particular Collaboration Target is effective, Sanofi will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such suspected infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license (to the extent such sublicense is permitted under this Agreement). Regulus will reasonably assist Sanofi in any action or proceeding being defended or prosecuted if so requested, and will lend its name to such actions or proceedings if reasonably requested by Sanofi or required by Applicable Law. Sanofi will reimburse Regulus for the documented out-of-pocket costs Regulus reasonably incurs in providing such assistance as specifically requested in writing by Sanofi. In the event Regulus is a required party to the proceeding or action, Regulus will have the right to be represented by its own counsel (such selection to be subject to Sanofi’s approval, such approval not to be unreasonably withheld), and Sanofi will reimburse Regulus for the documented external costs Regulus reasonably incurs that are reasonably related to the proceeding or action, including attorneys fees, provided that Sanofi will retain overall responsibility for the prosecution of such action or proceeding in such event. In the event that Regulus is not a necessary party to the proceeding or action, Regulus will have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Sanofi will retain overall responsibility for the prosecution of such action or proceedings in such event. Sanofi may not enter any settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Product Specific Patent, or which could be reasonably expected to have a material adverse financial impact on Regulus, without Regulus’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(b) Enforcement by Regulus. If Sanofi elects not to settle, defend or bring any action for infringement described in Section 8.4.1(a) and so notifies Regulus, including following any request by Regulus to do so, then Regulus may defend or bring such action at its own expense, in its own name, provided however that, Regulus agrees not to so settle, defend or bring any action for infringement of a Product Specific Patent Right upon Sanofi’s request based on Sanofi’s good faith reasonable determination, the basis for which will be provided to Regulus, that it is not in the best interest of the Parties to so settle, defend or bring such action for infringement. In the case where Regulus proceeds to settle, defend or bring an action for such infringement, the following will apply: (i) Sanofi will reasonably assist Regulus in any action or

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proceeding being defended or prosecuted if so requested, and will lend its name to such actions or proceedings if requested by Regulus or required by Applicable Law; (ii) Regulus will reimburse Sanofi for the documented external costs Sanofi reasonably incurs, including attorneys fees, in providing such assistance as specifically requested in writing by Regulus; (iii) Sanofi will have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Regulus will retain overall responsibility for the prosecution of such suit or proceedings in such event; and (iv) Regulus may not enter any settlement of any action or proceeding defended or brought by Regulus with respect to a Product Specific Patent, which restricts the scope, or adversely affects the enforceability, of a Product Specific Patent, or which could be reasonably expected to have a material adverse financial impact on Sanofi without Sanofi’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(c) Withdrawal. If either Party brings an action or proceeding under this Section 8.4.1 and subsequently ceases to pursue or withdraws from such action or proceeding, it will promptly notify the other Party and the other Party may substitute itself for the withdrawing Party and pursue such action or proceeding in accordance with the terms of this Section 8.4.1 (including but not limited to the proviso in the first sentence of Section 8.4.1(b)).

(d) Damages. In the event that either Party exercises the rights conferred above in this Section 8.4.1 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Party which initiated such action, suit or proceeding, including, without limitation, attorneys fees, and second to any out-of-pocket costs and expenses incurred by the other Party and not previously reimbursed by the Party which initiated such action, suit or proceeding according to this Section 8.4.1. Any remaining amounts will: (i) if recovered by Sanofi, be divided as follows: (A) as to ordinary damages based on lost sales or profit, Sanofi will retain such funds and such funds will be treated as Net Sales and royalties will be payable by Sanofi to Regulus with respect to such Net Sales in accordance with Section 6.9 of this Agreement and (B) as to special or punitive damages, Sanofi will receive […***…]% of the amount of such special or punitive damages and Regulus will receive […***…]% of the amount of such special or punitive damages; or (ii) if recovered by Regulus, […***…].

8.4.2 Regulus Core Technology Patents Other Than Joint Core Technology Patents. Regulus will have the sole right to enforce Regulus Core Technology Patents (other than Joint Core Technology Patents) and to defend Regulus Core Technology Patents (other than Joint Core Technology Patents) against challenge in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above). In the event of suspected infringement of a Regulus Core Technology Patent (other than a Joint Core Technology Patent) by a Third Party in a country, wherein (a) the suspected infringing activity competes with a Product being Commercialized by or on behalf of Sanofi in such country, and (b) no other Patent Controlled by Sanofi (whether by license under this Agreement or otherwise) is infringed or suspected to be infringed by the suspected infringing activity, Section […***…] to such Product in such country (with the suspected infringing product […***…]), unless Regulus permits Sanofi to enforce the applicable Regulus Core Technology Patent against such Third Party.

***Confidential Treatment Requested

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8.4.3 Joint Core Technology Patents. In the event of suspected infringement of a Joint Core Technology Patent by a Third Party in a country, wherein the suspected infringing activity competes with a Product being commercialized by or on behalf of Sanofi in such country, the Parties’ respective rights and obligations with respect to enforcement of such Joint Core Technology Patent in such country (including damages or settlement amounts received as a result thereof) shall be as set forth in Section 8.4.1, mutatis mutandis. In the event of any other suspected infringement of a Joint Core Technology Patent, the Parties’ respective rights and obligations with respect to enforcement of such Joint Core Technology Patent in such country will be the reverse of their respective rights and obligations under Section 8.4.1, mutatis mutandis; provided, however, that after reimbursement of costs, any remaining damages or other amounts recovered will be allocated […***…]% to the Party that brought and controlled the action, and […***…]% to the other Party.

8.4.4 Other Joint Patents. In the event of suspected infringement of an Other Joint Patent by a Third Party in a country, wherein the suspected infringing activity competes with a Product being commercialized by or on behalf of Sanofi in such country, the Parties’ respective rights and obligations with respect to enforcement of such Other Joint Patent in such country shall be as set forth in Section 8.4.1, mutatis mutandis. In the event of any other suspected infringement of an Other Joint Patent, the Parties shall mutually agree in good faith on a case-by-case basis on the course of action to be taken and the allocation of costs and recovered amounts.

8.4.5 Cooperation. The Party not enforcing a particular Patent under any of the preceding provisions of this Section 8.4 will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to initiate or maintain the action.

Section 8.5 Determination of Certain Patent Matters. The Parties, acting in good faith and on the advice of their respective internal or external patent counsel, agree in good faith on: (i) the inventorship of Program Inventions under Section 8.1.1, consistent with U.S. patent laws; (ii) whether any particular Regulus Patent is a Regulus Core Technology Patent or a Product Specific Patent, taking into full consideration the definitions of such terms set forth in APPENDIX 1 and the Regulus Patents listed in APPENDIX 2 and APPENDIX 3 hereto; and (iii) whether there exists a Product Specific Patent that is suspected to be infringed by a suspected infringement under Section 8.4.1. If the Parties cannot agree upon any such matter within 30 days of good faith discussions, the Parties will refer such matter to independent patent counsel, not engaged by either Party or any of its Affiliates for any matter in the previous three (3) years and reasonably acceptable to both Parties. The determination of the independent patent counsel with respect to such matter will be binding on the Parties. The costs and expenses of the independent patent counsel will be shared equally between the Parties.

Section 8.6 Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 11.1(a)(iii) of Directive 2001/EC/83, or similar periods as may be applicable to a biologic, and all international equivalents), Sanofi will use Commercially Reasonable Efforts

***Confidential Treatment Requested

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consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products exclusively licensed by Sanofi hereunder. With respect to filings in the FDA Orange Book or other similar filings or listings as may be applicable (and foreign equivalents) for issued patents for a Product, upon reasonable request by Sanofi, Regulus will provide reasonable cooperation to Sanofi in filing and maintaining any such listing and filings. All listing and filing decisions will be at the sole discretion of Sanofi; provided, however that Sanofi will not list Regulus Core Technology Patents in the FDA Orange Book without Regulus’ prior written consent, such consent not to be unreasonably withheld or delayed. In no event will Regulus withhold or delay such consent where the listing of such Regulus Core Technology Patent is required under applicable law.

Section 8.7 Further Actions. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 8; provided however, that neither Party will be required to take any action pursuant to Article 8 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree.

Section 8.8 Infringement Claims; Oppositions. Sanofi and Regulus will promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the research, development, making, using, importing, exporting or selling of a Licensed Compound or Product, of a Third Party’s intellectual property rights of which it will become aware. The Parties will confer on the handling of such matter. Regulus will not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Sanofi, and Sanofi will not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Regulus. Sanofi and Regulus will each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and will cooperate with the other in the conduct of such defense. In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Sanofi and Regulus will promptly inform the other in writing of any written notice to it of actual or threatened opposition related to the Product Specific Patents. The Parties will confer on the handling of such matter and such matters will be handled in accordance with Section 8.2 above.

Section 8.9 Records Regarding Regulus Patents. Each Party will assign patent counsel representatives who will be responsible for coordinating activities between the Parties in accordance with this Article 8. Such representatives will use commercially reasonable efforts to maintain a report listing the Regulus Patents that are subject to the license granted to Sanofi under Section 2.1. Such report will be used to facilitate the identification and tracking of the Regulus Patents licensed under this Agreement, but will not, unless specifically agreed to in a separate written agreement signed by authorized representatives of both Parties, be considered to be a then-current complete and binding list of the Regulus Patents licensed under this Agreement.

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Section 8.10 Challenge. As a material inducement for entering into this Agreement, Sanofi acknowledges and agrees that during the term of this Agreement, solely with respect to claims within the Regulus Patents that are included in the license granted to Sanofi under Section 2.1, in any of the Options or in any of the Program Licenses, in the event that Sanofi, its Affiliates or sublicensees (a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Patents, or (b) directs, supports or actively assists any other Person (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Patents, then, in each case, Sanofi will be deemed to have materially breached this Agreement, and Regulus shall be deemed to have grounds for termination of this Agreement under Section 9.3.

Section 8.11 Amendments to Third Party Agreements. Regulus will not amend or agree to amend any Existing Regulus Agreement, Future Regulus Agreement, or New Core Technology Agreement for New Core Technology included in the Regulus Technology licensed to Sanofi under Section 2.1 or under any Program License, in any manner that would increase Sanofi’s payment obligations or reduce the scope of Sanofi’s license under Section 2.1 or any Program License, without the prior written consent of Sanofi.

ARTICLE 9

TERM AND TERMINATION

Section 9.1 Term. The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 9, will continue until the expiration of all payment obligations on all Products to Regulus.

Section 9.2 Sanofi Right to Terminate. Sanofi may terminate this Agreement (including its license rights under this Agreement) in full, or on a Product-by-Product basis, effective upon 30 days prior written notice. For purposes of clarification, milestone and royalty payments will be due on milestones achieved and Products sold during the period between notice of termination and the effective date of termination.

Section 9.3 Material Breach.

(a) If either Party believes that the other is in material breach of this Agreement (other than with respect to a breach of Sanofi’s obligations under Section 5.1, which is governed by Section 9.4), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party will identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good faith belief that such breach is incurable); provided that such identified actions or conduct will not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. If the breach is curable, the allegedly breaching Party will have 120 days to either cure such breach (except to the extent such breach involves the failure to make

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a payment when due, which breach must be cured within 30 days following such notice) or, if a cure cannot be reasonably effected within such 120-day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period. If the breaching Party fails to (i) cure such breach within the 120-day (or 30-day, as applicable) period or (ii) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the non-breaching Party may terminate this Agreement on a Product-by-Product basis by providing written notice to the breaching Party.

(b) Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching Party (the “Other Party”) of such dispute within such 120-day period, the Other Party will not have the right to terminate this Agreement in accordance with this Section 9.3 unless and until it has been determined in accordance with Section 12.4 that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within 120 days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) This Section 9.3 will be subject to and will not limit the provisions of Section 9.4 and Section 9.6.

Section 9.4 Termination by Regulus For Failure of Sanofi to Use Commercially Reasonable Efforts.

9.4.1 Subject to Sections 9.4.3 and 9.4.4, at any time after the earlier of (a) exercise of the Option for at least one of the Mir-21 POC Programs and (b) the expiration of the Option Periods with respect to both of the Mir-21 POC Programs without Sanofi’s exercise of either of such Options, Regulus will have the right to terminate the license granted under Section 2.1 and the Program Licenses for Mir-21 (and the corresponding exclusivity obligation under Section 2.5) on a Mir-21 Product-by-Mir-21 Product basis and country-by-country basis, if Sanofi is in breach of its obligations to use Commercially Reasonable Efforts as set forth in Section 5.1, provided however, that the Agreement will not so terminate unless (i) Sanofi is given 30 days prior written notice by Regulus of Regulus’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Sanofi should take, and (ii) Sanofi, or its sublicensee, has not used Commercially Reasonable Efforts during the 120-day period following such notice to pursue the Development and/or Commercialization of at least one Mir-21 Compound or Mir-21 Product in the applicable country. Any such termination will be limited in force and effect to the country or countries and Products to which such breach relates.

9.4.2 Subject to Sections 9.4.3 and 9.4.4, at any time after the exercise of the Option for the Mir-221/222 Oncology POC Program, Regulus will have the right to terminate the Program License for Mir-221/222 (and the corresponding exclusivity obligation under Section 2.5) on a Mir-221/222 Product-by-Mir-221/222 Product basis and country-by-country basis, if Sanofi is in breach of its obligations to use Commercially Reasonable Efforts as set forth in Section 5.1, provided however, that the Agreement will not so terminate unless (i) Sanofi is

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given 30 days prior written notice by Regulus of Regulus’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Sanofi should take, and (ii) Sanofi, or its sublicensee, has not used Commercially Reasonable Efforts during the 120-day period following such notice to pursue the Development and/or Commercialization of at least one Mir-221/222 Compound or Mir-221/222 Product in the applicable country. Any such termination will be limited in force and effect to the country or countries and Products to which such breach relates.

9.4.3 It is understood and acknowledged that if Sanofi (by itself or through its Affiliates or sublicensees) uses Commercially Reasonable Efforts to Develop and Commercialize a Product for each Collaboration Target in each and every Major Market Country, Sanofi will be deemed to be in compliance with its obligation under Section 5.1 to use Commercially Reasonable Efforts to Develop and Commercialize a Product for such Collaboration Target with respect to all countries in the world.

9.4.4 If Sanofi disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Regulus pursuant to Section 9.4.1 or 9.4.2, and provides notice to Regulus of such dispute within the 30 days following such notice provided by Regulus, Regulus will not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Sanofi has been determined in accordance with Section 12.4 and Sanofi fails to cure such breach within 30 days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

Section 9.5 Automatic Termination. If, at any time, (a) no Option for any POC Program remains exercisable (whether due to expiration of the applicable Option Period or early termination of the applicable POC Program), (b) the license granted by Regulus to Sanofi pursuant to Section 2.1.1 has terminated in its entirety, and (c) no Program License for any POC Program is in effect, then, effective upon the last to occur of (a), (b) and (c), this Agreement shall automatically terminate in its entirety.

Section 9.6 Consequences of Termination.

9.6.1 Licenses. Upon termination of this Agreement in its entirety by either Party pursuant to this Article 9 or automatic termination of this Agreement in its entirety pursuant to Section 9.5, the licenses granted by Regulus to Sanofi hereunder will terminate.

9.6.2 Return of Information and Materials. Upon termination of this Agreement in its entirety by either Party pursuant to this Article 9 or automatic termination of this Agreement in its entirety pursuant to Section 9.5, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes, and with respect to Regulus, to practice its rights under Section 10.1.

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Section 9.7 Accrued Rights; Surviving Obligations.

9.7.1 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

9.7.2 Survival. Articles 7, 9, 10, 11 and 13; and Section 6.18, Section 6.21, and Section 12.4 of this Agreement will survive expiration or termination of this Agreement for any reason. Furthermore, Regulus hereby grants to Sanofi a worldwide non-exclusive license, with the right to grant sublicenses under Section 2.4, to Regulus Know-How existing now or in the future and disclosed to Sanofi during the Term, solely for the further manufacture and sale of Licensed Compounds and Products after the expiration (but not the termination) of the Term.

Section 9.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Regulus or Sanofi are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10

REGULUS REVERSION RIGHT

Section 10.1 Regulus Reversion Rights. For clarity, the Parties’ rights and obligations under this Section 10.1 are in addition to their rights and obligations under Sections 2.1.4, 2.2.3, 3.4.3(a) and 3.4.3(b), and this Article 10 shall not apply to any Expired Mir-21 Program Product, Terminated Mir-21 Program Product, or any Mir-221/222 Product that is the subject of a license granted to Regulus pursuant to Section 2.2.3(b) or Section 3.4.3(b)(ii). If (i) Sanofi terminates the Agreement (in full or on a Product-by-Product basis) under Section 9.2, (ii) Sanofi’s Program License with respect to a POC Program Product is terminated after Sanofi’s exercise of its Option with respect to such POC Program, or (iii) Regulus terminates the Agreement under Section 9.3 or Section 9.4, Regulus may continue to Develop and Commercialize any Licensed Compound or Product that is the subject of such termination or expiration (a “Discontinued

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Product”). If Regulus provides a notice in writing to Sanofi within 90 days of such termination (an “Election Notice”) that Regulus is exercising its rights under this Section 10.1, subject to Regulus’ payment obligations (if applicable) under Section 10.2, Sanofi will, and it hereby does: (x) grant to Regulus a sublicensable, worldwide license or sublicense, as the case may be, to all Sanofi Product Specific Patents, Program Patents and Research Results Controlled by Sanofi as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products, (y) transfer to Regulus, for Regulus’ use with respect to the Development and Commercialization of the Discontinued Products, any data, results, regulatory information and files in the possession of Sanofi as of the date of the Election Notice that relate to such Discontinued Products, and (z) transfer and assign to Regulus all Regulatory Documentation with respect to such Discontinued Product (including but not limited to identifying for Regulus, and authorizing Regulus to reference, any Drug Master File with a Regulatory Authority related to such Discontinued Product).

Section 10.2 Regulus Payment Obligations for Reversion Rights. If, after Sanofi has paid the Option Exercise Fee and the POC Program Reimbursement Amount for a POC Program, both (a) Regulus provides an Election Notice for any Discontinued Product and (b) prior to the applicable termination under this Agreement, such Discontinued Product had completed […***…] with respect to the applicable POC Program, then Regulus shall pay to Sanofi (i) […***…] of any […***…] such Discontinued Product […***…]; or (ii) if […***…] with the provisions of Section 6.10 through Section 6.21 applying mutatis mutandis. For purposes of this Agreement, “Licensing Revenues” will mean any payments that Regulus receives from a Third Party in consideration of a license to further the Development and Commercialization of a Discontinued Mir-21 Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of […***…], (ii) payments to […***…], and (iii) payments to […***…].

ARTICLE 11

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

Section 11.1 Indemnification of Regulus. Sanofi agrees to defend Regulus, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Regulus Indemnitees”), and will indemnify and hold harmless the Regulus Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Regulus Indemnitee and resulting from or occurring as a result of: (a) any Sanofi

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Program Activities conducted by a Sanofi employee, consultant or (sub)contractor in the performance of a POC Program; (b) the Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Licensed Compound or Product in the Territory by Sanofi or its Affiliates, sublicensees or contractors, (c) any breach by Sanofi of any of its representations, warranties or covenants pursuant to this Agreement or (d) the negligence or willful misconduct of Sanofi or any Sanofi Affiliate or sublicensee in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Regulus Indemnitee, (ii) any breach by Regulus of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Regulus Indemnitee.

Section 11.2 Indemnification of Sanofi. Regulus agrees to defend Sanofi, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Sanofi Indemnitees”), and will indemnify and hold harmless the Sanofi Indemnitees, from and against any Losses and Third Party Claims brought against any Sanofi Indemnitee and resulting from or occurring as a result of: (a) any activities conducted by a Regulus employee, consultant or (sub)contractor in the performance of the Research Program or a POC Program (unless such activities were the subject of a dispute between Regulus’ and Sanofi’s representatives on the JSC that was finally resolved by Sanofi’s Senior Representative, as reflected in the minutes of JSC proceedings); (b) the Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Licensed Compound or Product in the Territory by Regulus or its Affiliates, sublicensees or contractors; (c) any breach by Regulus of any of its representations, warranties or covenants pursuant to this Agreement or (d) the negligence or willful misconduct of any Regulus Indemnitee or any (sub)contractor of Sanofi in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Sanofi Indemnitee, (ii) any breach by Sanofi of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Sanofi Indemnitee.

Section 11.3 Notice of Claim. All indemnification claims provided for in Sections 11.1 and 11.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event will the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

Section 11.4 Defense, Settlement, Cooperation and Expenses.

11.4.1 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The

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assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

11.4.2 Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

11.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

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11.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

11.4.5 Costs and Expenses. Except as provided above in this Section 11.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 11.5 Insurance.

11.5.1 Regulus’ Insurance Obligations. Regulus shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Regulus shall maintain, in force at its sole cost, a general liability insurance policy providing coverage of at least $[…***…] per claim and $[…***…] annual aggregate. In addition to the foregoing, in the event that Regulus plans to Commercialize any Discontinued Product, then Regulus shall increase its insurance coverage commensurate with the additional liability and other risks associated with Commercialization activities, and at a minimum provide that the annual aggregate amount of such coverage is increased to at least $[…***…] at least thirty (30) days before Regulus initiates the First Commercial Sale of any Discontinued Product hereunder. Regulus shall furnish to Sanofi evidence of any insurance required under this Section 11.5, upon request.

11.5.2 Sanofi’s Insurance Obligations. Sanofi hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Sanofi under this Agreement. Sanofi shall maintain such self insurance throughout the term of this Agreement and shall furnish to Regulus evidence of such self-insurance, upon request.

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ARTICLE 12

REPRESENTATIONS AND WARRANTIES

Section 12.1 Representations, Warranties and Covenants. Each Party hereby represents and warrants as of the Effective Date and covenants to the other Party that:

12.1.1 it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

12.1.2 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

12.1.3 all necessary consents, approvals and authorizations of all Regulatory Authorities and other Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

12.1.4 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

Section 12.2 Regulus Representations, Warranties, and Covenants. Regulus hereby represents and warrants to Sanofi as of the Effective Date that:

12.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to Sanofi with respect to the Regulus Patents under this Agreement for Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21;

12.2.2 To the best of its knowledge and belief, Regulus does not require any additional licenses or other intellectual property rights in order for Regulus to conduct its obligation under the R&D Plan with respect to Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21;

12.2.3 Regulus has not received any written claim alleging that any of the Regulus Patents are invalid or unenforceable;

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12.2.4 Regulus has not received any written claim alleging that any of Regulus’ activities relating to Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21, or any of Regulus’ activities of the type proposed to be undertaken pursuant to the R&D Plan, infringe any intellectual property rights of a Third Party;

12.2.5 All employees, consultants, or (sub)contractors of Regulus or Affiliates performing Development activities hereunder on behalf of Regulus are, and Regulus hereby covenants to Sanofi that they will be, obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to Regulus or Affiliate, respectively, as the sole owner thereof;

12.2.6 Regulus will, and Regulus hereby covenants to, as appropriate, hire and maintain sufficient staff and management to support and conduct the Research Program and each POC Program hereunder in a timely fashion;

12.2.7 If reasonably requested by Sanofi in writing, Regulus will, and Regulus hereby covenants to, take reasonable, good faith measures and cooperate with Sanofi to help to facilitate a good faith negotiation between Sanofi and any Existing Regulus Agreement in the event that Sanofi desires to pursue the Development or Commercialization of any Licensed Compound or Product and would require a license directly from any such Third Party;

12.2.8 Regulus will not, and Regulus hereby covenants to Sanofi not to, withhold from Sanofi any material information or correspondence, including to or from any Regulatory Authority, that would be material and relevant to a reasonable assessment of the scientific, commercial, safety, and regulatory liabilities or commercial value of the Licensed Compounds;

12.2.9 Regulus will, and Regulus hereby covenants to Sanofi that it will, perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of Regulus, will at all times comply (and will ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities; and

12.2.10 The licenses granted to Regulus under the Existing Regulus Agreements are in full force and effect and Regulus has not received any written notice, and is not aware, of any breach by any party to the Existing Regulus Agreements.

Section 12.3 Sanofi Covenants. Sanofi hereby covenants to Regulus that it will perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on

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behalf of Sanofi, will at all times comply (and will ensure compliance by any of its subcontractors) with all Applicable Laws and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities.

Section 12.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, SANOFI AND REGULUS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI AND REGULUS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Assignment; Sanofi Affiliates. Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that:

(a) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such sale or transfer (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement;

(b) Sanofi may, without Regulus’ consent, assign this Agreement and its rights and obligations hereunder to an Affiliate of Sanofi, provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement and that no such assignment to an Affiliate will relieve Sanofi of its obligations hereunder; and

(c) Regulus may assign or transfer its rights under Article 6 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and

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permitted assigns to the extent necessary to carry out the intent of this section. Any purported assignment or transfer in violation of this Section 13.1 will be void ab initio and of no force or effect.

Section 13.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 13.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4 Dispute Resolution.

13.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute within the JSC’s decision-making authority will be finally decided as set forth in APPENDIX 5. Any dispute between the Parties which is outside the JSC’s decision-making authority and is not subject to resolution under Section 6.11.1 or Section 13.4.5 will be promptly presented to each Party’s respective co-chair of the JSC for resolution, and if the co-chairs of the JSC are unable to resolve such dispute, such dispute will then be presented to the Executive VP of R&D of Sanofi and the Executive Vice President of Regulus (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. Any dispute within the JSC’s decision-making authority will not be subject to arbitration.

13.4.2 Request for Arbitration. If after negotiating in good faith pursuant to Section 13.4.1, after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within 90 days, then either Party may upon written notice to the other submit to binding arbitration pursuant to Section 13.4.3 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceeding for resolving the dispute.

13.4.3 Arbitration.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, not resolved under the provisions of Section 13.4.1 will be resolved by final and binding arbitration conducted in accordance with the terms of this Section 13.4.3. The arbitration will be held in New York, New York, USA according to Rules of Arbitration of the International Chamber of Commerce

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(“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical industry, unless otherwise agreed by the Parties, appointed in accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The arbitrators will render a written decision no later than six (6) months following the selection of the arbitrators, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in U.S. dollars free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 13.4.3. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages, except in the case of breach of Article 7. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages, except in the case of breach of Article 7. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

(b) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

(c) EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES PROVIDED UNDER ARTICLE 11, AND ANY BREACH OF THE CONFIDENTIALITY RESTRICTIONS UNDER ARTICLE 7, EACH PARTY HERETO WAIVES (1) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER; AND (2) ANY CLAIM OF CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES FROM THE OTHER.

13.4.4 Disputes Regarding Material Breach. If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 9.3 (or 9.2, as applicable). If the material breach is not cured within the time period provided pursuant to Section 9.3 (or 9.2, as applicable), the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

13.4.5 Certain Matters Subject to Expert Panel. If, at any time during the Research Term, the Parties disagree on any matter arising from the a POC Program, the Parties may elect by mutual agreement to submit such matter to a panel of three (3) experts who are experienced in the field of biopharmaceuticals (an “Expert Panel”). All members of the Expert Panel must be mutually agreed by the Parties in good faith and as promptly as possible and must be free of any conflicts of interest with respect to either or both Parties. The Expert Panel will promptly hold a hearing to review the matter, at which they will consider briefs submitted by each Party at least 15 days before the hearing, as well as reasonable presentations that each Party may present. The determination of the relevant Expert Panel as to such dispute will be binding on both Parties. The Parties will share equally in the costs of the Expert Panel, and each Party will bear its own costs associated with preparing for and presenting to the Expert Panel.

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13.4.6 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 13.4.3.

Section 13.5 Notices. Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in the English Language and in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sanofi, to:

Sanofi

54, rue la Boétie

75008 Paris, France

Attention: General Counsel

Facsimile No.: +33 1 53 77 43 03

With a copy to:

Sanofi

9 Rue du Président Allende, 94256 Gentilly Cedex, France

Attention: License Management

Facsimile No.: +33 1 53 77 48 51

If to Regulus, to:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, California 92121-1121

USA

Attention: Chief Scientific Officer

Facsimile: +1 (858) 202-6363

With a copy to:

Attention: General Counsel

Facsimile: +1 (858) 202-6363

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day,

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(ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail. It is understood and agreed that this Section 13.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 13.6 Entire Agreement; Modifications. This Agreement (including the attached Appendices and the POC Program Plans), together with the Stock Purchase Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.7 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

Section 13.8 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 13.9 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 13.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

Section 13.12 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 13.13 Force Majeure. Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, earthquake, and compliance in good faith with any governmental Law, regulation or

66.

order. The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

Section 13.14 Interpretation.

13.14.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. This Agreement has been prepared in the English language and the English language shall control its interpretation.

13.14.2 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “will”. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

13.14.3 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections and Appendices of this Agreement.

13.14.4 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

67.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos

Name:	Kleanthis G. Xanthopoulos, Ph.D.

Title:	President and CEO

SANOFI

By:	/s/ Philippe Goupit

Name:	Philippe Goupit

Title:	Vice President, Corporate Licenses

SIGNATURE PAGE –SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

List of Appendices

Appendix 1:	Definitions

Appendix 2:	Product Specific Patents

Appendix 3:	Regulus Core Technology Patents

Appendix 4:	Charter of JSC

Appendix 5:	Existing Regulus Agreements

Appendix 6:	Initial POC Program Plans

Appendix 6A:	Initial Mir-21 Fibrosis POC Program Plan

Appendix 6B:	Initial Mir-21 Oncology POC Program Plan

Appendix 6C:	Initial Mir-221/222 Oncology POC Program Plan

Appendix 7:	Listed Countries

Appendix 8:	R&D Plan

Appendix 9:	Regulus Detailed Allocation of Upfront Payments

Appendix 10:	Co-Promotion

Appendix 11:	Profit-Sharing

Appendix 12:	Regulus Second Restatement Press Release

APPENDIX 1

DEFINITIONS

“Achievement of Proof of Concept” means, with respect to a particular POC Program, a determination by the JSC or an Expert Panel (as applicable) that a POC Program Product that is the subject of such POC Program has demonstrated Proof of Concept in the applicable POC Study.

“Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person will be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus will be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

“Agreement” means this Second Amended and Restated Collaboration and License Agreement, together with all Appendices attached hereto, and the Program Plans, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“API” means, with respect to a Product, the bulk active pharmaceutical ingredient for a Licensed Compound manufactured in accordance with GMP for such Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing authorizations necessary for a Product, Approval will not be deemed to have occurred if the final approval to market and sell the Product is being withheld because Sanofi (or its Affiliates or sublicensee) and the Regulatory Authority have not yet determined pricing; provided, however, that the First Commercial Sale in such jurisdiction will be considered Approval in such jurisdiction.

“Business Day” means a day on which banking institutions in New York, New York, United States and Paris, France are both open for business.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Collaboration Target” means either: (i) Mir-21; or (ii) Mir-221 and/or Mir-222.

“Combination Product” means a Product that includes at least one additional active ingredient (whether coformulated or copackaged) which is not a Licensed Compound.

“Commercialize”, “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, for, marketing, promoting, distributing, importing or selling a Product, including, without limitation, conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of the Product and studies to provide improved formulation and Product delivery.

“Commercially Reasonable Efforts” means, with respect to a Licensed Compound and Product, the carrying out of discovery, research, Development or Commercialization activities using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential at a similar stage in development or product life resulting from its own research efforts, taking into account product profile, the competitive landscape and other relevant scientific, technical and commercial factors.

“Companion Diagnostic” means, with respect to a Product, any product or method useful for detecting the applicable Collaboration Target as a biomarker for identifying patient populations that are better suited to respond to the corresponding Product in the treatment and/or prophylaxis of an approved Indication for the Product.

“Confidential Information” has the meaning set forth in Section 7.1.

“Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party ownership, a license, sublicense and/or other right to practice under such Know How, Patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party acquirer that later becomes an Affiliate of Regulus after the Effective Date, no intellectual property of such Third Party acquirer will be included in the licenses granted hereunder by virtue of such Third Party acquirer becoming an Affiliate of Regulus.

“Co-Promote Option” has the meaning set forth in Section Section 2.3.

“Co-Promote Right” has the meaning set forth in Section Section 2.3.

“Cover”, “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Development” means non-clinical (such as, but not limited to, IND-enabling toxicology and production of GMP quality Product) and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies. When used as a verb, “Develop” means to engage in Development.

“Development Candidate” means, on a POC Program-by-POC Program basis, a Licensed Compound meeting the Development Candidate Criteria set forth in the applicable POC Program Plan.

“Development Candidate Criteria” means, on a POC Program-by-POC Program basis, with respect to the Collaboration Target that is the subject of a POC Program, the description, as set forth in the applicable POC Program Plan, of the characteristics that shall be used by Regulus to guide the selection of a Licensed Compound from such POC Program as a candidate for the filing of an IND in an Indication in the applicable Target Field.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Discontinued Product” has the meaning set forth in Section 10.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the recitals on the first page of this Agreement.

“Election Notice” has the meaning set forth in Section 10.1.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

“Existing Regulus Agreement” means any of the agreements listed on APPENDIX 5.

“Existing Sanofi Agreement” means any agreement to which Sanofi is a party as of the Effective Date under which Sanofi has in-licensed or acquired rights to Patents from a Third Party.

“Expired Mir-21 Program Product” has the meaning provided in Section 2.1.4(b).

“Ex-U.S. Net Sales” has the meaning set forth in Section 6.9.2.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fibrosis” means any organ and/or tissue injury or repair encompassing multiple biological processes and/or disorders associated with organs and/or tissues as well as wound repair. Examples include, but are not limited to, fibrotic disorders, dermal scarring, wound healing, burns and post-operative adhesions.

“Fibrosis Field” has the meaning set forth in subparagraph (a) of the definition of Target Field.

“First Commercial Sale” means the first sale of a Product by Sanofi, its Affiliates or a sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“First Restated Agreement” has the meaning set forth in the recitals on the first page of this Agreement.

“First Restatement Date” has the meaning set forth in the recitals on the first page of this Agreement.

“Founding Company” means individually, either Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, Inc.; and collectively, both Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc.

“Founding Company License Agreement” means the Amended and Restated License and Collaboration Agreement among Regulus and the Founding Companies dated January 1, 2009, as amended as of the Effective Date.

“FTE-Day Rate” means US $[…***…] per FTE-day, subject to adjustment on an annual basis as of January 1 of each year beginning in 2011 by a factor which reflects changes in the Consumer Price Index for San Diego, California as reported as of January 1 by the U.S. Department of Labor’s Bureau of Labor Statistics in each applicable year during the Research Term when compared to the comparable statistic for January 1 of the preceding year. The FTE-Day Rate shall be inclusive of all allocated overhead costs, administrative expenses and other expenses for the employee(s) providing services under this Agreement, excluding […***…] costs (which Sanofi will either pay directly or reimburse to Regulus within 30 days of invoice).

“Future Regulus Agreement” has the meaning provided in Section 6.11.2.

“Future Sanofi Agreement” has the meaning provided in Section 6.11.2.

“[…***…]” means […***…].

“[…***…] Agreement” means the License Agreement among […***…] and […***…] dated […***…].

***Confidential Treatment Requested

“Generic Product(s)” means a Third Party’s product(s) or Third Parties’ product(s) that has the same or substantially the same active pharmaceutical ingredient as a Product and receives Approval through a regulatory approval process in which either: (i) the applicant for, or sponsor of such Approval; or (ii) the Regulatory Authority that granted such Approval, relied, in whole or in part, upon […***…] submitted by, or on behalf of, Sanofi (or its Affiliate or sublicensee), to any Regulatory Authority, to support the Approval of a Product.

“Good Clinical Practice” or “GCP” will mean the then current standards for clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States GCP.

“Good Laboratory Practice” or “GLP” will mean the then current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s GLP regulations and/or ICH guidelines and applicable regulations.

“Good Manufacturing Practice(s)” or “GMP” will mean the regulatory requirements for current good manufacturing practices promulgated in the United States Code of Federal Regulations including those rules promulgated by the United States Food and Drug Administration under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq., and ICH Guidelines and applicable regulations, as the same may be amended from time to time.

“[…***…]” means the […***…] Agreement dated […***…], between […***…] and […***…], as amended.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND Approval” means the acceptance (or deemed acceptance) of the filing of an IND by the applicable Regulatory Authority. For purposes of clarity, acceptance (or deemed acceptance) of the filing of the foreign equivalent of an IND by the applicable Regulatory Authority in such country will be an IND Approval.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnification Claim Notice” has the meaning set forth in Section 11.3.

“Indication” means mean any human or animal disease or condition, or sign or symptom of a human or animal disease or condition.

“Initiation of Phase 1 Trial” means the dosing of the first human subject in a Phase 1 Trial.

“Initiation of Phase 2 Trial” means the dosing of the first human subject in the first Phase 2 Trial.

***Confidential Treatment Requested

“Initiation of Phase 3 Trial” means the dosing of the first human subject in a Phase 3 Trial. In the case where a Phase 2b/3 Trial precedes any Phase 3 Trial for a given Product, the first dosing of such Product in a human subject following the review of interim data and decision to extend the period of such Phase 2b/3 Trial in order to provide sufficient evidence of safety and efficacy to be included as a Phase 3 Trial in filings with Regulatory Authorities will be deemed to be the “start of Phase 3 Trial” for such Product.

“In-License Milestones” means, with respect to a particular Third Party Agreement, all milestone payments that become payable by a Party to the Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents as a result of the achievement of Development, regulatory and/or Commercialization events by a Product. For clarity, “In-License Milestones” shall not include any upfront payments under Third Party Agreements.

“In-License Royalties” means, with respect to a particular Third Party Agreement, all royalties on sales of Products by Sanofi, its Affiliates and its sublicensees that become payable by a Party to the Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents.

“Integrated Product Plan” or “IPP” has the meaning set forth in Section 5.3.

“Intellectual Property Panel” has the meaning set forth in Section 6.11.1.

“Joint Invention” has the meaning set forth in Section 8.1.

“Joint Patent” means any Patent that claims, and only to the extent that it claims, a Joint Invention(s).

“JSC Charter” has the meaning set forth in 3.4.1.

“JSC” has the meaning set forth in 3.4.1.

“Know-How” means technical information and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“Licensed Compound” means any Mir-21 Compound or Mir-221/222 Compound.

“Licensing Revenues” has the meaning set forth in Section 10.2.

“Licensor” means, with respect to a particular Third Party Agreement, any Third Party that is a party to such Third Party Agreement.

“Losses” has the meaning set forth in Section 11.1.

“Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

“Major Market Country” means Canada, France, Germany, Italy, Japan, Spain, the United Kingdom, and the United States.

“Manufacturing Technology” has the meaning set forth in Section 4.3.

“microRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those microRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that […***…] for purposes of this Agreement; provided, however, that nothing contained herein will require any Party hereto to […***…].

“microRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular microRNA. For purposes of clarity, the definition of “microRNA Antagonist” excludes oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

“microRNA Compound” means a compound consisting of (a) a microRNA Antagonist, or (b) a microRNA Mimic.

“microRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular microRNA and which is designed to mimic the activity of such microRNA.

“Mir-21” means the microRNA having (i) miRBase ID: hsa-miR-21; (ii) the miRBase Accession Number MIMAT0000076, and (iii) the sequence UAGCUUAUCAGACUGAUGUUGA.

“Mir-21 Compound” means any microRNA Antagonist that modulates the expression of Mir-21 whose primary mechanism of action is through […***…] to Mir-21.

“Mir-21 Fibrosis POC Program” has the meaning set forth in Section 3.1.1.

“Mir-21 Fibrosis POC Program Plan” has the meaning set forth in Section 3.1.1.

“Mir-21 Oncology POC Program” has the meaning set forth in Section 3.1.2.

“Mir-21 Oncology POC Program Plan” has the meaning set forth in Section 3.1.2.

“Mir-21 POC Program” means the Mir-21 Fibrosis POC Program or the Mir-21 Oncology POC Program, as applicable.

“Mir-21 POC Program Product” means, with respect to a Mir-21 POC Program, any Mir-21 Product that is or was the subject of such Mir-21 POC Program.

***Confidential Treatment Requested

“Mir-21 Product” means any pharmaceutical product containing a Mir-21 Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“Mir-221” means the microRNA having (i) miRBase ID: hsa-miR-221; (ii) the miRBase Accession Number MIMAT0000278, and (iii) the sequence AGCUACAUUGUCUGCUGGGUUUC.

“Mir-221/222 Compound” means (a) any microRNA Antagonist that modulates the expression of Mir-221 and/or Mir-222 whose primary mechanism of action is through its hybridization to Mir-221 and/or Mir-222, or (b) any microRNA Mimic with a substantially similar base composition as Mir-221 and/or Mir-222 and which is designed to mimic the activity of Mir-221 and/or Mir-222.

“Mir-221/222 POC Program” has the meaning set forth in Section 3.1.3.

“Mir-221/222 POC Program Plan” has the meaning set forth in Section 3.1.3.

“Mir-221/222 Product” means any pharmaceutical product containing a Mir-221/222 Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“Mir-222” means the microRNA having (i) miRBase ID: hsa-miR-222; (ii) the miRBase Accession Number MIMAT0000279, and (iii) the sequence AGCUACAUCUGGCUACUGGGU.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States.

“NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Product, or the acceptance of the foreign equivalent of an NDA by the applicable Regulatory Authority.

“Necessary Patent” has the meaning provided in Section 6.11.1.

“Net Sales” means, with respect to a Product, the gross invoice price of all units of such Products sold by Sanofi, its Affiliates and/or their sublicensees to any Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates, and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Product: (i) Products which are used by Sanofi, its Affiliates or sublicensees for any commercial purpose without charge or provision of invoice, (ii) Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Products which are provided to a Third Party by Sanofi, its Affiliates or sublicensees without charge or provision of invoice and used by such Third Party except in the cases of Products used to conduct clinical trials, reasonable amounts of Products used as marketing samples and Product provided without charge for compassionate or similar uses.

Net Sales will not include any transfer between or among Sanofi and any of its Affiliates or sublicensees for resale.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists.

“New Core Patents” has the meaning set forth in Section 6.9.

“New Core Technology” has the meaning set forth in Section 6.9.

“New Core Technology Agreement” has the meaning set forth in Section 6.9.

“Oncology” means any malignant neoplasm, and/or disorders associated with any malignant neoplasm. Examples include, but are not limited to, carcinomas, melanomas, sarcomas, lymphomas, leukemias and gliomas.

“Oncology Field” has the meaning set forth in subparagraph (b) of the definition of Target Field.

“Option” means the Mir-21 Option or the Mir-221/222 Option.

“Option Letter” means the letter agreement between Regulus and Sanofi dated June 21, 2013.

“Option Period” means, with respect to any POC Program, the POC Program Term and, subject to Achievement of Proof of Concept for such POC Program, the 90-day period beginning upon Achievement of Proof of Concept.

“Original Agreement” has the meaning set forth in the recitals on the first page of this Agreement.

“Other In-License Payments” means, with respect to a particular Third Party Agreement, all payments (excluding In-License Royalties and In-License Milestones) that become payable by a Party to the applicable Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents.

“Other Licensor” means any Licensor that is not a Founding Company.

“Other Mir-21 Product” has the meaning set forth in Section 6.8.1(b).

“Other Party” has the meaning set forth in Section 9.3.

“Party(ies)” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted License” means a license granted by Regulus to a Third Party (i) under the Regulus Core Technology Patents (but not under the Product Specific Patents) to […***…] (or […***…] to […***…]) solely to conduct Research, or (ii) under the Regulus Core Technology Patents (but not under the Product Specific Patents) to enable such Third Party to […***…] or […***…] microRNA Compounds, where such Third Party is […***…] and is not […***…] or […***…].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase 1 Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of preliminary short-term safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 2b/3 Trial” means a human clinical trial of a Product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to initiation of the pivotal Phase 3 Trials, and which itself provides sufficient evidence of safety and efficacy to be included as a Phase 3 Trial in filings with Regulatory Authorities.

“Phase 3 Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 4 Trial” means a human clinical trial for a Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Product. Phase 4 Trials may include, without limitation,

***Confidential Treatment Requested

epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Product and post-marketing surveillance studies.

“POC Program” means any of the Mir-21 Fibrosis POC Program, the Mir-21 Oncology POC Program and the Mir-221/222 Oncology POC Program.

“POC Program Costs” means, with respect to any POC Program, the […***…] incurred (including […***…]) by Regulus or for its account in connection with the performance of such POC Program during the applicable POC Program Term, including […***…] (defined below). POC Program Costs will include, but not be limited to the following, in each case to the extent attributable to POC Program Plan activities: (i) costs of […***…] (collectively, “[…***…]”), […***…] and/or having such […***…]; (ii) […***…]; (iii) costs of […***…]; (iv) […***…]; and (v) the costs of […***…]. Notwithstanding the foregoing, POC Program Costs shall […***…] amounts actually paid or reimbursed by Sanofi to Regulus pursuant to Section 3.6.3 with respect to Sanofi Program Activities that Regulus elects to have performed by any Third Party pursuant to Section 3.6.3.

For purposes of this definition:

(a) “[…***…]” means […***…]; and

(b) “[…***…]” shall mean, with respect to any […***…], but subject to the last sentence of this paragraph, the

***Confidential Treatment Requested

[…***…].

“POC Program Plan” means any of any of the Mir-21 Fibrosis POC Program Plan, the Mir-21 Oncology POC Program Plan and the Mir-221/222 Oncology POC Program Plan.

“POC Program Product” means (i) any Mir-21 POC Program Product or (ii) any Mir-221/222 Product, as applicable.

“POC Program Term” means, with respect to any POC Program, the period beginning on the Second Restatement Date and, subject to earlier termination of such POC Program pursuant to Section 3.4.1 or Section 3.4.2 or earlier termination of this Agreement pursuant to ARTICLE 9, ending 90 days after Regulus’ delivery to Sanofi of the POC Study Report (whether or not the results of the POC Study demonstrate Proof of Concept).

“POC Study” means, with respect to a POC Program, the clinical trial described in the applicable POC Program Plan that is designed to demonstrate Proof of Concept and is identified as a “POC Study” in such POC Program Plan.

“POC Study Report” means, with respect to a POC Program, the final report from the POC Study under such POC Program.

“Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“Product Development Plan” has the meaning set forth in Section 5.3.

“Product Field” means (a) with respect to Licensed Compounds and Products, the treatment and/or prophylaxis of any Indication and (b) with respect to Companion Diagnostics, to the extent that Regulus Controls […***…] the applicable Collaboration Target as […***…] for […***…] to the corresponding Product in the treatment and/or prophylaxis of an approved Indication for the Product.

“Product Specific Patents” means all Patents (including all claims and the entire scope of claims therein) Controlled by Regulus or its Affiliates on the Effective Date and/or at any time thereafter, in each case claiming (a) a Collaboration Target gene sequence or a portion thereof, (b) the specific compositions of matter of Licensed Compounds or Products, or (c) methods of using Licensed Compounds or Products as therapeutics; provided however, that:

(1) unless the Parties otherwise agree in writing, Patents that include claims that are directed to subject matter and have a scope that is applicable to microRNA Compounds in general, and not directed solely to […***…] or […***…] or to the

***Confidential Treatment Requested

[…***…] thereof, will be considered to be […***…] Patents; and

(2) unless the Parties otherwise agree in writing, Patents that include claims that are directed to the identification or isolation of microRNAs that are not […***…], or to the production, composition, or use of […***…] that are not […***…] or […***…] will be considered to be […***…] Patents.

For clarification, any Regulus Program Patent or any Joint Patent satisfying the definition above, will be considered a Product Specific Patent. The Product Specific Patents as of the Effective Date are listed in APPENDIX 2 attached hereto.

“Program” means the Research Program or any POC Program.

“Program Inventions” has the meaning set forth in Section 8.1.

“Program License” means the Mir-21 License or the Mir-221/222 License.

“Program Patents” has the meaning set forth in Section 8.1.

“Program Plan” means the R&D Plan or any POC Program Plan.

“Proof of Concept” with respect to a particular POC Program has the meaning provided in the applicable POC Program Plan.

“R&D Plan” means the written research and development plan attached as APPENDIX 8 hereto.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Authority” means any governmental authority, including without limitation FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Regulus Confidential Information” means any Confidential Information for which Regulus is the Disclosing Party.

***Confidential Treatment Requested

“Regulus Core Technology Patents” means, subject to 6.12.3, Patents Controlled by Regulus or its Affiliates on the Effective Date and/or at any time thereafter, in each case that are useful or necessary for the Development and Commercialization of Licensed Compound and Products. Regulus Core Technology Patents will exclude the Product Specific Patents. A representative list of the Regulus Core Technology Patents as of the Effective Date is listed in APPENDIX 3 hereto. For clarification, any Regulus Program Patent or any Joint Patent satisfying the definition above will be considered a Regulus Core Technology Patent.

“Regulus Database” has the meaning set forth in Section 3.11.

“Regulus Inventions” has the meaning set forth in Section 8.1.

“Regulus Know-How” means all Know-How Controlled by Regulus or its Affiliates as of the Effective Date and/or at any time thereafter that is useful for the Research, discovery, Development, Approval, manufacturing and Commercialization of microRNA Compounds.

“Regulus Patents” means the Regulus Core Technology Patents and the Product Specific Patents (including patents licensed to Regulus under an Existing Regulus Agreement, or under a Future Regulus Agreement in accordance with Section 6.11).

“Regulus Program Patent” has the meaning set forth in Section 8.1.

“Regulus Technology” means collectively, the Regulus Know-How and the Regulus Patents.

“Research” means pre-clinical research including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes IND-Enabling Studies, clinical development and commercialization.

“Research Program” has the meaning set forth in Section 3.1.

“Research Results” means all data, information, trade secrets, inventions and Know-How which are discovered, made, reduced to practice, identified or developed in whole or in part by Regulus in the course of the performance of the Research Program or any POC Program.

“Research Term” means the period that began on the Effective Date and ended on the Second Restatement Date.

“Royalty Term” has the meaning set forth in Section 6.15.

“Sanofi Confidential Information” means any Confidential Information for which Sanofi is the Disclosing Party.

“Sanofi Indemnitees” has the meaning set forth in Section 11.2.

“Sanofi Inventions” has the meaning set forth in Section 8.1.

“Sanofi Product Specific Patent” means any Patents (including all claims and the entire scope of claims therein) Controlled by Sanofi or its Affiliates on the Effective Date and/or at any time thereafter, in each case claiming (a) the sequence or a portion thereof corresponding to the Collaboration Target gene sequence or a portion thereof, (b) the specific composition of matter of a Product, (c) methods of using a Licensed Compound or Product as a therapeutic or (d) methods of using a Licensed Compound as a therapeutic).

“Sanofi Independent Activities” has the meaning set forth in Section 3.7.

“Sanofi Program Activities” has the meaning set forth in Section 3.2.

“Sanofi Program Patents” has the meaning set forth in Section 8.1.

“Second Restatement Date” has the meaning set forth in the opening paragraph of this Agreement.

“Senior Representatives” has the meaning set forth in Section 13.4.1.

“Stock Purchase Agreement” has the meaning set forth in the recitals on the first page of this Agreement.

“Target Field” means:

(a) in the case of the Mir-21 Fibrosis POC Program, (i) the treatment and/or prophylaxis of any or all Indications in Fibrosis and (ii) to the extent that Regulus Controls […***…] the applicable Collaboration Target as […***…] to the corresponding Licensed Compound in the treatment and/or prophylaxis of an Indication in Fibrosis (collectively, the “Fibrosis Field”); or

(b) in the case of the Mir-21 Oncology POC Program or the Mir-221/222 Oncology POC Program, (i) the treatment and/or prophylaxis of any or all Indications in Oncology and (ii) to the extent that Regulus Controls […***…] the applicable Collaboration Target as […***…] to the corresponding Licensed Compound in the treatment and/or prophylaxis of an Indication in Oncology (collectively, the “Oncology Field”).

“Target Product Profile” means, on a POC Program-by-POC Program basis, with respect to the Collaboration Target that is the subject of a POC Program, the description, as set forth in the applicable POC Program Plan, of the commercially relevant range of acceptable product performance of a Licensed Compound against key product characteristics (including but not limited to efficacy, safety, quality, side effects, tolerability, route of administration, contraindications and clinical endpoints), and which shall be used by Regulus to guide and shape the progression of and development decisions for such Licensed Compound in the applicable Target Field.

“Technology Alliance Agreement” means the Non-Exclusive Technology Alliance and Option Agreement between the Parties dated as of the Effective Date.

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“Term” has the meaning set forth in Section 9.1.

“Terminated Mir-21 Program Product” has the meaning provided in Section 3.4.3(a)(iii).

“Territory” means all countries and jurisdictions throughout the world.

“Therapeutic Field” means any field concerning the remediation of a health problem, including Fibrosis, Oncology, […***…], diabetes, cardiovascular, ophthalmology, central nervous system, internal medicine, thrombosis, and vaccines.

“Third Party” means any Person other than Regulus or Sanofi or their respective Affiliates.

“Third Party Agreement” means an Existing Regulus Agreement, Future Regulus Agreement, Existing Sanofi Agreement or Future Sanofi Agreement, as applicable.

“Third Party Claims” has the meaning set forth in Section 11.1.

“Third Party Patents” means, with respect to a particular Third Party Agreement, all Necessary Patents that a Party in-licenses or acquires from the Licensor(s) under such Third Party Agreement.

“[…***…] Patents” means all Patents licensed under the […***…] Agreement.

“U.S. Net Sales” has the meaning set forth in Section 6.9.1.

“Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“[…***…]” means […***…].

“[…***…] Agreement” means the […***…] Agreement by and between the […***…], commissioned by […***…], and […***…] dated […***…].

***Confidential Treatment Requested

APPENDIX 2

PRODUCT-SPECIFIC PATENTS

[Attached]

1

Appendix 2

Product-Specific Patents

(as of the Second Restatement Date)

[…***…]*

*	Pages 1 through 3 of this Appendix 2 have been redacted and omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.

***Confidential Treatment Requested

1

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[Attached]

1

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

(as of the Second Restatement Date)

Patents and Patent Applications owned by or licensed to Regulus

[…***…]*

*	Pages 1 through 6 of this Appendix 3 have been redacted and omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.

***Confidential Treatment Requested

1

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

Patents and Patent Applications Licensed to Regulus by Isis

[…***…]*

*	Pages 1 through 48 of this Appendix 3 have been redacted and omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.

***Confidential Treatment Requested

2

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

Patents and Patent Applications Licensed to Regulus by Alnylam

[…***…]*

*	Pages 1 through 19 of this Appendix 3 have been redacted and omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.

***Confidential Treatment Requested

1

APPENDIX 4

CHARTER OF THE JOINT STEERING COMMITTEE

Purpose

The Joint Steering Committee is established by Regulus and Sanofi to oversee the POC Programs under the Agreement.

Responsibilities

1. The JSC will, using each POC Program Plan initially agreed to on the Second Restatement Date as a basis, continue to develop and refine such POC Program Plan, as needed, and will conduct a comprehensive review of the POC Program Plan as needed.

2. The JSC will be responsible for oversight of the POC Program Plans. The JSC will (i) evaluate the data generated by the Parties in the course of carrying out the POC Program Plans, (ii) discuss and resolve any overarching issues or significant changes in the POC Program Plans, (iii) make revisions to the POC Program Plans as necessary, (iv) evaluate and approve additional studies to be conducted by Sanofi (and at its sole expense) for the purpose of expanding the applications of a Compound or Product and (v) consistent with Article 7 of the Agreement, review and approve all public communications and disclosures, including but not limited to data presented at external meetings and journals on the joint Research Results. Except for amendments to the POC Program Plans (as adopted in accordance with this charter and the Agreement), in no event will the JSC have the power or authority to amend any provision of the Agreement.

3. The JSC will have the power to delegate its authority and duties to sub-committees as it deems appropriate and to establish working groups to facilitate ongoing informal exchange of information regarding progress and results of each POC Program.

Composition

4. The JSC will at all times have an equal number of members designated by each Party. Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party. The size and composition of the JSC provided herein may not be changed without the consent of both Regulus and Sanofi.

5. Each JSC member will have the requisite background, experience and training to carry out the duties and obligations of the JSC.

6. Each Party will designate one of its representatives as co-chairperson of the JSC. Each of the co-chairpersons will be responsible, on an alternating basis with the Sanofi co-chairperson having responsibility with respect to the initial meeting, for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing the minutes of each meeting. Each Party will appoint an individual employee representative to serve as liaisons between the Parties with respect to the POC Programs and to promote effective communication between the Parties and coordination of the Parties’ activities and responsibilities in furtherance of the POC

1

Program Plans (the “Alliance Managers”). The Alliance Managers will manage and oversee the governance of the Agreement and will serve as the primary contact person concerning on-going interactions between the Parties under this Agreement. The Alliance Managers shall be non-voting JSC members and will coordinate and attend all meetings of the JSC and will be responsible for the preparation and circulation of JSC meeting minutes for approval and will facilitate the scheduling and conduct of JSC meetings.

Decisions

7. Each Party’s JSC members will collectively have one vote, regardless of the number of its JSC members participating in any meeting. No votes will be taken unless there is at least one JSC member representing each of Regulus and Sanofi participating in such meeting. Unless otherwise specified herein, all actions taken by the JSC as a committee will be by unanimous vote. If the JSC members reach a deadlock on any vote, then the deadlock will be resolved in accordance with Paragraph 8 below. Notwithstanding anything to the contrary, no decision by the JSC will require the other Party to: (i) breach any written agreement that such other Party may have with a Third Party (except where such agreement is entered into in breach of any representation, warranty, covenant or obligation of such Party under to this Agreement); (ii) perform any activities that are outside the scope of the POC Programs; or (iii) violate any Applicable Law or principles of scientific integrity.

8. If the JSC is unable to decide by unanimous vote on any issue within the scope of its authority and duties, then the JSC will promptly raise such issue to each Party’s co-chairperson on the JSC, and such co-chairs will have 10 days to mutually agree on how to resolve such issue. If the co-chairs are unable to resolve such issue within the 10 day period, then such issue will be brought to each Party’s Senior Representatives, or their designees. The Senior Representatives will have 10 days to mutually agree on how to resolve such issue. If the Senior Representatives are unable to resolve such issue within the 10-day period, then, except as otherwise expressly set forth in the Agreement, such issue will be finally resolved in accordance with the applicable subparagraph below, and the resolution of such issue in accordance with the applicable subparagraph will be binding on Sanofi and Regulus:

(a) the Parties hereby agree to submit the following matters to an Expert Panel for final resolution in accordance with Section 13.4.5 of the Agreement: (i) any issue relating to the Sanofi Program Activities performed or to be performed by Sanofi that are necessary for Achievement of Proof of Concept; and (ii) any dispute concerning the Achievement of Proof of Concept;

(b) any issue relating to Sanofi Program Activities performed or to be performed by Sanofi that are not necessary for Achievement of Proof of Concept shall be finally resolved by the Senior Representative of Sanofi; and

(c) any issue relating to the POC Programs other than those expressly set forth in subparagraphs (a) and (b) above shall be finally resolved by the Senior Representative of Regulus.

2

For clarity, no study not already contemplated by the initial POC Program Plan may be added to such POC Program Plan as a Sanofi Program Activity without the written approval of both the Regulus and Sanofi representatives on the JSC, which approval may be withheld at the discretion of such representatives.

Operations; Meetings

9. From the Second Restatement Date until the expiration or termination of the last-to-expire or –terminate of the POC Program Terms, the JSC will meet twice per year, unless otherwise agreed by the Parties’ Senior Representatives. Either Party may request and require and ad hoc meeting of the JSC, at any time. Meetings may be held in person or by audio or video teleconference as appropriate. It is understood that the JSC will establish one or more working groups which will meet for the purpose of facilitating the formal and informal exchange of information between the Parties regarding the progress and results of the POC Program activities on a monthly basis, unless otherwise agreed by the JSC.

10. Meetings of the JSC will be effective only if at least one JSC representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. The Parties will endeavor to schedule meetings of the JSC with at least 30 days advance notice.

11. Each Party may bring additional employees to each meeting as non-voting observers.

12. If required, the co-chair responsible for each meeting (the “Responsible Chair”) will, in consultation with other members of the JSC, develop and set the JSC’s agenda for each meeting. The Responsible Chair will include on such agenda each item requested within a reasonable time in advance of such meeting by a JSC member. The agenda and information concerning the business to be conducted at each meeting will be communicated in writing to the members of the JSC within a reasonable time in advance of such meeting to permit meaningful review.

13. The Responsible Chair, or such person as the Responsible Chair may designate, will prepare, and distribute to all JSC members, draft committee minutes within 2 weeks following each meeting and such minutes will be finalized by the JSC promptly thereafter.

3

APPENDIX 5

EXISTING REGULUS AGREEMENTS

This Appendix 5 contains a list of certain agreements in effect as of the Effective Date between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, the exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 5 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, the exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 5 or the information contained in this Appendix 5 does not indicate that Regulus has determined that this Appendix 5 or the information contained in this Appendix 5, when considered individually or in the aggregate, is necessarily material to Regulus.

Existing Regulus Agreements

[…***...]

***Confidential Treatment Requested

APPENDIX 6

POC PROGRAM PLANS

Overview

There are two main projects being prosecuted within the ongoing collaboration between Sanofi and Regulus Therapeutics, miR-21 and miR-221. Within the miR-21 project there are two therapeutic areas being evaluated. The first area is focused on renal fibrosis, specifically a human condition known as Alport Syndrome. The second therapeutic area of interest is Oncology. For the miR-221 project the sole therapeutic area of interest in Oncology. This document will frame the ongoing activities and the planned activities within these collaborations with a more detailed overview of the miR-21 fibrosis program given that this is […***…]. The miR-21 and miR-221 Oncology projects are focused on […***…] and the […***…].

The initial POC Program Plans for the miR-21 fibrosis program, the miR-21 oncology program and the miR-221/222 oncology program are attached hereto as Appendix 6A, Appendix 6B and Appendix 6C, respectively.

***Confidential Treatment Requested

APPENDIX 6A

INITIAL MIR-21 FIBROSIS POC PROGRAM PLAN

miR-21 Fibrosis focusing on Alport Syndrome

[…***…] has been […***…] within the miR-21 fibrosis program. In non GLP toxicology experiments […***…]. The […***…] by comparing the […***…] required for efficacy with the […***…] that is achieved as adverse findings are being observed. This […***…] is considered appropriate for a […***…].

The following activities will be performed within the miR-21 fibrosis program by Regulus.

1.	[…***…].

2.	[…***…].

3.	[…***…].

4.	[…***…].

5.	[…***…].

6.	[…***…].

7.	[…***…].

The following translational studies will be performed within the miR-21 fibrosis program by Sanofi. Regulus will provide the compounds required for performing these studies:

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1.	[…***…]

2.	[…***…]

—	[…***…].

3.	[…***…].

4.	[…***…].

5.	[…***…].

[…***…].

Definition of Proof of Concept for […***…] in patients with Alport Syndrome

Study Design: […***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

APPENDIX 6B

INITIAL MIR-21 ONCOLOGY POC PROGRAM PLAN

miR-21 Oncology

At this time the […***…] in Oncology is […***…]. The current focus of the project is on hepatocellular cancer although if translation results support the pursuit of an indication other than HCC the project team may proceed in that direction. The following activities are ongoing and/or planned by Regulus.

1.	[…***…].

2.	[…***…].

3.	[…***…].

4.	[…***…].

5.	[…***…].

Should the studies discussed above identify a […***…] the following studies will be performed.

1.	[…***…].

2.	[…***…].

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3.	[…***…].

4.	[…***…].

5.	[…***…].

6.	[…***…].

Definition of Proof of Concept for the lead clinical candidate in the miR-21 Oncology Project

The proposed proof of concept criteria that have been agreed to between Regulus and Sanofi are described in detail below. These criteria specifically relate to a clinical study to be performed in advanced HCC patients who have […***…]. Should the clinical plan change based on emerging findings from translational studies a new definition of proof of concept will need to be developed by the steering committee.

Proof of concept criteria are defined as

1.	[…***…].

a.	[…***…]

b.	[…***…].

2.	[…***…]

a.	[…***…].

3.	[…***…]

a.	[…***…]

b.	[…***…]

4.	[…***…].

5.	[…***…].

Postdoctoral research project ([…***…])

Following postdoc project will be performed at Sanofi, and Regulus will provide anti-miR-21 and relevant control compounds required for these studies. The goal of the postdoctoral project is to contribute to better understanding […***…]

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[…***…]. Deliverables for this project include scientific publications in peer-reviewed journals and presentations at conferences/meetings:

Specific Aim I: […***…]:

[…***…]

Specific Aim II: […***…]:

[…***…]

***Confidential Treatment Requested

[…***…]

Additional studies

Additional studies, performed either internally by Sanofi or through academic collaborators, may be proposed to the JSC in the future based on emerging data on the target and indication of interest. Regulus and Sanofi have agreed that anti-miR-21 efficacy will be investigated in animal models of […***…], where upregulation of miR-21 has been documented. These studies will be performed by external academic collaborators at […***…] and […***…]. Regulus will provide the anti-miR-21 compounds and relevant control compounds for these studies.

None of these Sanofi activities is considered as […***…].

***Confidential Treatment Requested

APPENDIX 6C

INITIAL MIR-221/222 ONCOLOGY POC PROGRAM PLAN

miR-221 in Oncology

The miR-221 project will follow the plan laid out for the miR-21 project. As both programs may focus on HCC a key set of translational studies that evaluate the microRNA expression in HCC is necessary in order to define whether the proposed clinical studies will be focused on two distinct segments of HCC.

Ongoing activities at Regulus include the following:

1.	[…***…]

2.	[…***…]

3.	[…***…]

4.	[…***…]

5.	[…***…]

6.	[…***…]

7.	[…***…]

[…***…]:

1.	[…***…].

***Confidential Treatment Requested

2.	[…***…].

3.	[…***…].

4.	[…***…].

5.	[…***…].

***Confidential Treatment Requested

APPENDIX 7

LISTED COUNTRIES

Patent Country Code	Patent Filing Country or Jurisdiction
WO	World Intellectual Property Organization (WIPO)
EP	European Patent Office (EPO)
EA	Eurasian Patent Organization (EAPO)
GC	Patent Office of the Co-operation Council for the Arab States of the Gulf (GCC)
AU	Australia
BR	Brazil
CA	Canada
CN	China
HK	The Hong Kong Special Administrative Region of the People’s Republic of China
ID	Indonesia
IL	Israel
IN	India
JP	Japan
KR	Korea
MX	Mexico
MY	Malaysia
NZ	New Zealand
PH	Philippines
RU	Russian Federation
SG	Singapore
TH	Thailand
TW	Taiwan
UA	Ukraine
US	United States of America
ZA	South Africa

APPENDIX 8

INITIAL R&D PLAN

[Attached]

RESEARCH AND DEVELOPMENT PLAN

between

REGULUS THERAPEUTICS, INC.

and

SANOFI-AVENTIS

Regulus and Sanofi Collaboration on Fibrosis and […***…]

The initial research and development plan (the “R&D Plan”) described below outlines the current research objectives under the Collaboration and License Agreement dated June 14, 2010 between Sanofi and Regulus. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement. In case of any conflicts between this initial R&D Plan and the Agreement, the terms of the Agreement shall govern. As stated in the Agreement, the Joint Steering Committee (JSC) has the right to amend the R&D Plan at any time during the Research Term.

Objective: Regulus and Sanofi will collaborate in the discovery and preclinical development of microRNA therapeutics for the clinical development and commercialization of such microRNA therapeutics by Sanofi.

Purpose of the initial R&D Plan: The purpose of this R&D Plan is to outline the responsibilities and activities of Regulus and Sanofi with respect to carrying out the research and preclinical development of microRNA therapeutics so as to provide broad guidance to the scientific team in carrying out their work. The initial R&D Plan contains a summary description of the potential specific activities, deliverables, and projected timelines for completion of such activities; and is subject to the modification by the JSC.

Collaboration Management: The R&D Plan will be overseen and managed by the JSC. The R&D Plan may only be amended with the unanimous approval of the JSC (as permitted by the JSC Charter). The R&D Plan may be amended at any time, and is expected to be reviewed at least annually. The Parties have created and agreed to the initial R&D Plan as a basis for the research and preclinical development of microRNA therapeutics and it is the intent of Regulus and Sanofi to subsequently modify the initial R&D Plan in a manner to successfully develop microRNA therapeutics. Both Parties shall use Commercially Reasonable Efforts to complete the activities listed in the R&D Plan as promptly and diligently as possible.

Research Term: The R&D Plan will be carried out during the period following the Effective Date and ending on the third anniversary of the Effective Date, unless otherwise extended as described in the Agreement. For any extension of the Research Term, the JSC will amend and restate the R&D Plan as necessary, subject to the provisions of the JSC Charter.

Research Program Staffing and Resources: As described in the Agreement, Regulus will dedicate Regulus employees during the Research Term to perform the activities of the R&D Plan. Regulus resources will include the following: bioinformatics, basic mechanisms, exploratory biology, in vitro and in vivo biology, chemistry, and translational medicine. Sanofi and Regulus will cooperate with each other in carrying out the R&D Plan and each Party will contribute its relevant know-how and experience necessary. It is contemplated that the Parties will work closely together and, where applicable, Sanofi will contribute scientific expertise, assays and animal models, as defined in the Agreement (Article 3.5.2). If appropriate, experts from Sanofi are invited to visit the laboratories of Regulus and participate in the ongoing research activities.

Definitions:

Program Candidates – […***…]

Research Candidates – […***…]

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Development Candidate – […***…]

EXECUTIVE SUMMARY:

The overall goal of the R&D Plan is to provide the framework for a microRNA therapeutic “IND Engine” that can achieve an IND for miR-21 in […***…] followed by several other potential INDs for microRNA therapeutics in […***…]. We have provided a proposed timeline of these activities shown in the figure below.

[…***…]

The initial R&D Plan is organized into four sections, which may have activities that overlap. Each section has clearly defined objectives, tasks/activities, and deliverables to achieve the goals of selecting […***…] Collaboration Targets (other than miR-21) and an IND for anti-miR-21 by […***…].

The initial R&D Plan has been written to reflect a flow from early stage to late stage activities within any given program. The timeline highlights when these activities actually occur across the programs and emphasizes that the first key task of the Collaboration is to produce an IND for miR-21. That being said, the four sections of the R&D Plan are:

Section I. Designating Collaboration Targets in Fibrosis;

Section II. […***…];

Section III. […***…]; and

Section IV. […***…].

Briefly, Sections I […***…] describe efforts to identify and designate Collaboration Targets in Fibrosis and

***Confidential Treatment Requested

[…***…]. A detailed R&D plan for projects in […***…] will be written and approved by the JSC by […***…].

As per the Agreement, Sanofi will designate its four Collaboration Targets within […***…] of the Research Term (the Target Designation Period). Regulus will be responsible for identifying and validating the Collaboration Targets using the criteria listed below […***…]. In addition, Regulus will perform […***…]. Following Collaboration Target selection, Sanofi will have the right to substitute Collaboration Targets during a period of […***…] months following designation and in accordance with the Agreement.

Section III describes the basic workflow for […***…].

Finally, Section IV describes […***…].

DETAILS OF THE INITIAL R&D PLAN:

Section I. Designating Collaboration Targets in Fibrosis

Overview: The basic hypothesis is that microRNAs […***…]. Regulus scientists have been working closely with a network of leading academic collaborators […***…].

REGULUS NETWORK OF ACADEMIC COLLABORATORS FOR FIBROSIS
Name & Institute	Fibrosis area focus

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

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From these collaborations […***…]. We have determined microRNA […***…]. We have also […***…]. The […***…] offers the advantage that […***…].

[…***…].

[…***…].

[…***…].

Specific Activities:

Goal 1: Identify Collaboration Targets in Fibrosis

(I)	Identify potential microRNA therapeutic targets in Fibrosis

a.	[…***…]

***Confidential Treatment Requested

b.	[…***…]

c.	[…***…]

Deliverable 1: […***…]

Goal 2: […***…]

Deliverable 2: […***…]

Section II. […***…]

Overview: […***…].

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[…***…]..

Specific Activities:

Goal 3: […***…]

Deliverable 3: […***…]

Goal 4: […***…]

[…***…]

Deliverable 4: […***…]

The basic workflow for Sections I and II is shown below:

[…***…]

Figure 1. Workflow for identification and validation of Collaboration Targets in Fibrosis […***…]

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Deliverables for Sections I and II:

Deliverables	Timing

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

Section III. […***…]

Overview: […***…]

[…***…]

[…***…]

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Deliverables for Sections III: […***…]

Deliverables	Timing
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Section IV. […***…]

[…***…].

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[…***…]

Deliverable	Criteria	Timing

[…***…	[…***…]	[…***…]

Development Candidate Selection Criteria

If the miRNA antagonist or miRNA mimetic achieves the following profile, it will be considered for Development Candidate status:

[…***…]

Criteria	Regulus
[…***…]	[…***…]
[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

Table 1. Considerations for Development Candidate selection

Key IND-Enabling Activities

After a Development Candidate has been selected, Regulus will conduct appropriate IND-enabling activities to support the miRNA antagonist for clinical trials. The Workflow is provided below.

[…***…]

Figure 4: Workflow for key IND-enabling activities of Development Candidate (timing: 12 months)

[…***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

APPENDIX 8-A

R&D PLAN UPDATES

[Attached]

APPENDIX 8-A

R&D PLAN UPDATES

R&D Plan for miR-21 in Fibrosis

[…***…]

R&D Plan for miR-21 and miR-221 in Hepatocellular Carcinoma (HCC)

Introduction

Extensive discussions have occurred between Sanofi and Regulus with regards to […***…] – miR-21 and miR-221. Both of these projects will now be part of the ongoing R&D collaboration between Sanofi and Regulus and will require additional studies in order to achieve the next project milestones. For the miR-21 project the next key milestone is […***…].

Summary of key R&D activities for miR-21

The key activities for miR-21 project will be as follows.

[…***…]

The aforementioned studies will be planned and executed over the next […***…] months with the goal to […***…].

***Confidential Treatment Requested

Proposed research plan and resource allocation for miR-21 ONC project up to DC nomination

Task	Responsible
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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[…***…]

Summary of key R&D activities for miR-221

The attached slide set was prepared during the earlier discussions between Sanofi and Regulus and highlight the rational and justification for miR-221 as a target in hepatocellular carcinoma and the detailed activities that are needed to generate pre-clinical proof of concept for the miR-221 program. These activities will be executed by Regulus during the next […***…] months as part of the R&D activities associated with […***…].

[…***…]

[…***…]

Proposed validation plan for miR-221 in HCC

[…***…]

***Confidential Treatment Requested

APPENDIX 9

Regulus Detailed Allocation of Upfront Payments

Mir-21 Program

Allocation of the $[…***…] payment pursuant to Section 6.1 related to Regulus’ Mir-21 Program:

Intellectual Property	Percentage		Amount
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]

Other Programs

Allocation of the $[…***…] payment pursuant to Section 6.1 related to Other Programs:

Intellectual Property	Percentage		Amount
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]
[…***…]	[…***…	]%	$[…***…	]

***Confidential Treatment Requested

APPENDIX 10

Co-Promotion

1.	General. This Appendix sets out the principal terms under which Regulus may co-promote, with Sanofi, a Product with respect to which Regulus has exercised its Co-Promote Option in the U.S., subject to the negotiation and execution of a definitive Co-Promotion Agreement as described herein.

2.	Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement. In addition, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

a.	“Detail” shall mean a product presentation in a face-to-face meeting in an individual or group practice setting between a professional sales representative and a Target Prescriber in which one or more key product benefits are verbally presented.

b.	“Detailing” shall mean the act of presenting a Detail.

c.	“Target Prescriber” shall mean a medical or health care professional authorized to prescribe Products under the laws of the jurisdiction in which such medical or health care professional is practicing, who is identified as a member of the target audience to whom Regulus shall direct a Detail.

3.	Co-Promotion Agreement. Upon exercise by Regulus of the Co-Promote Option, the Parties shall enter into an agreement relating to the Detailing of Products to Target Prescribers (the “Co-Promotion Agreement”). In conjunction with the negotiation and execution of the Co-Promotion Agreement, and no later than […***…] months prior to the First Commercial Sale of a POC Program Product, the Parties shall also negotiate and enter into an agreement setting forth mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of Products. Such guidelines and procedures will be in accordance with, and will enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. For purposes of clarification, notwithstanding the exercise of the Co-Promote Option or the execution of the Co-Promotion Agreement, Sanofi shall at all times during the Term remain obligated to pay the applicable amounts specified under Article 6 of the Agreement with respect to each Product (whether or not such Product is co promoted by Regulus). The Co-Promotion Agreement shall include but not be limited to the following provisions:

a.

Recruitment. The Regulus Sales Force shall be recruited by Regulus at […***…]. At the request of Regulus, Sanofi will support the recruitment of the Regulus Sales Force. Regulus shall recruit the Regulus Sales Force with a profile to be consistent with that of Sanofi’s sales force and reasonably agreed to by Sanofi. The Regulus Sales Force shall have a number of representatives to be jointly determined by Sanofi and Regulus in good faith. The

***Confidential Treatment Requested

Parties agree that the Regulus Sales Force will operate throughout the U.S., but the specific territories and alignment throughout the U.S. allocated to the Regulus Sales Force shall be reasonably determined by Sanofi following good faith consultations with Regulus. For purposes of clarification, should Regulus exercise its Co-Promote Option with respect to a particular Product, as well as its Co-Promote Option with respect to one or more other Products, there will be only one Regulus sales force for all Products co-promoted by Sanofi and Regulus, assuming the target audience for all such products is the same and that the number of products is manageable by one sales force (2 to 3 products).

b.	Training. Sanofi shall provide the Regulus Sales Force with appropriate training with respect to promotion of the Product. In addition, at Regulus’ reasonable request, Sanofi shall provide general sales training to the Regulus Sales Force. Regulus […***…]. Sanofi […***…].

c.	Timing. Hiring of the Regulus Sales Force shall begin no later than […***…] months before the then-current estimated Product launch date in the U.S., and be completed no later than […***…] months before the then-current estimated Product launch date in the U.S., so that Sanofi may initiate training of the Regulus Sales Force in accordance with paragraph 3(b) above. Sanofi agrees to complete such training within two months following initiation of such training.

d.	Launch Meeting. The Regulus Sales Force will attend the same launch meeting as the Sanofi U.S. sales force for Product.

e.	Target Prescribers. The Target Prescribers of the Product shall be reasonably determined by Sanofi following good faith consultations with Regulus.

f.	Position of Details. Details to be delivered by Regulus for the Product shall be reasonably determined by Sanofi following good faith consultations with Regulus.

g.	Content of Details. The form and content of all information communicated in all Details or other communications to health care professionals by Regulus for the Product shall be those developed by Sanofi at its sole expense and in use by the corresponding Sanofi sales force in the U.S. Regulus will limit its claims of efficacy and safety for the Product to those which are consistent with Sanofi’s approved labeling for the applicable product and shall provide appropriate balance in all communications regarding such products. Regulus shall Detail the Product in strict adherence to all applicable legal, regulatory, professional and policy requirements, including, but not limited to, all applicable Sanofi policies that have been communicated to Regulus, as they exist at the time of the Detail.

***Confidential Treatment Requested

h.	Compensation. Commencing upon the completion of the training of the Regulus Sales Force on the Product, Sanofi shall […***…], provided that the Regulus Sales Force details only Product. If there is a product other than a Product also being detailed by the Regulus Sales Force, then Sanofi […***…] of the Regulus Sales Force’s cost. All […***…] pursuant to this paragraph shall […***…].

i.	Schedule of Payments. Within 30 days of the end of each Calendar Quarter, Regulus shall submit to Sanofi an invoice containing a schedule of Regulus Sales Force activities and expenses for review and approval. Sanofi shall make the required payments to Regulus within 30 days of receipt.

j.	Performance Criteria. The Parties shall agree on a minimum number of total Details to be conducted by Regulus each year for Product based on industry standard performance expectations of a similar specialty sales representative. Compensation to Regulus as provided above will be subject to adjustment if the minimum level of such Details is not achieved.

k.	Regulus Trademarks. All advertising and promotional material used by Regulus and Sanofi in connection with any co-promoted Product in the U.S. shall feature Regulus’ corporate trade name and logo if feasible under applicable U.S. regulations (collectively, the “Regulus Marks”). Such use shall be in accordance with a separate trademark license agreement, under which Regulus would grant to Sanofi a non exclusive, royalty-free license to use the Regulus Marks on Product advertising and promotional material. Regulus shall retain the ownership of the entire right, title and interest in and to the Regulus Marks, and all goodwill associated with or attached to the Regulus Marks arising out of the use thereof by Sanofi shall inure to the benefit of Regulus.

l.	Sampling and Promotional Materials. With respect to Product, the Regulus Sales Force shall be required to use only promotional materials provided to it by Sanofi. Sanofi shall provide samples and promotional material to Regulus Sales Force in a manner and quantity consistent with its provision of samples and promotional material to its own corresponding sales force.

m.	Maintenance and Audit of Records. Under the Co-Promotion Agreement, Regulus will be responsible for the maintenance of accurate records corresponding to the invoice of the expenses and activities of the Regulus Sales Force, including, without limitation, an accurate monthly record of the number of Details, by position. Sanofi shall have the right to review and audit all such records.

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n.	Coordination. The Regulus Sales Force shall work in a coordinated fashion with Sanofi’s sales force for the applicable Product.

o.	Joint Commercialization Committee. The Parties shall establish a joint commercialization committee (“JCC”) with an equal number of representatives of each party. The JCC shall meet in accordance with a schedule established by mutual agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Regulus and Sanofi facilities in the U.S. (or such other locations as may be determined by the JCC). Alternatively, the JCC may meet by means of teleconference, videoconference or other similar communications equipment. Each party shall bear its own expenses related to the attendance of such meetings by its representatives. The JCC shall be chaired by a representative of Sanofi. The JCC will review marketing plans and coordinate implementation of field activities. Sanofi’s representatives on the JCC shall disclose to Regulus’ representatives on the JCC such information as is reasonably necessary for Regulus’ representatives to participate in the proceedings of the JCC.

p.	Term and Termination. The term of the Co-Promotion Agreement shall continue until the last to expire Valid Claim covering the applicable Product in the U.S., or as long as Sanofi Details such Product in the U.S., whichever occurs later. The Co-Promotion Agreement shall be subject to termination:

i.	by Sanofi in the event of Regulus’ assignment of the Agreement to a Third Party pursuant to Section 13.1(a);

ii.	by Sanofi at any time, if Regulus fails to meet an average of […***…]% of the target level of Details for the Product over any […***…]-month period, or if Regulus fails to meet […***…]% of the target level of Details for the Product during a rolling […***…]-month period;

iii.	by either party upon 60 days’ prior written notice to the other party if the other party breaches any material provision of the Co-Promotion Agreement and has not cured such breach within the sixty (60)-day period following written notice of termination by the non-breaching party;

iv.	by either party immediately in the event of termination or expiration of the Agreement.

***Confidential Treatment Requested

APPENDIX 11

Profit-Sharing

This Appendix addresses the accounting policies and procedures to be followed in determining U.S. Profits with respect to any Product with respect to which (a) Regulus exercises its Co-Promote Option and (b) Regulus’ notice of exercise of such Co-Promote Option expressly states that Regulus elects to receive […***…]% of U.S. Profits in lieu of royalties under Section 6.9.1 of the Agreement (such Product, an “Elected Product”). Terms not defined in this Appendix will have the meanings set forth in the Agreement or in Appendix 1 thereto.

1.	Calculation of U.S. Profits. “U.S. Profit” for an Elected Product means: (i) U.S. Net Sales of such Elected Product, less (ii) Allowable Costs and Expenses in connection with the post-marketing development, commercial manufacturing, marketing or selling of such Elected Product in the U.S., plus or minus (iii) Net Interest Income, all as more fully described below. All calculations hereunder will be made using, and all defined and undefined terms will be construed in accordance with, International Financial Reporting Standards, consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in similar industries. Without limiting the foregoing, no cost item included in the calculation of U.S. Profits for a particular Elected Product will be included more than once in calculating U.S. Profits for such Elected Product.

U.S. Profits will be calculated on an Elected Product-by-Elected Product basis; provided, however, that no cost item included in the calculation of U.S. Profits for a particular Elected Product will be included in the calculation of U.S. Profits for any other Elected Product.

2.	Frequency of Reporting; Payments. The fiscal year for purposes of U.S. Profits calculations will be a Calendar Year or such portion thereof as will be applicable.

Reporting by Sanofi for revenues and expenses will be performed as follows:

Reporting Event	Frequency	Timing of Submission

Actuals	Quarterly	45 days following the end of each quarter

Adjustment	Annual	45 days following Sanofi’s fiscal year end

In addition, prior to the beginning of a financial period (i.e. a given year), Sanofi will provide Regulus a quarterly forecast estimate of US Profits based upon projected Net Sales and budgeted Allowable Costs and Expenses and Sanofi will cause appropriate personnel to be available for a preliminary results conference call with Regulus finance within 30-days of quarter-end to discuss results and draft estimates.

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Sanofi will be responsible for the preparation of reports and calculation of U.S. Profits. Sanofi will provide to Regulus, by the submission dates shown above, a statement showing the results for the preceding Calendar Quarter and Calendar Year-to-date, comparing Calendar Quarter and Calendar Year-to-date results to revenue forecasts and expense budgets, calculating the U.S. Profits as provided in paragraph 1 above, and determining the cash payments to be made by Sanofi to Regulus; provided, however, that until such time as U.S. Profits are greater than $[…***…], Sanofi shall not be obligated to make any payment to Regulus pursuant to this Appendix 11; and provided, further, that in no event shall Regulus be obligated to make any payment to Sanofi pursuant to this Appendix 11.

For any Calendar Quarter in which U.S. Profits are greater than $[…***…], Sanofi shall pay to Regulus […***…]% of U.S. Profits no later than 30 days after the date of Regulus’ invoice for such amount, which invoice shall be issued after receipt of Sanofi’s report for such Calendar Quarter under this paragraph 2.

To the extent any year-end adjustments are determined in good faith by Sanofi to be appropriate, an appropriate adjustment to U.S. Profits for the applicable year will be made. In the case of an upward adjustment, Sanofi will make an appropriate payment to Regulus within 30 days following receipt of Regulus’ invoice for such payment, which invoice shall be issued after receipt of the report describing such upward adjustment, and in the case of a downward adjustment, Sanofi will be entitled to an appropriate credit to be applied against future payments to Regulus of U.S. Profits with respect to the applicable Elected Product; provided, however, that in the event of a dispute between the parties with respect to whether any such adjustment or any other adjustment requested by Regulus is appropriate, such dispute will be referred to the Senior Representatives of the Parties for resolution pursuant to Section 13.4 of the Agreement. Any such adjustment payment with respect to an upward adjustment will: (a) be without interest if such amount is less than […***…]% of U.S. Profits for such year; and (b) bear interest at the rate set forth in Section 6.21 of the Agreement if such amount is greater than or equal to […***…]% of U.S. Profits for such year. Any such adjustment credit with respect to a downward adjustment will be without interest.

3.	Definitions. As used herein, the term “operating unit” will mean the standard operating unit in which a profit and loss statement is prepared for management accounting purposes in the party’s normal accounting procedures, consistently applied within and across its operating units. In addition, as a supplement to the definitions provided in the Agreement and in Appendix 1 thereto, the following terms shall have the meanings set forth below:

a.	“Allowable Costs and Expenses” means those costs and expenses incurred by the parties or for their account after the applicable Product becomes an Elected Product that are specifically attributable or related to the post-marketing development, commercial manufacturing, marketing or selling of an Elected Product in the U.S., and consisting of: (i) Cost of Goods Sold, (ii) Post-Marketing Development Expenses, (iii) Sales and Marketing Expenses and (iv) General and Administrative Expenses.

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b.	“Cost of Goods Sold” means the actual fully-burdened cost of Elected Products shipped in final form for commercial distribution in the U.S. As used herein, the cost of Elected Products means (i) in the case of products and services acquired from Third Parties, payments made to such Third Parties, (ii) in the case of manufacturing and supply services performed by Sanofi or its Affiliate, the actual unit costs of manufacture in bulk form or final manufacturing, as the case may be, plus the variances and other costs specifically provided for herein, and (iii) production costs associated with specific packaging and labeling requirements. Actual unit costs shall consist of direct material and direct labor costs, plus manufacturing overhead reasonably allocable to manufacturing and supply services, of Sanofi or its Affiliate, in each case in accordance with reasonable cost accounting methods, consistently applied. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon and customs duty and charges levied by governmental authorities in the U.S., and all costs of packaging components. Direct labor shall include the cost of employees engaged in direct manufacturing or supply activities and direct or indirect quality control and quality assurance activities who are directly employed in manufacturing and packaging of Elected Products for commercial distribution in the U.S. Manufacturing overhead allocable to manufacturing and supply services may include indirect labor, facilities’ start-up costs, unsuccessful or low yielding production runs, excess or idle capacity, the costs of audits, insurance, and manufacturing and supply administrative and facilities costs, including allocable depreciation and repairs and maintenance of existing capital assets. Such allocations shall be in accordance with reasonable cost accounting methods, consistently applied, of the party performing the work. Costs of Goods Sold will also include manufacturing variances and other attributable costs not in standard (but excluding capacity not incorporated into standard manufacturing unit costs) such as, but not limited to, material price variances, labor hour variances, material usage variances, excess and obsolescence, inventory reserves and batches that do not conform to specification. Cost of Goods Sold shall exclude Third Party royalty expenses (which are handled separately in Article 6 of the Agreement).

c.	“Post-Marketing Development Expenses” means the expenses incurred by a party or for its account that are attributable to the development of an Elected Product for the U.S. after First Commercial Sale of such Elected Product in the U.S., calculated on a fully burdened basis. Without limiting the generality of the foregoing, “Post-Marketing Development Expenses” will mean amounts paid by a party to Third Parties and internal costs (calculated on a full-time equivalent basis) incurred by a party, in each case, in support of or for extension of the applicable Elected Product in the U.S. after the First Commercial Sale in the U.S.: Phase 4 Trials; ongoing product development (e.g., new formulations and routes of administration); ongoing product support; ongoing medical affairs; and fees and expenses of outside consultants and counsel in respect of regulatory affairs.

d.	“Sales and Marketing Expenses” means the costs which are incurred by a party or for its account attributable to the distribution, sale, promotion and marketing of an Elected Product in the U.S., calculated on a fully burdened basis. Sales and Marketing Expenses will mean the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, Education Expenses and Freight and Transportation–Out, each of which is specified below. The costs of activities which promote a party’s business as a whole without being product specific (such as corporate image advertising) are specifically excluded from Sales and Marketing Expenses. To the extent multiple products are involved and some of such products are not an Elected Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

i.	“Advertising” will include, but not be limited to, all media costs associated with Elected Product advertising in the U.S. as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

ii.	“Consumer Promotion” will include, but not be limited to, the expenses associated with programs to promote an Elected Product in the U.S. directly to the prescriber or end user. This category will include, but not be limited to, expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not the applicable Elected Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

iii.	“Education” will include, but not be limited to, expenses associated with professional education with respect to an Elected Product in the U.S. through any means not covered above, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

iv.	“Freight and Transportation–Out” will include (to the extent not already recovered in the calculation of Net Sales), but not limited to, the portion of distribution costs relating to moving Elected Product goods in the U.S. from a warehouse to the customer as follows: outbound transportation costs; costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; the costs of the traffic department where there is a separate department that has responsibility for administration of freight costs.

v.	“Market and Consumer Research” will include, but not be limited to, compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Elected Products in the U.S., such as market share services (e.g., IMS data), special research testing and focus groups.

vi.	“Marketing Management” will include, but not be limited to, product management and sales promotion management compensation and departmental expenses. This will include, but not be limited to, costs associated with developing overall sales and marketing strategies (e.g., product line or customer segment), as well as planning and programs for Elected Products in the U.S. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement in the U.S. will be included in this category.

vii.	“Selling Expenses” will include, but not be limited to, the following costs directly associated with the efforts of field sales representatives with respect to Elected Products in the U.S.: field sales force; field sales offices; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated on a weighted average basis based on the proportionate time and effort given to the detailing of Elected Products versus product other than an Elected Product at an accounting charge rate consistently applied within and across a party’s or a Third Party’s operating units and which is no less favorable than the internal charge rate used by such party or such Third Party for its own internal cost accounting purposes for products other than the Elected Product (excluding internal profit margins and markups). Without limiting the foregoing, “Selling Expenses” shall include all compensation paid by Sanofi to Regulus in accordance with paragraph 3h. of Appendix 10.

viii.	“Trade Promotion” will include, but not be limited to, the allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Elected Products in the U.S. This will include, but not be limited to, purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples.

e.

“General and Administrative Expenses means a party’s customary allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of the costs of the following corporate general and administrative functions of such party or any of its operating units incurred to support or facilitate the post-marketing development, commercial manufacturing, marketing or selling of Elected Products in the U.S.: finance and accounting; purchasing and receiving; management information systems; facilities; human resources; executive management; and legal, patent and trademark. Such costs include, but not limited to, the costs of employees performing such functions, the direct costs of supporting such individuals in the performance of their jobs (e.g., travel, floor space, computers and other supplies and telephones) and the actual cost of outside services (e.g., consulting and audit services). General and administrative expenses of a party or operating unit that are incurred in the development, manufacturing, marketing or selling of an Elected Product outside the U.S. will be excluded from General and Administrative Expenses. In view of the manner in which General and Administrative Expenses are calculated, administration expenses will be excluded from the definition of each of the other cost items that make up Allowable Costs and Expenses.

Notwithstanding the foregoing or any other provision of this Agreement, total General and Administrative Expenses for an Elected Product in the U.S. shall not exceed […***…]% of U.S. Net Sales of such Elected Product in any quarter.

f.	“Net Interest Income” means interest income less interest expense and adjusted for realized gains and losses from the sale of investments.

g.	“U.S. Profits” will have the meaning ascribed to it in paragraph 1 above.

4.	Foreign Exchange. The functional currency for accounting for U.S. Profits will be U.S. Dollars. The statement of U.S. Profits will be translated into U.S. Dollars using, for each currency, the methodology specified in Section 6.17 of the Agreement.

5.	Audits. Regulus will have the right to request that an independent public accounting firm perform an audit of Sanofi’s books of accounts for the purpose of verifying compliance with this Appendix in accordance with Sections 6.18.1 and 6.18.4, mutatis mutandis. Such audits will be conducted at the expense of Regulus; provided, however, that if the audit results in an upward adjustment exceeding […***…]% of U.S. Profits for such year the reasonable cost of the audit will be borne by Sanofi. Any disputes with regard to the foregoing will be resolved in accordance with Section 13.4 of the Agreement. Audit results will be shared with both parties.

***Confidential Treatment Requested

APPENDIX 12

Regulus Second Restatement Press Release

DRAFT

Regulus Renews Strategic Alliance with Sanofi to Focus on Orphan Disease and Oncology Targets and Receives Additional $10 Million Equity Investment

-Regulus to Develop microRNA-21 for Alport Syndrome,

a Life-Threatening Orphan Kidney Disease, and microRNA-21 in Oncology, to Human Proof-of-Concept-

-Sanofi Obtains Exclusive Option to Regulus’ Program Targeting microRNA-221/microRNA-222-

Regulus Milestones Remain with Upside in Potential Royalties

LA JOLLA, Calif., February 5, 2014 –Regulus Therapeutics Inc. (NASDAQ:RGLS) announced today that it has renewed its strategic alliance with Sanofi to discover, develop, and commercialize microRNA therapeutics to focus on specific orphan disease and oncology targets. Regulus will lead development of its fibrosis program targeting microRNA-21 (“miR-21”) for the treatment of Alport Syndrome, an orphan, life-threatening genetic kidney disease with no approved therapy, and for its microRNA-21 (“miR-21”) program in oncology. Sanofi has retained its interest in these microRNA-21 programs and has gained rights to Regulus’ preclinical program targeting microRNA-221/microRNA-222 (“miR-221/222”). Regulus is responsible for advancing the clinical candidates in these programs to proof-of-concept. Sanofi shall have the exclusive option, exercisable after proof-of-concept, to take over further development and commercialization of each microRNA therapeutic program. At this stage, Regulus will have the option to co-promote any microRNA therapeutic product in the United States.

“The renewal of our strategic relationship with Sanofi further underscores the commitment of both companies to realize the tremendous promise of RNA therapeutics and the possibility to transform the field of drug discovery by targeting microRNAs,” said Kleanthis G. Xanthopoulos, Ph.D., President and CEO of Regulus. “We believe that Regulus’ microRNA therapeutic platform, coupled with our focus on orphan diseases and oncology indications, combine perfectly with Sanofi’s resources and their proven capabilities as a global-healthcare leader to bring innovative medicines to patients in need. We look forward to advancing our programs together and building a meaningful clinical portfolio.”

The refocused relationship allows Sanofi and Regulus to continue to collaborate on several meaningful microRNA therapeutic programs, with a greater focus on orphan diseases and oncology. Under the original agreement from 2010, Sanofi had rights on up to four microRNA targets, which included Regulus’ lead fibrosis program targeting miR-21. In 2012, the companies expanded the alliance to collaborate on an oncology program targeting miR-21. In 2013, the companies entered into an option letter agreement to allow for negotiation of the extended strategic alliance announced today. Sanofi retained its interest in developing microRNA-21 therapeutics for fibrosis and oncology indications and now has opt-in rights to Regulus’ miR-21 and miR-221/222 program. If Sanofi chooses to exercise its option on any of these programs, Sanofi will reimburse Regulus for a significant portion of its preclinical and clinical development costs. Regulus continues to be eligible to receive royalties on microRNA therapeutic products commercialized by Sanofi.

Additionally, Sanofi has increased its ownership stake in Regulus through an additional $10 million common stock investment at $7.67 per share, which represents the volume-weighted average share price over the last 30 trading days.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus is uniquely positioned to leverage a mature therapeutic platform that harnesses the oligonucleotide drug discovery and development expertise of Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., which founded the company. Regulus has a well-balanced microRNA therapeutic pipeline entering clinical development, an emerging microRNA biomarkers platform to support its therapeutic programs, and a rich intellectual property estate to retain its leadership in the microRNA field. Regulus intends to focus its proprietary efforts on developing microRNA therapeutics for oncology indications and orphan diseases and is currently advancing several programs toward clinical development in oncology, fibrosis and metabolic diseases. Regulus is also developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122, for the treatment of chronic hepatitis C virus infection. Regulus’ commitment to innovation and its leadership in the microRNA field have enabled the formation of strategic alliances with AstraZeneca, GlaxoSmithKline and Sanofi. In addition, the Company has established Regulus microMarkers™, a research and development division focused on identifying microRNAs as biomarkers of human disease, which is designed to support its therapeutic pipeline, collaborators and strategic partners.

For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Regulus’ expectations regarding future therapeutic and commercial potential of Regulus’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ programs are described in additional detail in Regulus’ SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Amy Conrad

Director, Investor Relations and Corporate Communications

aconrad@regulusrx.com

858-202-6321

Media:

Liz Bryan

Spectrum Science

lbryan@spectrumscience.com

202-955-6222 x2526